HONDO OIL & GAS COMPANY
                10375 Richmond Avenue, Suite 900
                      Houston, Texas 77042
                         (713) 954-4600



            NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                 TO BE HELD ON DECEMBER 23, 1998


To the Stockholders of Hondo Oil & Gas Company:

     A Special Meeting of Stockholders (the "Special Meeting") of Hondo Oil & Gas Company, a Delaware corporation (the "Company"), will be held on December 23, 1998 at 10:00 a.m., New York Time, at the offices of Parker Chapin Flattau & Klimpl, 18th Floor, 1211 Avenue of the Americas, New York, New York 10036, for the following purposes.

     1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated October 12, 1998 (the "Merger Agreement"), by and among the Company, HOGC Acquisition
Corporation (the "Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of Lonrho Plc (the "Parent"), and the Parent, and to approve the related proposed merger (the "Merger") of the Purchaser with and into the Company. As a result of the Merger, the Company will become a wholly owned subsidiary of the Parent and each issued and outstanding share of Common Stock, par value $1.00 per share (the "Shares"), of the Company (other than Shares owned by the Parent or any subsidiary of the Parent, Shares held in treasury by the Company and Shares held by stockholders who perfect appraisal rights under Delaware law) will be converted into the right to receive $0.05 per Share net in cash, without interest thereon. The Merger and the Merger Agreement are more fully described in the attached Proxy
Statement which forms a part of this Notice.

     2. To transact such other business as may properly come before the Special Meeting.

     On October 9, 1998, a Special Committee of the Board of Directors of the Company, consisting solely of Directors not affiliated with Parent, and the entire Board of Directors of the Company, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the unaffiliated stockholders of the Company, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

     The meeting may be postponed or adjourned from time to time.
Only stockholders of record at the close of business on November 18, 1998 will be entitled to notice of or to vote at the Special Meeting or any adjournment or postponement of that meeting.

     Enclosed is a Proxy Statement describing the matters to be voted upon at the Special Meeting. Please read it carefully and then sign, complete and return your Proxy as promptly as possible. If you receive more than one Proxy because your shares are registered in different names or addresses, each Proxy should be signed and returned to assure that all your shares will be voted.

                              By Order of the Board of Directors,
                              John J. Hoey
                              President and Chief Executive
                              Officer

November __, 1998


WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE
COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
PROMPTLY.

                     HONDO OIL & GAS COMPANY
                      10375 Richmond Avenue
                 Houston, Texas 77042, Suite 900
                         (713) 954-4600

                         PROXY STATEMENT

                 Special Meeting of Stockholders
                  to be Held December 23, 1998


     This Proxy Statement is being furnished by the Board of Directors (hereinafter the "Board" or "Board of Directors") of
Hondo Oil & Gas Company, a Delaware corporation (the "Company"), to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of the Company in connection with the proposed merger (the "Merger") of HOGC Acquisition Corporation (the "Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of Lonrho Plc (the "Parent"), with and into the Company pursuant to an Agreement and Plan of Merger, dated October 12, 1998 (the "Merger Agreement"), by and among the Company, the Purchaser and the Parent, a copy of which is attached hereto as Annex A. As a result of the Merger, the Company will become a wholly owned subsidiary of the Parent and each issued and outstanding Share (other than Shares owned by the Parent or any subsidiary of the Parent, Shares held in treasury by the Company and Shares held by stockholders who perfect appraisal rights under Delaware law) will be converted into the right to receive $0.05 per Share net in cash, without interest thereon (the "Merger Consideration").

     This Proxy Statement accompanies a Notice of Special Meeting of Stockholders (the "Special Meeting") of the Company to be held on December 23, 1998, at which time the Company's stockholders will be asked to consider and vote upon a proposal to approve the Merger and adopt the Merger Agreement and such other business as may properly come before the Special Meeting.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE
ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS
DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     Votes cast by proxy or in person at the Special Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote, for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter.

     The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Therefore, like abstentions, they will have no impact on the outcome of the vote on the proposal to approve the Merger and adopt the Merger Agreement.

     This Proxy Statement is dated November __, 1998 and is first being mailed to stockholders on or about November __, 1998.

                     TABLE OF CONTENTS

                                                              Page

SUMMARY                                                        1
The Companies                                                  1
General                                                        1
Special Meeting of Stockholders; Required Vote                 1
Payment for Shares                                             2
The Merger                                                     2
Selected Financial Information of the Company                  4
Market Prices and Dividends                                    6
SPECIAL FACTORS                                                6
Background of the Merger; Recommendations of the Special
     Committee and Board of Directors                          6
Opinion of Financial Advisor                                  13
Plans of Parent for the Company                               16
Certain Effects of the Merger                                 17
SPECIAL MEETING OF STOCKHOLDERS; REQUIRED VOTE                17
PAYMENT FOR SHARES                                            18
General                                                       18
Letter Of Transmittal                                         18
Valid Surrender of Shares                                     19
Book-Entry Transfer                                           19
Signature Guarantees                                          19
Backup Federal Income Tax Withholding                         19
APPRAISAL RIGHTS                                              20
FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER                 21
CERTAIN RELATIONSHIPS AND RELATED MATTERS                     23
CONTROLLING PERSONS, DIRECTORS AND EXECUTIVE OFFICERS OF THE
     COMPANY, PARENT AND PURCHASER                            25
THE MERGER AGREEMENT                                          26
SOURCES OF FUNDS                                              29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
     MANAGEMENT                                               29
AVAILABLE INFORMATION                                         31
FINANCIAL STATEMENTS AND INFORMATION INCORPORATED BY
     REFERENCE                                                31

                            SUMMARY

          The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained, or incorporated by reference, in this Proxy Statement and the annexes hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement.

          STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THIS
PROXY STATEMENT AND THE ANNEXES HERETO IN THEIR ENTIRETY.

The Companies

          The Company. Hondo Oil & Gas Company is an independent oil and gas company that, until recently, was focused on international oil and gas development in Colombia, South America. The principal executive offices of the Company are located at 10375 Richmond Avenue, Suite 900, Houston, Texas 77042 and its telephone number is (713) 954-4600.

          The Purchaser. HOGC Acquisition Corporation is an indirect newly incorporated Delaware corporation and a wholly owned subsidiary of the Parent. To date, the Purchaser has not conducted any business other than in connection with the Merger. The principal executive offices of the Purchaser are located at 1211 Avenue of the Americas, 18th Floor, New York, New York 10036 and its telephone number is (212) 704-6000.

          The Parent. Lonhro Plc is a public company formed under the laws of England. Lonhro Plc and its subsidiaries are engaged principally in mining, but also other activities, such as ownership and management of property and hotels. The principal executive offices of the Parent are located at Four Grosvenor Place, London SWIX 7DL, England and its telephone number is 44-171-201-6000.

General

          This Proxy Statement is being delivered in connection with the proposed Merger of the Purchaser with and into the Company pursuant to the Merger Agreement. As a result of the Merger, the Company will become a wholly owned subsidiary of the Parent, each issued and outstanding Share (other than Shares owned by the Parent or any subsidiary of the Parent, Shares held in treasury by the Company and Shares held by stockholders who perfect appraisal rights under Delaware law) will be converted into the right to receive the Merger Consideration (i.e., $0.05 net in cash), and the equity interest of all pre-Merger stockholders in the Company will be terminated. See "THE MERGER AGREEMENT - The Merger."

Special Meeting of Stockholders; Required Vote

          A Special Meeting of Stockholders will be held on December 23, 1998, at 10:00 a.m., New York Time, at the offices of Parker Chapin Flattau & Klimpl, 18th Floor, 1211 Avenue of the Americas, New York, New York. At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve the Merger and adopt the Merger Agreement and such other proposals as may properly come before the Special Meeting.

          Under Delaware law, the affirmative vote of a majority of the issued and outstanding Shares is required to approve the Merger and adopt the Merger Agreement at the Special Meeting. Only holders of record of Shares at the close of business on November 18, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At such date there were 13,798,424 Shares outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting.

          On the Record Date, Parent and its subsidiaries owned of record 9,434,596 Shares, constituting approximately 68.4% of the outstanding Shares. Pursuant to the terms of the Merger Agreement, on the proposal to approve the Merger and adopt the Merger Agreement, Parent is obligated to vote, or cause to be voted, all such Shares in the manner voted by the majority of the other stockholders of the Company voting at the Special Meeting. Directors and officers of the Company individually owned in the aggregate 30,768 Shares (or 0.2% of the outstanding Shares) on the Record Date and have stated they will vote FOR the approval of the Merger and the adoption of the Merger Agreement. Adoption of the proposal to approve the Merger and adopt the Merger Agreement is not conditioned upon the approval of a majority of the non-affiliated stockholders.

Payment for Shares

          Upon consummation of the Merger, the Purchaser will make available to Chase Mellon Shareholder Services LLC, as paying agent (the "Paying Agent") for the holders of record of Shares, as needed, the amount of cash to be paid in respect of the Shares converted into the right to receive the Merger Consideration pursuant to the Merger. Holders of record should use the Letter of Transmittal to be provided under separate cover after the consummation of the Merger to effect the surrender of certificates evidencing Shares in exchange for the Merger Consideration. All certificates so surrendered will be cancelled. Upon consummation of the Merger and surrender of a certificate evidencing Shares, together with a duly executed Letter of Transmittal, the holder thereof will receive in exchange for each Share surrendered the Merger Consideration.
Any cash held by the Paying Agent that remains unclaimed by stockholders for six months after the effective time of the Merger will be returned to the Company, as the Surviving Corporation in the Merger, upon demand and thereafter stockholders may look, subject to applicable abandoned property, escheat and other similar laws, only to the Company for payment thereof.

          A Letter of Transmittal will be sent to all stockholders of the Company under separate cover after the consummation of the Merger. The Letter of Transmittal will advise each stockholder of the procedures for surrendering to the Paying Agent certificates evidencing Shares in exchange for the Merger Consideration. See "PAYMENT FOR SHARES."

     STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES
WITH THEIR PROXY CARD.

The Merger

          Background of the Merger. For a description of the events leading up to the approval of the Merger Agreement by the Special Committee of the Board of Directors consisting solely of directors not affiliated with Parent (the "Special Committee") and the entire Board of Directors of the Company, see "SPECIAL FACTORS - Background of the Merger; Recommendations of the Special Committee and Board of Directors."

          Approval of the Special Committee and Board of Directors of the Company. The Special Committee and the Board of Directors of the Company as a whole, on October 9, 1998, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to the unaffiliated stockholders of the Company, approved the Merger Agreement and recommended that the Company's stockholders approve the Merger and adopt the Merger Agreement. See "SPECIAL FACTORS - Background of the Merger; Recommendations of the Special Committee and Board of Directors."

     The Special Committee believes that, in view of the Company's financial situation, including the uneconomic nature of the Company's interest in the Opon Association Contract (the
"Opon Contract"), the Company's major asset, and the significant debt owed to Parent and its affiliates, the Company is no longer viable as a separate entity. Accordingly, the Special Committee believes the Merger offers the only means for the unaffiliated stockholders of the Company to receive any value for their Shares.

     Opinion of Financial Advisor. On October 9, 1998, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") delivered to the Special Committee its opinion to the effect that, as of such date, the Merger Consideration to be received by the stockholders of the Company (other than Parent and its subsidiaries) is fair to such stockholders from a financial point of view. The full text of the opinion of Houlihan Lokey, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex
B. Stockholders are urged to read the opinion of Houlihan Lokey carefully and in its entirety. See "SPECIAL FACTORS - Opinion of Financial Advisor."

     Interests of Certain Persons in the Merger. If the Merger is consummated, Parent and the Surviving Corporation will jointly and severally indemnify, defend and hold harmless the present and former directors and officers of the Company to the fullest extent that the Company would have been permitted to indemnify such persons under applicable law and the Certificate of Incorporation and Bylaws of the Company and any other agreements in effect. Parent has also agreed to provide directors' and officers' insurance for the present and former directors and officers of the Company after consummation of the Merger. See "THE MERGER AGREEMENT - Directors' and Officers' Indemnification and Insurance."

     Purpose of the Merger. The purpose of the Merger is to enable the Parent, through the Purchaser, to acquire the remaining equity interest in the Company not currently owned by the Parent.

     Plans of Parent for the Company. If the Merger is consummated, Parent intends to continue to attempt to resolve the Company's outstanding liabilities at minimum cost and expense. Parent has no present plans to conduct operations or to make any material additional investments in the Company. However, if an opportunity arises to utilize the existing net operating losses of the Company, Parent would consider the opportunity, although Parent has no current plans, understandings or agreements to use the net operating losses. At September 30, 1997, the net operating losses of the Company were approximately $138.9 million. If the Merger is not approved by the stockholders, Parent does not intend to invest or lend any additional funds to the Company. The Company would then be required to obtain funds from other sources to continue as a business. The Company believes it is unlikely that any other financing could be obtained and, therefore, the Company may need to seek protection from its creditors under the applicable bankruptcy laws if the Merger is not consummated. See "SPECIAL FACTORS - Plans of Parent for the Company."

     Conditions to the Merger. The Merger is subject to the satisfaction of certain conditions, including that stockholders holding no more than 100,000 shares demand appraisal rights with respect to their Shares. See "THE MERGER AGREEMENT - Conditions to the Merger." Assuming the satisfaction of such conditions, it is expected that the Merger will be consummated on December 23, 1998, or as promptly as practicable thereafter.

     Certain Effects of the Merger. Following the consummation of the Merger, Parent will own 100% of the Company's outstanding capital stock and the holders of Shares immediately prior to the Merger, other than Parent, will cease to have ownership interests in the Company or rights as stockholders of the Company (other than statutory appraisal rights, in the case of those stockholders who perfect such rights under the Delaware General Corporation Law. See "APPRAISAL RIGHTS.") The sole right of holders of Shares immediately prior to the Merger will be to receive the Merger Consideration. As a result of the Merger, the Shares will no longer be quoted on the Nasdaq "OTC Bulletin Board" and the Company will no longer file periodic reports with the Securities and Exchange Commission (the "Commission"). See "SPECIAL FACTORS - Certain Effects of the Merger."

     Accounting Treatment. The Merger will be accounted for by Parent under the purchase method of accounting in accordance with generally accepted accounting principles.

     Appraisal Rights. Stockholders of the Company are entitled to appraisal rights under Section 262 of the Delaware General
Corporation Law as to Shares owned by them in connection with the Merger. See "APPRAISAL RIGHTS."

     Regulatory Matters. The Company is not aware of any federal, state or foreign regulatory requirements that are required in order to consummate the Merger.

     Certain Federal Income Tax Consequences of the Merger. The receipt of cash pursuant to the Merger Agreement or the exercise of appraisal rights will be a taxable transaction to stockholders for federal income tax purposes. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER." Stockholders are urged to consult their own tax advisors as to the particular tax consequences of the Merger to them, including the applicability and the effect of federal, state, local, foreign and other tax laws.

Selected Financial Information of the Company

     The selected financial information of the Company set forth below has been derived from the audited financial statements of the Company for the five fiscal years ended September 30, 1997 and from the unaudited financial statements of the Company for the nine months ended June 30, 1998. Such information should be read in conjunction with the financial statements and other financial information of the Company included elsewhere herein or incorporated by reference.




                                     Nine Months
                                    Ended June 30,                                Fiscal Year Ended September 30,
                                 1998(a)      1997          1997(b)          1996(b)    1995(b)         1994(b)        1993
                                                                              (In thousands, except per share data)


OPERATING DATA
Revenue                          $  3,069     $      23     $     29       $    112      $     46        $    728      $    980
Gain (loss) on sales of assets          -             -            -             (6)            -          (1,240)           (8)
Operating costs and expenses       12,970         3,534        4,367          6,293         1,943           2,880         5,910
Depreciation, depletion and
    amortization                    1,072           172          230            156           266             220           365
Interest expense                    8,395         4,480        6,222          5,009         4,680           4,605         3,411
Provision for income tax                -            (2)          (2)             5           113            (199)          (46)
                                 ------------   ----------   -----------   -----------   ------------   ------------   ---------
Loss from continuing operations   (19,368)       (8,161)     (10,788)       (11,357)       (6,956)         (8,018)       (8,668)
Loss from discontinued
    operations                          -             -       (1,600)(c)     (1,300)(d)    (4,950)(c)     (3,038)(c)    (15,176)(e)
Extraordinary items               (36,428)(f)         -            -              -             -              -              -
                                 ------------   ----------   -----------   -----------   ------------   ------------   ---------
Net loss                         $(55,796)      $(8,161)     $(12,388)     $(12,657)     $(11,906)      $(11,056)      $(23,844)
                                 ============   ==========   ===========   ===========   ============   ============   =========

Earnings (loss) per share
   Continuing operations         $  (1.41)      $ (0.59)     $(0.78)       $(0.83)       $(0.53)        $(0.62)          $(0.67)
   Discontinued operations              -             -       (0.12)        (0.10)        (0.37)         (0.23)           (1.16)
   Extraordinary items              (2.64)            -           -             -             -              -                -
                                 ------------   ----------   -----------   -----------   ------------   ------------   ---------
                                 $  (4.05)      $ (0.59)     $(0.90)       $(0.93)       $(0.90)        $(0.85)          $(1.83)
                                 ============   ==========   ===========   ===========   ============   ============   =========

Weighted average common shares
   outstanding                      13,795       13,780       13,781        13,673        13,171            13,009       13,007
                                 ============   ==========   ===========   ===========   ============   ============   =========

                                   At June 30,                                       At September 30,
                                      1998                   1997(b)       1996(b)       1995(b)        1994(b)        1993(b)
                                 (In thousands)

OTHER FINANCIAL DATA
Working capital (deficit)        $(151,303)(f)                $(5,834)     $(5,109)      $(1,077)       $2,413           $1,729
Properties, net                        $20(f)                 $40,612      $21,248       $12,777        $10,855         $15,910
Net assets of discontinued
operations                          $2,344                     $2,137(b)    $2,202(c)     $2,978(b)     $6,851(b)        $7,750(d)
Total assets                        $6,111                    $44,930      $24,540       $18,398          $24,908       $30,142
Total debt                        $114,578                   $102,903      $83,334       $82,213          $81,888       $78,828
Shareholders' deficit            $(148,897)                  $(93,173)     $(80,891)     $(73,364)       $(66,681)      $(55,815)
Net tangible book value
   per share                       $(10.79)                    $(6.76)       $(5.91)       $(5.57)         $(5.13)        $(4.29)






(a) The Company's Colombian properties began operations in December 1997. Dry hole costs of $8,576,000 from the failed Opon 14 well were recorded in the quarter ended June 30, 1998.

(b) Under the terms of a Farmout Agreement between the Company and Amoco Colombia Petroleum Company relating to the Opon Contract, Amoco Colombia Petroleum Company paid for most costs incurred (both capitalized and expensed) in Colombia in 1995 and 1994. The Company became responsible for its share of costs in Colombia in 1996.

(c) The Company recorded valuation provisions against the carrying value of its discontinued real estate operations and accrued for a contingent liability arising from its discontinued refining and marketing operations in 1997, 1995 and 1994.

(d) The Company recorded valuation provisions against the carrying value of its discontinued real estate operations in 1996.

(e) The Company completed the sale of substantially all of its discontinued refining and marketing segment and recorded valuation provisions against the carrying value of its discontinued real estate segment in 1993.

(f) In June 1998, the Company wrote off its investment in Colombia, recorded $3,554,000 from forgiveness of debt, and reclassified all of its long-term debt as current liabilities, all due to insufficient oil and gas reserves in Colombia.

Market Prices and Dividends

     The Shares were traded on the American Stock Exchange until May 15, 1998 (trading was suspended during the period May 15, 1998 to July 2, 1998) and have been quoted on the Nasdaq "OTC Bulletin Board" from July 2, 1998. The following table sets forth the high and low closing sales prices per Share until May 15, 1998 and the high and low bid price for periods from July 2, 1998.

                                        High               Low

Year Ended September 30, 1997
  First Quarter                        $15.00             $10.75
  Second Quarter                        14.00              10.50
  Third Quarter                         10.75               6.44
  Fourth Quarter                         7.25               5.88
Year Ended September 30, 1998
  First Quarter                        $ 9.75             $ 6.13
  Second Quarter                         8.13               1.50
  Third Quarter                          2.25               0.63
  Fourth Quarter                         0.13               0.04

     On October 9, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported trade for the Shares was $0.036 per Share. On November __, 1998, the latest practicable trading day prior to the commencement of mailing of this Proxy Statement, the last reported trade for the Shares was $____ per Share.

     The number of stockholders of record at the Record Date was 709.

     The Company has not paid a dividend on the Shares in the two most recent fiscal years, nor has it ever done so. The Company's loan agreement with London Australian and General Property Company Limited, a subsidiary of Parent ("LAGP"), restricts the payment of dividends to 35% of the Company's Consolidated Net Adjusted Income (as defined in the loan agreement) plus $2.0 million. Since the Company has incurred net losses during this fiscal year and prior years, the payment of dividends is prohibited.

                         SPECIAL FACTORS

     Stockholders should consider carefully the following matters in deciding how to vote on the proposal to approve the Merger and adopt the Merger Agreement.

Background of the Merger; Recommendations of the Special
Committee and Board of Directors

     Prior to 1989, the Company was involved in domestic oil and gas operations and owned a refinery, an asphalt paving materials company, a packaged concrete manufacturing company and other assets. In late 1989 and 1990, the Company suspended operations and closed its refinery. Also in 1990, the Company sold its asphalt paving materials company and its packaged concrete company. In 1992, the Company completed a sale of substantially all of its domestic oil and gas assets. The Company then focused on international oil and gas exploration and development.

     Since 1992, the Company's principal asset has been its interest in the Opon Contract, an exploration concession for an area in the Middle Magdalena Valley of Colombia, South America. Significant reserves of natural gas and condensate were believed to exist in the Opon Contract area as a result of two discovery wells drilled during 1994 and 1995. In accordance with the terms of the Opon Contract, in May 1996 Empresa Colombiana de Petroleos ("Ecopetrol") declared a portion of the area commercial. A pipeline and related wellsite facilities to deliver natural gas and condensate to a market were completed, and production began in December 1997. Deliveries of natural gas to a power plant located at the Opon Contract area also began in December 1997, but were suspended at the end of March 1998 due to unanticipated drops in pressure and corresponding production from the Opon No. 3 and No. 4 wells. During 1997, the Opon No. 6 well encountered mechanical problems during completion operations and was temporarily suspended to evaluate information and develop plans for further operations on the well. The associate parties deferred commencing production of the Opon No. 6 well until they completed a review and analysis of the reservoir and reserves. Drilling of the Opon No. 14 well began in October 1997 and has been completed and tested. The Opon No. 14 well did not produce any hydrocarbons and has been suspended.

     Hondo Magdalena Oil & Gas Limited ("Hondo Magdalena"), a wholly-owned subsidiary, became involved in the Opon Contract through a farmout agreement with Opon Development Company ("ODC") in 1991. In August 1993, Hondo Magdalena and ODC entered into a Farmout Agreement under which Amoco Colombia Petroleum Company ("Amoco Colombia") earned a 60% participating interest in the Opon Contract. To earn the interest, Amoco Colombia paid $3.0 million in cash in 1993 and paid all of the costs related to drilling the Opon No. 3 well in 1994. In addition, Amoco Colombia paid Hondo Magdalena $5.0 million in October 1994 and paid all but $2.0 million of Hondo Magdalena's costs for drilling the Opon No. 4 well in 1995.

     Amoco Colombia, Hondo Magdalena and ODC have interests in the Opon Contract (outside the commercial area described below) of approximately 60%, 30.9% and 9.1%, respectively. As provided in the Opon Contract, upon the designation of an area or field as commercial, Ecopetrol acquires a 50% interest in such area or field and will reimburse the associate parties for 50% of the direct exploration costs for each commercial discovery from its share of production. In May 1996, Ecopetrol approved a commercial field of approximately 2,500 acres around the Opon No. 3 and No. 4 wells. The interests in the commercial field are approximately 50%, 30%, 15.4%, and 4.6% for Ecopetrol, Amoco Colombia, Hondo Magdalena, and ODC, respectively.

     The Opon No. 6 well commenced drilling in October 1996.
This well is slightly more than 1 kilometer north of the Opon No. 3 well and is outside the current commercial area. The well is presently estimated to cost $30.6 million, of which Hondo Magdalena's share is 30.9%. After the drilling was completed, several mechanical problems in the completion and testing of the Opon No. 6 well occurred. After there was a failure of a portion of the perforating guns during the initial completion attempt in April 1997, a second set of perforating guns were fired. Cleanup and testing on the second set of perforations commenced in May 1997 and, while all the guns fired, the well has not flowed as anticipated.

     The associate parties made a number of claims against suppliers of services and equipment related to the problems encountered during completion operations on the Opon No. 6 well. The claims relate to the failure of perforating guns, problems with the installation of the production tubing and failure of a downhole safety valve provided by Colombian branches of U.S. and multinational oil service companies. The claims are based upon contract and purchase order terms providing for warranties, adequate supervision of assembly of components and other work, equipment to be in good working order, and work to be performed in a workmanlike manner. The disputed charges aggregate approximately $4.9 million, of which Hondo Magdalena's share is approximately $1.5 million. Consequential losses, depending on how measured, could make the claims larger. The Company has agreed with Amoco Colombia on a settlement of all claims related to equipment failure with suppliers to the Opon No. 6 well.
The settlements have already resulted, and will result, in partial payments of outstanding invoices to several suppliers and will further increase the amount the Company owes Amoco Colombia but will reduce the Company's accrued liabilities.

     The Opon No. 14 well, approximately four kilometers south of the Opon No. 4 well, commenced drilling in October 1997. The total cost of the well is estimated to be $26.3 million, of which Hondo Magdalena was required to bear 30.9%. The well was planned and intended to confirm the existence of the La Paz gas and condensate reservoir in the south of the Opon Contract area.
The well has been drilled to a depth of 12,200 feet. The associate parties have completed testing of both the La Paz formation and the deeper Lisama formation. The results were unsuccessful and the well did not flow any significant hydrocarbons and has been plugged and temporarily suspended in such a manner that it may be re-entered in the future.

     In July 1995, Hondo Magdalena, ODC, Amoco Colombia and Ecopetrol agreed to construct a pipeline and wellhead facilities (which were not contemplated in the Opon Contract). The parties constructed a 16 inch pipeline approximately 88 kilometers in length from the Opon Contract area north to Ecopetrol's gas processing plant at El Centro, and from there to Ecopetrol's refinery at Barrancabermeja. The investment in the pipeline is to be recovered through a pipeline tariff, but see the discussion in the next paragraph concerning the action of the governmental agency on the associate parties' tariff application.

     The Comision de Regulacion de Energia y Gas (Commission for the Regulation of Energy and Gas, "CREG"), an agency of the Ministry of Mines and Energy of the Colombian government, regulates natural gas pipelines and the sale of natural gas in Colombia. CREG's regulations provide the ceiling price for natural gas and the methodology for establishing pipeline tariffs. Based upon these regulations, Amoco Colombia, as operator, applied for a pipeline tariff of 60.4 cents per thousand cubic feet of gas; CREG has responded by rejecting the proposed tariff, instead approving a tariff of 26.4 cents per thousand cubic feet of gas. Amoco Colombia appealed this decision, but the appeal was denied. Through August 1998 production, the associate parties charged (and Ecopetrol has paid) the higher 60.4 cents tariff. The Company is recognizing revenue using the 26.4 cent rate, the remainder of the cash being received is recorded as a liability. The associate parties have charged the lower 26.4 cent rate beginning with September 1998 production.

     Contracts, covering the sale of natural gas, the sale of condensate and natural gas liquids, the processing of the gas stream, and transportation of natural gas and liquids are complete and have been signed by all parties. The contracts provide for: (i) the sale of 100 million cubic feet of natural gas per day for the life of the Opon Contract at the regulated price determined semi-annually by a formula based upon the average price received by Ecopetrol for exported fuel oil during the prior two six-month periods (currently US$0.846 per million British Thermal Units); (ii) the sale of condensate and natural gas liquids at market-related and market-indexed prices; and
(iii) the processing of the gas stream at Ecopetrol's El Centro gas processing plant for a fee of $0.159 per thousand cubic feet of gas. Ecopetrol, as purchaser, pays the pipeline tariff for the natural gas sold by the associate parties.

     In March 1997, Hondo Magdalena, ODC, Amoco Colombia and Ecopetrol, as sellers, signed a contract with Termo Santander de Colombia E.S.P., as purchaser ("Termo Santander"), to supply, subject to the conditions noted below, natural gas to its electric generation plant at the Opon Contract area. Under the contract, that is not in effect, the sellers were required to supply natural gas requested by the purchaser up to 60 million cubic feet per day. The sellers were to receive $4.2 million per year for making the gas available for purchaser's call.
Purchaser was to pay 60% of the government-regulated price (described above) for the natural gas it takes. The sellers also were to receive additional bonus payments if the power plant achieves a price for its electrical power in excess of certain target rates. The contract provides for substantial penalties, decreasing over the life of the contract, to the sellers for the failure to deliver gas. The commencement of the contract was conditioned upon a determination by the sellers that there are sufficient reserves to supply natural gas to the purchaser for the entire term of the agreement. In order to begin deliveries before the condition concerning the sufficiency of reserves could be satisfied, an interim agreement for the sale of gas to Termo Santander was signed on November 20, 1997. The interim agreement was to be effective until January 1, 1999. The gas sales price under the interim agreement was equivalent to the price, including pipeline tariff, that would have been received if the same gas were sold under the contract with Ecopetrol described in the preceding paragraph. The associate parties have not supplied gas to Termo Santander since March 31, 1998. The power plant has not been able to locate another supply of gas and has permanently ceased operation. It is currently being dismantled for export. The associate parties have no liability for failing to supply gas to the power plant under the interim agreement.

     The pipeline and wellsite facilities were completed in June 1997. Ecopetrol completed the improvements to the El Centro gas processing plant in November 1997. Production from the Opon field began on December 1, 1997, with gas supplied to Termo Santander for testing the first of two turbines at the power plant. The first shipment of gas through the pipeline occurred on December 5, 1997.

     The associate parties have submitted invoices to Ecopetrol under the gas sales agreement for payments under the take-or-pay clause, which provides that Ecopetrol will pay 200% of the gas price for the Company's share of 100 million cubic feet per day if the gas pipeline is completed and ready and the El Centro gas plant improvements have not been completed. The associate parties believe the pipeline was complete on June 25, 1997, and submitted invoices accordingly. Ecopetrol has indicated that it will not pay these invoices. The Company has not accrued its $5.2 million invoice in its financial statements. The associate parties are reviewing their legal options to pursue the collection of these invoices, which could include negotiation of a settlement and arbitration in a Colombian forum.

     Amoco Colombia has submitted budgets to Hondo Magdalena and ODC for calendar years 1996, 1997 and 1998. Hondo Magdalena approved capital expenditures for wells and the pipeline projects, and certain other expenditures, but did not approve the proposed overhead. Pursuant to a Stand-Still Agreement reached with Amoco Colombia on May 19, 1998, Hondo Magdalena has approved the original 1996 and 1997 budgets in their entirety and no longer has any disputes regarding overhead operating expenses. This has not resulted in any adjustments to the Company's financial statements since the Company had previously expensed all disputed overhead operating expenses as incurred.

     The Company and Amoco Colombia have had a dispute regarding audit exceptions for the Opon project for 1994, 1995 and 1996. The dispute as to 1994 and 1995 was submitted to arbitration in January 1998. The parties met in July 1998 and subsequently resolved all matters on which they disagreed.

     In April 1998, the Company announced that the rate of decline in production from its Opon No. 3 and Opon No. 4 gas wells in Colombia had been higher than expected during the first five months of production. Testing of the wells is complete. An analysis of the test results by the Company's independent reserve engineers concluded that it will become uneconomic (operating costs will exceed operating revenues) to produce the wells before the end of fiscal 1998 and that the drilling of additional wells would be uneconomic (net profit over the life of a new well would be less than the cost to drill it). As a result of the significant declines in production observed since December 1997 and the recently completed testing, proved reserves as of June 30, 1998 were estimated to be 0.4 billion cubic feet of natural gas and 0.02 million barrels of associated liquids, for which the present value of net cash flows is less than $0.1 million.

     The current production revenue from the Opon Nos. 3 and 4 wells continues to decline and net cash flow to the Company's interest turned negative before the end of fiscal 1998. No additional wells are planned to be drilled by Amoco Colombia in the Opon Contract area. In November 1998, the Company completed negotiations with Amoco Colombia for a voluntary surrender of its working interest in the Opon Contract pursuant to the joint operating agreement in exchange for a release of the Company's liabilities to Amoco Colombia, which include $5.5 million in current charges and $27.1 million under the Funding Agreement as of June 30, 1998. The settlement with Amoco Colombia requires the approval of Ecopetrol and the Colombian Ministry of Mines and Energy for the assignment of Hondo Magdalena's interest in the Opon Contract to Amoco Colombia. In July 1998, Amoco Colombia announced that it would write off a significant amount of its Opon investment.

     At June 30, 1998, the Company was indebted to Parent and its affiliates in the aggregate amount of $112.5 million. The Company has failed to comply with an existing loan covenant to increase reserves in the Opon area by 13 billion cubic feet of gas by October 1, 1998. The Company has not received a notice of default from Parent.

     In various discussions between the Company and Parent, Parent has expressed its preference that the Company not commence a bankruptcy proceeding. Between July, 1998 and September, 1998, the Company settled claims by the City of Long Beach, Phillips Petroleum, the Small Business Administration and the trustee under certain industrial development bonds of a subsidiary of the Company against the Company totaling approximately $5,943,000 for approximately $578,000. The Company believes the claimants agreed to settle their claims for approximately ten cents on the dollar due to the financial condition of the Company.

     As noted above, Parent and its affiliates continue to be the Company's principal creditor and stockholder. The Special
Committee does not believe that the Company has or can obtain the funds to repay the amounts owed to Parent and its affiliates or that the Company can refinance such indebtedness.

     On August 24 1998, the Board of Directors met to discuss the Company's financial situation. The Board of Directors appointed a Special Committee of the Board consisting of John J. Hoey, Douglas G. McNair and Robert K. Steer, none of whom are officers or directors of Parent. Mr. Hoey is an officer of the Company. Neither Mr. McNair nor Mr. Steer is an officer of the Company. The Special Committee was empowered to consider various alternatives and determined that the only practicable alternatives available to the Company were bankruptcy, liquidation and a possible transaction with Parent. The Special Committee believed that continuing as an operating entity or a sale to a third party were not realistic alternatives based upon the Company's financial situation. John J. Hoey then approached Parent regarding a possible merger of the Company with a wholly owned subsidiary of Parent and the payment of an amount in cash to the stockholders of the Company. On August 31, 1998, the Special Committee engaged Houlihan Lokey as its financial advisor to render an opinion regarding the consideration to be received by stockholders of the Company if an agreement was reached with Parent.

     Parent proposed the Merger Consideration based upon its belief that the Shares had little or no value and the Merger Consideration offered the stockholders of the Company an opportunity to receive a nominal amount for their Shares. Parent concluded that it would not pay more than a nominal amount for the Shares.

     On September 16, 1998, O'Melveny & Myers LLP, counsel for the Company, distributed to the directors and officers of the Company and to representatives of Parent and Parker Chapin Flattau & Klimpl, counsel to Parent, a draft of the Merger Agreement.

     On September 25, 1998, the Special Committee had a telephonic meeting. Mr. Hoey described the current financial situation and his efforts to settle several of the claims against the Company. A representative of Houlihan Lokey then gave a presentation regarding Houlihan Lokey's preliminary analysis of the consideration proposed to be given to the stockholders of the Company in the proposed Merger and Houlihan Lokey's preliminary indication that such consideration was fair to the stockholders of the Company (other than Parent) from a financial point of view. The representative of Houlihan Lokey answered questions from the members of the Special Committee. Counsel for the Company then described in detail the terms of the proposed Merger Agreement and answered questions from the members of the Special Committee

     On October 6, 1998, counsel for the Company and counsel for Parent discussed the terms of the proposed Merger and the provisions of the draft Merger Agreement.

     On October 7, 1998, the Special Committee met by telephone to discuss the continuing analysis by Houlihan Lokey.

     On October 9, 1998, the Merger Agreement was presented to the Special Committee. Counsel to the Company described in detail the provisions of the Merger Agreement and answered any questions from the members of the Special Committee. Representatives of Houlihan Lokey made a presentation to the Special Committee and, after the presentation, delivered its opinion to the Special Committee to the effect that the Merger Consideration was fair to the stockholders of the Company (other than Parent) from a financial point of view. The Special Committee then unanimously determined that the Merger should be approved and the Merger Agreement should be executed and delivered, and that the terms of the Merger Agreement are fair to the unaffiliated stockholders of the Company. The entire Board of Directors then met and unanimously approved the Merger and the Merger Agreement.

     On October 12, 1998, the Merger Agreement was executed by all parties thereto.

     The Special Committee and the Board of Directors as a whole recommend a vote FOR the approval of the Merger and the adoption of the Merger Agreement.

     In reaching the determination and recommendation described above, the Special Committee and the Board of Directors considered a number of factors, including the following:

          (1) The financial condition and results of operations of the Company.

          (2) The fact that independent petroleum consultants had estimated that the present value of net cash flows from proved reserves as of June 30, 1998 was less than $100,000.

          (3) The fact that the Company's working interest in the Opon Contract has become uneconomical, Amoco Colombia has ceased new additional work on the Opon Project and the Company's interest in the Opon Contract is the only operating asset of the Company.

          (4) The fact that the Company owes Parent and its affiliates approximately $112.5 million and the Company has no prospects of being able to repay the debt.

          (5) The fact that the Company liabilities total approximately $148.7 million, far in excess of its assets of approximately $1.7 million.

          (6) The fact that Parent, as the majority stockholder and major lender of the Company, does not intend to provide any further funds to the Company.

          (7) The fact that, without additional funding, the Company will be unable to meet its obligations as a public company, including filing reports under the Securities
     Exchange Act of 1934.

          (8) The belief of the Special Committee and the Board of Directors that a bankruptcy filing by the Company is the only alternative to the Merger and, in a bankruptcy proceeding, the stockholders of the Company will likely receive nothing.

          (9) The belief by the Special Committee that many stockholders have a tax basis greater than $0.05 per share and, therefore, could recognize a tax loss in calendar 1998 if the Merger is consummated in calendar 1998.

          (10) The presentation to the Special Committee by representatives of Houlihan Lokey and the opinion of Houlihan Lokey that the Merger Consideration to be received by the stockholders of the Company (other than Parent and its subsidiaries) pursuant to the Merger Agreement is fair to such stockholders from a financial point of view. The full text of the written opinion of Houlihan Lokey, which sets forth assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Annex B to this Proxy Statement. THE COMPANY'S STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY.

          The opinion of Houlihan Lokey was presented for the information of the Special Committee in connection with their consideration of the Merger Agreement and is directed only to the fairness of the aggregate consideration to be received by the stockholders of the Company (other than Parent and its subsidiaries) pursuant to the Merger Agreement. The opinion does not constitute a recommendation to any stockholder as to how to vote with respect to the Merger.

          (11) The availability of appraisal rights under Section
     262 of Delaware Law for dissenting Shares.

          (12) The terms and conditions of the Merger
     Agreement.

     The members of the Special Committee and the Board of Directors evaluated the factors listed above in light of their knowledge of the business and operations of the Company and their business judgment. In view of the wide variety of factors considered in connection with its evaluation of the Merger, neither the Special Committee nor the Board of Directors found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

     Parent and Purchaser also believe that the Merger Consideration is fair to the unaffiliated stockholders of the Company. In reaching their determination, Parent and Purchaser considered a number of factors, including those considered by the Special Committee and Board of Directors and identified in clauses (1) through (9), (11) and (12) of the preceding paragraph. In view of the wide variety of factors considered, neither Parent nor Purchaser found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. However, neither Parent nor Purchaser is making any recommendation to the stockholders of the Company as to how they should vote on the proposal to approve the Merger and adopt the Merger Agreement.

Opinion of Financial Advisor

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies followed by Houlihan Lokey. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reach by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

     Houlihan Lokey delivered a written opinion to the Special Committee on October 9, 1998 to the effect that, as of such date, and based upon the assumptions made, general procedures followed, factors considered and limitations on the review undertaken as set forth in such opinion, the Merger Consideration to be received by the stockholders of the Company, other than Parent and its subsidiaries (the "Public Stockholders"), pursuant to the Merger is fair to the Public Stockholders from a financial point of view. References herein to the "Opinion" refer to the written opinion of Houlihan Lokey dated October 9, 1998.

     The full text of the Opinion, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Houlihan Lokey in rendering its Opinion, is attached as Annex B and is incorporated herein by reference. The Opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be received by the Public Stockholders in connection with the Merger and does not constitute a recommendation to the Public Stockholders as to how such should vote with respect to the Merger. The summary of the Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Opinion. The Public Stockholders are urged to, and should, read the Opinion in its entirety.

     In connection with the Opinion, Houlihan Lokey made such reviews, analyses and inquires as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey: (i) reviewed the Company's audited financial statements for the five fiscal years ended September 30, 1997 and the unaudited financial statements for the nine months ended
June 30, 1998, which the Company's management has identified as being the most currently available financial statements available as of the valuation date; (ii) reviewed the audited financial statements for Hondo Magdalena Oil & Gas Limited Colombian Branch for the fiscal years ended December 31, 1997 and December 31, 1996; (iii) reviewed the Merger Agreement; (iv) met and had discussions with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and historical performance of the Company; (v) reviewed the estimation of proven reserves and future revenue, dated June 30, 1998, prepared by Netherland, Sewell and Associates; (vi) reviewed the Second Amendment to the Agreement between the City of Long Beach and the Company, dated July 1998; (vii) reviewed the release of liability granted the Company by Phillips Petroleum Company, dated July 16, 1998;
(viii) reviewed the petition of U.S. Bank Trust National Association, the order for hearing on the petition and the proposed order for settlement between Newhall Refining Co., Inc. and the Company, dated August 12, 1998; and (ix) conducted such other studies, analyses, and inquires as it has deemed appropriate.

     Net Asset Value Approach

     Houlihan Lokey relied primarily upon a "Net Asset Value" approach to assess the fairness of the Merger Consideration to be received by the Public Stockholders in the Merger from a financial point of view. The following is a summary of the financial analyses utilized by Houlihan Lokey, and does not purport to be a complete description of the analyses performed by Houlihan Lokey.

     In the "Net Asset Value" approach, Houlihan Lokey performed an analysis of the value of the Company's underlying assets and liabilities under a sale/liquidation scenario. This approach is reasonable to use in situations where the business is no longer considered to be a going concern as is the situation with the Company. In these situations, the other general approaches to valuation, such as the market multiple approach and the income (or discounted cash flow) approach, are not applicable as the Company will not be operating and therefore not generating future earnings or cash flows. The Net Asset Value approach determined the net equity value of the business by first determining the value of the Company's assets and then subtracting the value of its liabilities.

     The Company's principal asset is its interest in the Opon Contract, an exploration concession for an area in the middle Magdalena Valley of Colombia, South America. This area currently includes four non-performing wells. The value of the proved reserves and future reserves resulting from those four wells in the Opon Field was determined by an independent firm of international petroleum consultants to be approximately $70,000 as of April 30, 1998. The Company has informed Houlihan Lokey that there has been no material change in the value of the wells since that date. The Company's remaining assets include cash and receivables of approximately $1,670,000, and certain other assets with a value of approximately $20,000. The Company is in the process of selling its remaining real estate for approximately $3,100,000, the proceeds of which will be used to repay a portion of the mortgage on this real estate. The Company will receive no proceeds from the sale of this real estate. Based upon the above, the value of the Company's assets is approximately $1,700,000.

     The Company's liabilities total approximately $148,651,000 and consisted of the following: accrued expenses of $6,087,000 (which includes $2,094,000 due to Parent and its affiliates as interest on outstanding obligations); accounts payable of $6,478,000; and amounts due to Amoco of $27,058,000 and Parent and its affiliates of $109,418,000 (after deducting the proceeds from the sale of the real estate mentioned above). The Company has recently reached settlement with certain creditors (other than Parent and Amoco) due approximately $5,943,000 in aggregate, for $578,000. Further, the Company was unable to satisfy certain conditions to the notes payable to Parent and its affiliates.
The Company has not received a notice of default with respect to those notes payable. Based on the above, it is reasonable to assume that the equity of the Company has no value.

     Analysis of Company Stock Price

     Houlihan Lokey also considered the current and recent trading price of the Company's stock. The Company's Common Stock was traded on the American Stock Exchange until May 15, 1998 (trading was suspended during the period May 15, 1998 to July 2, 1998) and began trading on the Nasdaq "OTC Bulletin Board" on July 2, 1998. From July 2, 1998 to October 9, 1998, an average of approximately 11,000 shares of the Company's Common Stock traded per day, which is approximately 0.3% of the public float. In addition, the Company's Common Stock did not trade on a number of days. The Company's stock price fluctuated over this period, reaching a high of 15.6 cents on July 16, 1998 and then declining steadily to a low of 2.6 cents on October 8, 1998, and closing at
3.6 cents on October 9, 1998, the date of the Opinion. Further, as of the date of the Opinion, the Company was not covered by any financial analyst.

     Given the above information and Houlihan Lokey's other analyses described above, Houlihan Lokey concluded that it was reasonable to assume that the market price of the Company's Common Stock reflected speculative value only, and was therefore supportive of its fairness determination.

     Preparation of Opinion

     In preparing the Opinion, Houlihan Lokey relied and assumed, without independent verification, that the information provided to it by the Company was reasonably prepared and reflected the best currently available estimates of the future financial results and conditions of the Company and that there had been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements provided to Houlihan Lokey. Houlihan Lokey did not make an independent appraisal of any of the assets of the Company. Houlihan Lokey's Opinion is necessarily based on business, economic, market and other conditions as they existed and could be evaluated by them at the date of their Opinion.

     Houlihan Lokey did not and was not engaged or requested to initiate any discussions with third parties or to solicit any third-party indications with respect to a possible acquisition of the Company or its assets. Furthermore, Houlihan Lokey did not and was not requested to negotiate the terms of the Merger or to advise the Special Committee with respect to alternatives with respect to the Merger.

     In the Opinion, Houlihan Lokey made its determination as to the fairness, from a financial point of view, of the Merger Consideration on the basis of the analyses described above. No restrictions or limitations were imposed by the Company upon Houlihan Lokey with respect to the investigation made or the procedures followed in rendering its Opinion. Houlihan Lokey's Opinion is not intended to be and does not constitute a recommendation to any of the Public Stockholders as to whether to accept the Merger Consideration to be received in connection with the Merger.

     Houlihan Lokey has advised the Company of the methodology used to assess the fairness, from a financial point of view, of the Merger Consideration. As the Merger Consideration to be received by Public Stockholders is greater than the net value of the Company's assets, Houlihan Lokey was able to conclude that the Merger Consideration to be received by the Public Stockholders in the Merger is fair to the Public Stockholders from a financial point of view.

     Compensation of Houlihan Lokey

     Houlihan Lokey was retained pursuant to an engagement letter dated August 31, 1998 to act as financial advisor to the Special Committee to render an opinion as to the fairness, from a financial point of view, to the Public Stockholders of the Merger Consideration. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities. Houlihan Lokey has no material prior relationship with the Company.

     As compensation to Houlihan Lokey for its services, the Company has agreed to pay Houlihan Lokey a fee of $150,000 plus reasonable out-of-pocket expenses. No portion of Houlihan Lokey's fees were contingent upon the successful completion of the Merger. The Company has also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under Federal securities laws, arising out of the engagement of Houlihan Lokey, and reimburse Houlihan Lokey for certain expenses.

Plans of Parent for the Company

     If the Merger is consummated, Parent intends to continue to attempt to resolve the Company's outstanding liabilities at minimum cost and expense. Parent has no present plans to conduct operations or to make any material additional investments in the Company. However if an opportunity arises to utilize the existing net operating losses of the Company, Parent would consider the opportunity, although Parent has no current plans, understandings or agreements to use the net operating losses. At September 30, 1997, the net operating losses of the Company were approximately $138.9 million. If the Merger is not approved by the stockholders, Parent does not intend to invest or lend any additional funds to the Company. The Company would then be required to obtain funds from other sources to continue as a business. The Company believes it is unlikely that any other financing could be obtained and, therefore, the Company may need to seek protection from its creditors under the applicable bankruptcy laws if the Merger is not consummated.

Certain Effects of the Merger

     If the Merger is consummated, the stockholders of the Company, other than Parent, will cease to have ownership interests in the Company or rights as stockholders of the Company. A former holder of Shares will only have the right to receive the Merger Consideration or, if the former stockholder has duly demanded appraisal rights as described under "Appraisal Rights," the fair value of the Shares of that stockholder. In addition, if the Merger is consummated, the Company will no longer file periodic reports under the Securities Exchange Act of 1934 (the "Exchange Act"), the Shares will no longer be quoted on the OTC Bulletin Board, and the "short swing profit" rules, proxy rules and "going private" rules under the Exchange Act will no longer be applicable.

         SPECIAL MEETING OF STOCKHOLDERS; REQUIRED VOTE

     The Special Meeting will be held on December 23, 1998 at 10:00 A.M., New York Time, at the offices of Parker Chapin Flattau & Klimpl, 18th Floor, 1211 Avenue of the Americas, New York, New York. At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve the Merger and adopt the Merger Agreement and such other proposals as may properly come before the Special Meeting.

     Under Delaware law, the affirmative vote of a majority of the issued and outstanding Shares is required to approve the Merger and adopt the Merger Agreement at the Special Meeting. Only holders of record of Shares at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. At such date there were 13,798,424 Shares outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting.

     On the Record Date, Parent and its subsidiaries owned of record 9,434,596 Shares, constituting approximately 68.4% of the Shares outstanding. Pursuant to the terms of the Merger Agreement, on the proposal to approve the Merger and adopt the Merger Agreement, Parent is obligated to vote, or cause to be voted, all such Shares in the manner voted by a majority of the other stockholders of the Company voting at the Special Meeting. Directors and officers of the Company individually owned in the aggregate 30,768 Shares (or 0.2% of the outstanding Shares) on the Record Date and have stated that they intend to vote FOR the approval of the Merger and adoption of the Merger Agreement. Adoption of the proposal to approve the Merger and adopt the Merger Agreement is not conditioned upon the approval of a majority of the non-affiliated stockholders.

     Directors, officers and employees of the Company may solicit proxies from stockholders by personal interview, special letter, telephone or facsimile transmission. The Company will bear the expenses of any such solicitation. Directors, officers and other employees of the Company will not be specifically compensated for the solicitation of proxies. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to the beneficial owners of Shares owned of record by those organizations, and the Company will pay the reasonable expenses of forwarding the materials.

     A proxy relating to the Special Meeting may be revoked by the stockholder at any time before it is voted. However, mere attendance at the Special Meeting will not itself have the effect of revoking the proxy. A stockholder may revoke a proxy at any time before it is voted by delivery of a written instrument of revocation to the Secretary of the Company at the principal executive offices of the Company prior to the Special Meeting, or in open meeting, without, however, affecting any vote previously taken, or by casting a ballot in person at the Special Meeting.
A proxy will not be revoked by the death or incapacity of a stockholder, unless written notice of the death or incapacity is given to the Company by the fiduciary having control of the shares represented by the proxy.

     A proxy in the accompanying form, when properly executed and returned, will be voted in accordance with the instructions shown on it. A proxy on which no instruction has been indicated will be voted FOR approval of the Merger and adoption of the Merger Agreement.

     At the date of this Proxy Statement, the Board of Directors does not know of any business to be presented at the Special Meeting other than the proposal to approve the Merger and adopt the Merger Agreement. If any other matters properly come before the Special Meeting, the Shares represented by proxies will be voted with respect to those matters in accordance with the judgment of the persons voting the proxies.

                       PAYMENT FOR SHARES

General

     If the Merger is consummated, the Purchaser will make available to the Paying Agent for the holders of record of Shares, as needed, the amount of cash to be paid in respect of the portions of Shares converted into the right to receive the Merger Consideration pursuant to the Merger. Holders of record should use the Letter of Transmittal to be provided under separate cover after the consummation of the Merger to effect the surrender of certificates evidencing Shares in exchange for the Merger Consideration. All certificates so surrendered will be cancelled. Upon consummation of the Merger and surrender of certificates evidencing Shares, together with a duly executed Letter of Transmittal, the holder of record thereof will receive in exchange for each Share surrendered the Merger Consideration. Any cash held by the Paying Agent that remains unclaimed by stockholders for six months after the Effective Time will be returned to the Company, as the Surviving Corporation in the Merger, upon demand and thereafter stockholders may look, subject to applicable abandoned property, escheat and other similar laws, only to the Company for payment thereof.

Letter Of Transmittal

     If the Merger is consummated, a Letter of Transmittal will be sent to all stockholders of the Company under separate cover. The Letter of Transmittal will advise each stockholder of the procedures for surrendering to the Paying Agent certificates evidencing Shares in exchange for the Merger consideration. STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES WITH THEIR PROXY CARD.

Valid Surrender of Shares

     For Shares to be validly surrendered pursuant to the Merger, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, must be received by the Paying Agent, at one of its addresses set forth in the Letter of Transmittal and either (i) certificates representing Shares must be received by the Paying Agent or (ii) Shares must be delivered by book-entry transfer.

Book-Entry Transfer

     The Paying Agent will establish an account with respect to the Shares at The Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Merger. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Facility to transfer such Shares into the Paying Agent's account at the Book-Entry Transfer Facility in accordance with the procedures for such transfer.

Signature Guarantees

     Unless the Shares delivered therewith are delivered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution (as defined below), signatures on Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Securities Exchange Act of 1934 (the "Exchange Act")) or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States or by any other "Eligible Guarantor Institution" (as defined in Rule 17Ad-15 under the Exchange Act) (each of the foregoing constituting an "Eligible Institution"). If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made to a person other than the registered holder, then the certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above and as provided in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE STOCKHOLDER. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Backup Federal Income Tax Withholding

     To prevent backup federal income tax withholding of 31% of the aggregate Merger Consideration payable to a stockholder, stockholders must provide the Paying Agent with his or her correct taxpayer identification number and certify that such number is correct and that he or she is not subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the Letter of Transmittal.

                        APPRAISAL RIGHTS

     Stockholders of the Company are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law ("Section 262") as to Shares owned by them. Set forth below is a summary description of Section 262. Section 262 is reprinted in its entirety as Annex C to this Proxy Statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the Shares as to which appraisal rights are asserted. A person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker or nominee, must cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     THE FOLLOWING SUMMARY IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX C. THIS SUMMARY AND ANNEX C SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SINCE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN
SECTION 262 WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

     In accordance with Section 262, any stockholder entitled to appraisal rights may, prior to the Special Meeting, demand in writing from the Company the appraisal of the fair value of such stockholder's Shares. Such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of the fair value of such stockholder's Shares. A vote against the Merger does not constitute such a demand. A stockholder who elects to exercise appraisal rights must mail or deliver such stockholder's written demand to the Secretary of the Company at Hondo Oil & Gas Company, 10375 Richmond Avenue, Suite 900, Houston, Texas 77042.

     A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as the stockholder's name appears on the certificate or certificates representing his or her Shares. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by the fiduciary. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

     To comply with Section 262, any stockholder seeking appraisal rights under Section 262 must not vote in favor of the proposal to approve the Merger and adopt the Merger Agreement.

     Within 120 days after the Effective Time (as defined below under "THE MERGER AGREEMENT - The Merger"), either the Surviving Corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery (the "Delaware Chancery Court") demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the Shares formerly owned by such stockholders, determining the fair value of such Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Chancery Court is to take into account all relevant factors.

     Stockholders considering seeking appraisal should note that the "fair value" of their Shares determined under Section 262 could be more than, the same as or less than $0.05 per Share, and that opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under
Section 262. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal.

     From and after the Effective Time, no stockholder who has duly demanded appraisal in compliance with Section 262 will be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any stockholder shall have the right to withdraw the stockholder's demand for appraisal and to accept the terms offered in the Merger Agreement; after this period, a stockholder may withdraw a demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all stockholders who had previously demanded appraisal (but did not file a petition) shall thereafter be entitled to receive the Merger Consideration in cash, without interest thereon, upon surrender of the certificates that formerly represented their Shares. Inasmuch as the Company has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

        FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of the material federal income tax consequences of the Merger to stockholders of the Company whose Shares are converted into the right to receive the Merger Consideration in the Merger (as well as any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights). The discussion applies only to stockholders of the Company holding Shares as capital assets and may not apply to stockholders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, or who are not citizens or residents of the United States.

     The federal income tax consequences set forth below are based upon present law. Because individual circumstances may differ, each stockholder should consult the stockholder's own tax advisor to determine the applicability of the rules discussed below to the stockholder and the particular tax effects of the Merger, including the application and effect of state, local, foreign and other tax laws.

Receipt of the Merger Consideration

     The receipt by a stockholder of the Merger Consideration (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights) in exchange for Shares will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between such stockholder's adjusted tax basis in the Shares exchanged for cash in the Merger and the amount realized in such exchange (i.e., generally the amount of cash received therefor). Such gain or loss will be capital gain or loss. In the case of non-corporate taxpayers, any such capital gain will be long-term capital gain and subject to a maximum federal income tax rate of 20% if the stockholder's holding period for the Shares at the Effective Time of the Merger is greater than eighteen months; if such holding period is more than one year but not more than eighteen months, then any such capital gain will be mid-term capital gain and will be subject to a maximum federal income tax rate of 28%. Any capital losses incurred will be subject to limitations on their availability. Dissenting stockholders who do not receive cash in the taxable year in which the Effective Time of the Merger occurs (i.e., the year of the sale of Shares) are urged to consult their own tax advisors regarding the amount of their "amount realized" (and resulting amount of gain recognized) in such taxable year and the potential application (if at all) of the "open transaction doctrine" pending the determination of the amount of cash to which dissenting stockholders are entitled.

Backup Withholding

     Payments in connection with the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder (a) fails to furnish his or her social security number or other taxpayer identification number ("TIN"),
(b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Any amounts withheld from a payment to a stockholder under the backup withholding rules will be allowed as a credit against such stockholder's federal income tax liability, provided that the required information is provided to the Internal Revenue Service. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with the stockholder's own tax advisor as to the stockholder's qualification for exemption from withholding and the procedure for obtaining such exemption.

            CERTAIN RELATIONSHIPS AND RELATED MATTERS

     Nicholas J. Morrell, John F. Price and R.E. Whitten, directors of the Company, are also directors or officers of Parent. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." Messrs. Morrell, Price and Whitten constitute three of the six members of the Board of Directors, but are not members of the Special Committee.

     If the Merger is consummated, Parent and the Surviving Corporation will jointly and severally indemnify, defend and hold harmless the present and former directors and officers of the Company to the fullest extent that the Company would have been permitted to indemnify such persons under applicable law and the Certificate of Incorporation and Bylaws of the Company and any other agreements in effect. Parent has also agreed to provide directors' and officers' insurance for the present and former directors and officers of Company after consummation of the Merger. See "THE MERGER AGREEMENT - Directors' and Officers' Indemnification and Insurance."

     On November 30, 1988, the Company made a private placement of $75,000,000 aggregate principal amount of 13.5% Senior Subordinated Notes to Thamesedge Ltd. ("Thamesedge"), a wholly owned subsidiary of Parent. The terms of the transaction were approved by all of the disinterested directors of the Company upon the recommendation of a special committee of the Board appointed to review the transaction. The terms were substantially the same as those which were under discussion and negotiation with an underwriter for a public offering of a similar debt instrument and were no less favorable to the Company than could be obtained with non-affiliated parties.

     During calendar year 1991, the Company entered into and amended a loan agreement with Parent pursuant to which it borrowed the sum of $32,000,000. At the time the loans were made, the interest rates were similar to that in the Company's former working capital loan with a bank for its refining and marketing operations. The terms of the loan, and all amendments thereto, were approved by all of the disinterested directors of the Company and were no less favorable to the Company than could be obtained with non-affiliated parties.

     On December 18, 1992, the Company entered into an agreement with Parent and Thamesedge to defer interest and principal payments on the loans described above. As consideration for the deferral of interest and principal payments, the Company granted Parent a 5% share of the Company's net profits, as defined, under the Opon Contract. On April 30, 1993, Parent loaned the Company an additional $3,000,000, and as security the Company granted to Parent a mortgage on certain real property. On June 25, 1993, Parent loaned the Company an additional $4,000,000, and as security the Company granted to Parent a mortgage on certain other real property. The interest rate of the new loans was the same as that for other loans from Parent. The terms of the agreement to defer interest and principal payments and the terms of the new loans were approved by all of the disinterested directors of the Company and were no less favorable to the Company than could be obtained with non-affiliated parties.

     On December 17, 1993, Thamesedge and Parent agreed to add interest accrued at September 30, 1993 to principal, to reduce the annual interest rate on each of the foregoing loans to the Company to 6% effective September 30, 1993, and to defer principal payments on the loans. Parent and the Company further agreed that, if the Company does not have sufficient cash resources to pay interest on any of the foregoing indebtedness of the Company when due, the Company may offer to pay such interest in shares of its common stock valued at their market price on the day the interest is due. Thereupon Parent could either accept such offer or add the amount of interest then due to the remaining outstanding principal balance of the applicable obligation. The terms of these agreements were approved by all of the disinterested directors of the Company and were no less favorable to the Company than could be obtained with non-affiliated parties.

     On October 18, 1994, the Company paid to Parent $5,000,000 to repay a portion of the loans made in calendar 1991. At the same time, Parent provided a $5,000,000 loan facility to the Company. On November 10, 1994, Thamesedge and Parent agreed to extend the maturities of all of the above debts to not earlier than October 1, 1996. The terms of the loan facility and the agreement to extend debt maturities were approved by all of the disinterested directors of the Company and were not less favorable to the Company than could be obtained with non-affiliated parties.

     On December 22, 1995, Thamesedge and Parent agreed to extend the maturities of all the above debts to not earlier than October 1, 1997.

     On March 29, 1996, Parent assigned to Thamesedge all of its interest in the above loans and indebtedness. On June 28, 1996, the Company and Thamesedge entered into a Revolving Credit Agreement under which Thamesedge agreed to loan to the Company $13.5 million. The interest rate on this loan is 13%, and interest is payable as provided in the December 17, 1993 letter agreement described above. The terms of the Revolving Credit Agreement were approved by all of the disinterested directors of the Company and were no less favorable to the Company than could be obtained with non-affiliated parties.

     On December 13, 1996, Thamesedge and Parent agreed to extend the maturities of all the above debts maturing on October 1, 1997 to not earlier than January 1, 1998. As consideration for the extensions and certain other financial undertakings, the Company granted to Parent a security interest in all of the shares of Hondo Magdalena, and agreed to give Thamesedge an option to convert $13.5 million of the November 1988 indebtedness to Thamesedge into the Company's common stock. The Company signed a Security Interest Agreement dated as of May 13, 1997 to document the pledge of the Hondo Magdalena shares. The debt was convertible at any time prior to January 1, 1998 at a rate of $12.375 per share (110% of the closing price of the Company's common stock on December 11, 1996) and was approved by the Company's shareholders in the 1997 annual meeting. No debt was converted prior to January 1, 1998. The portion of the debt that was subject to the option is not secured by the pledge of the Hondo Magdalena shares.

     In July 1997, the Company and Thamesedge, Ltd. agreed to amend and restate the June 1996 Revolving Credit Agreement.
Under the Amended and Restated Revolving Credit Agreement dated as of July 2, 1997, Thamesedge agreed to make additional advances of $7.0 million to the Company, making the total amount of the loan $20.5 million. The interest rate remains 13%, due semi-annually and, as described above, the Company may make interest payments in shares of its common stock. The terms of the Amended and Restated Revolving Credit Agreement were approved by all of the disinterested directors of the Company. The Company was unable to obtain any commitment or terms from a disinterested third party. The loan now matures January 1, 1999. As additional consideration for the loan, the Company agreed to give Parent an option to convert $7.0 million of existing debt with an interest rate of 6% into the Company's shares at $7.70 per share (110% of the closing price on July 1, 1997). The option to convert was approved by the Company's shareholders in the 1998 annual meeting.

     In August 1997, Thamesedge assigned all of its interest in the indebtedness of the Company to LAGP, a wholly-owned subsidiary of Parent.

     In a letter agreement dated December 18, 1997, LAGP agreed to advance an additional $7.0 million to the Company during fiscal 1998 and to extend the maturity of the above described indebtedness due on January 1, 1998 to January 15, 1999. In consideration for the additional advances and extension of maturities, the notes have been amended by adding a cross-default provision and a new event of default. The new event of default requires the Company to furnish to LAGP by October 1, 1998 a reserve report that shows an increase of a minimum of 13 billion cubic feet of gas over the report of proved reserves in the Company's 1997 Annual Report on Form 10-K. In the event of a default under this provision, LAGP has the right to declare all the loans in default and demand payment. The Company was not able to satisfy the new event of default. To date, LAGP has not declared the loans in default or demanded payment.

     F. E. Wright, a subsidiary of Parent, acts as the insurance broker for the Company's directors' and officers' liability insurance. The insurance companies which provide the policy are those from whom coverage could be obtained by the use of other insurance brokers. The terms of the policy are identical to the ones which could be obtained through an independent broker.
Based upon quotes received from other brokers, management believes that F. E. Wright is able to obtain more favorable premiums for the insurance coverage by virtue of inclusion in the larger, group-wide programs of Parent, and that the terms and cost of the insurance coverage are no less favorable to the Company than could be obtained with non-affiliated parties. During the fiscal year ended September 30, 1997, F. E. Wright received commissions of $33,040 in respect of policies issued to the Company.

          CONTROLLING PERSONS, DIRECTORS AND EXECUTIVE
          OFFICERS OF THE COMPANY, PARENT AND PURCHASER

Background of Named Persons

     The Company and Parent have jointly filed a Rule 13E-3
Transaction Statement with the Commission with respect to the Merger.

     Set forth on Annex D hereto for each controlling person, director and executive officer of the Company, Parent and Purchaser (collectively, the "Named Persons") is such person's:
(i) name; (ii) business address; (iii) present principal occupation or employment and the name of the organization in which such individual conducts such principal occupation or employment; (iv) material occupation, positions, offices and employments during the past five years and the name of the organizations in which such individual conducted such material occupations, positions, offices and employments; and
(v) citizenship.

     During the past five years, neither the Company, Parent, Purchaser nor any Named Person has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violations of such laws.

     All information in the Proxy Statement concerning the Named
Persons and any affiliates and associates referred to herein is to the best knowledge of the Company.

Past Contacts, Transactions or Negotiations

     Except as described in this Proxy Statement, since September 30, 1996, neither Parent, Purchaser nor any Named Person has had any contacts, negotiations or transactions with the Company concerning any acquisition, acquisition of securities, consolidation, election of directors, merger, tender offer, or sale or other transfer of a material amount of assets.

Plans or Proposals

     Except as described in this Proxy Statement, neither the Company, Parent, Purchaser nor any Named Person has any plan or proposal concerning any extraordinary corporate transaction involving the Company, any sale or transfer of a material amount of the Company's assets, any change in the Board of Directors of the Company or management, any material change in the Company's present dividend policy or the Company's present policy on indebtedness or capitalization, or any other change in the Company's corporate structure or business.

Interest in the Company's Securities

     Except as described in this Proxy Statement, neither the Company, Parent, Purchaser, any pension, profit sharing, or similar plan of the Company, any Named Person, nor any associate or majority owned subsidiary of the Company, Parent or Purchaser beneficially owns any shares of the Common Stock or has engaged in any transaction involving the shares of Common Stock of the Company during the past 60 days.

Contracts, Arrangements or Understanding Concerning the Company's
Securities

     Except as described in this Proxy Statement, neither the Company, Parent, Purchaser nor any Named Person has any arrangement, contract, relationship, or understanding with any person with respect to any security of the Company, including any arrangement, contract, relationship or understanding concerning the transfer or the voting of any security of the Company, any joint venture, any loan or option arrangement, any put or call, any guarantee of a loan, any guarantee against loss, or any giving or withholding of any authorization, consent, or proxy.

                      THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement as Annex A.

The Merger

     Pursuant to the terms of the Merger Agreement, the Purchaser will be merged with and into the Company in accordance with the Delaware General Corporate Law (the "DGCL"). As a result of the Merger, the separate existence of the Purchaser will cease and the Company will be the surviving corporation (the "Surviving Corporation"). As soon as practicable after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the parties will cause a certificate of merger to be duly filed with the Delaware Secretary of State. The Merger will become effective when the certificate of merger is so filed (the "Effective Time").

     By virtue of the Merger, at the Effective Time: (i) each share of common stock of the Purchaser then issued and outstanding will be converted into one share of common stock of the Surviving Corporation; and (ii) each Share then issued and outstanding, except for Shares held by the Company as treasury shares or owned by the Parent or any subsidiary of the Parent (which Shares will be immediately canceled and no payment will be made with respect thereto), will be converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive, without interest, the Merger Consideration. Subject to the right of stockholders to dissent from the Merger and require appraisal of their Shares pursuant to the DGCL, from and after the Effective Time all Shares will be canceled and retired and cease to exist and each holder of a certificate representing any Shares immediately prior to the Effective Time will thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration therefor or payment from the Surviving Corporation of the "fair value" of such Shares as determined under Section 262 of the DGCL.

     Until amended in accordance with applicable law, the Certificate of Incorporation and Bylaws of the Company in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation after the consummation of the Merger. Until successors are duly elected or appointed and qualified in accordance with applicable law, from and after the Effective Time, the directors and officers of the Purchaser immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation after the consummation of the Merger.

Special Meeting; Proxy Statement

     On the proposal to approve the Merger and adopt the Merger Agreement, the Parent has agreed to vote, or cause to be voted, all Shares owned by it or its subsidiaries in the manner voted by the majority of the other stockholders of the Company voting at the Special Meeting. The Company has agreed to take all action necessary in accordance with the DGCL and with the Company's Certificate of Incorporation and Bylaws to convene the Special Meeting to approve the Merger and adopt the Merger Agreement. The Company's Board of Directors has agreed to recommend that the Company's stockholders approve the Merger and adopt the Merger Agreement, and will cause the Company to use all reasonable efforts to solicit from the stockholders proxies to vote therefor, unless (i) in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such recommendation would not be consistent with the fiduciary duties of the Board of Directors under applicable law or (ii) the Merger Agreement is terminated in accordance with its terms.

Directors' and Officers' Indemnification and Insurance

     The Merger Agreement provides that, from and after the Effective Time, the Parent and the Surviving Corporation will jointly and severally indemnify, defend and hold harmless the present and former directors and officers of the Company against all losses, claims, damages and liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to which any of them was or is a party or is threatened to be made a party by reason of the fact that he or she was or is a director or officer of the Company in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent that the Company would have been permitted to indemnify such person under applicable law and the certificate of incorporation and bylaws of the Company or any other agreements or commitments in effect on the date of the Merger Agreement. The Parent will use all reasonable efforts to, without any lapse in coverage, either (i) for at least six years after the Effective Time, provide directors' and officers' liability insurance ("D&O Insurance") in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person currently covered by the Company's D&O Insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement; provided that the Parent will not be required to pay per annum more than 150% of the last premium (annualized) paid by the Company for such policy prior to the date of the Merger Agreement, (ii) purchase tail insurance in respect of the Company's existing D&O Insurance for six years for a premium not to exceed the present value (discounted at the rate of 10% per annum) of the maximum annual premiums payable under clause (i) above; or (iii) if such D&O Insurance or tail insurance is only available at premiums in excess of the maximum premiums set forth in clauses (i) or (ii), as applicable, then purchase the highest level of D&O Insurance or tail insurance available at such applicable premium.

Conditions to the Merger.

     The obligations of the Company, the Parent and the Purchaser to consummate the Merger are subject to the satisfaction of the following conditions: (i) the Merger has been approved, and the Merger Agreement has been adopted, by the requisite vote of the Company's stockholders; (ii) no provision of any applicable domestic law or regulation, and no judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction is in effect that has the effect of making the Merger illegal or otherwise restrains or prohibits the consummation of the Merger or has been threatened by any governmental agency, commission, court, department or other instrumentality of any government, and no action is pending seeking such a judgment, injunction, order or decree; and (iii) demands for appraisal rights by holders of an aggregate of more than 100,000 Shares shall not have been received by the Company pursuant to
Section 262.

Termination

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any prior approval of the Merger and adoption of the Merger Agreement by the Company's stockholders, (i) by either the Company or the Parent if the Merger has not been consummated by March 31, 1999; (ii) by the mutual written consent of the Company, the Parent and the Purchaser; (iii) by either the Company or the Parent if any applicable domestic law, rule or regulation makes consummation of the Merger illegal or if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction restrains or prohibits the consummation of the Merger and such judgment, injunction, order or decree has become final and nonappealable; or (iv) by either the Company or the Parent if the requisite vote of the Company's stockholders approving the Merger and adopting the Merger Agreement has not been obtained at the Special Meeting.

     In the event of any such termination of the Merger Agreement and abandonment of the Merger, no party to the Merger Agreement (or any of its directors, officers, employees, agents or advisors) will have any liability or further obligation to any other party to the Merger Agreement except for liability for any breach of covenants or agreements of the Merger Agreement.

Fees and Expenses

     The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring the costs and expenses.

Waiver and Amendment

     Subject to applicable law and the terms of the Merger Agreement, any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and duly executed and delivered, in the case of an amendment, by each of the parties to the Merger Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective.

                        SOURCES OF FUNDS

     The funds required to purchase all of the Shares tendered in the Merger will be obtained by Purchaser through a capital contribution from the Parent. Parent will obtain the funds for such capital contribution from cash on hand. The Company currently estimates that the total expenses for this transaction to be paid by the Company will be $270,000, which includes estimated legal fees of $100,000, estimated accounting fees of $3,000, estimated printing and mailing costs of $10,000, the fee and estimated expenses payable to Houlihan Lokey of $150,000, filing fees of $100 and miscellaneous expenses of $6,900. Parent currently estimates that its total expenses will be $30,000, which includes estimated legal fees of $20,000, estimated fees for the Paying Agent of $9,000 and miscellaneous expenses of $1,000.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                           MANAGEMENT

     The following table sets forth the number of Shares beneficially owned as of September 30, 1998 by (i) each stockholder known to the Company to be a beneficial owner of more than 5% of the Shares; (ii) each director of the Company; (iii) the executive officers of the Company as of September 30, 1998; and (iv) all directors and executive officers as a group. All individuals listed in the table have sole voting and investment power over the Shares reported as owned, except as otherwise indicated.

                                  Common Stock     Percentage of
                                  Beneficially     Common Stock
                                     Owned
The Hondo Company               10,343,686(1)          70.3%
Lonrho Plc                      10,343,686(1)          70.3%
London Australian General &
Property Company Limited        10,343,686(1)          70.3%
John J. Hoey                    134,500                  *
Douglas G. McNair               25,750                   *
Nicholas J. Morrell                   0(2)              --
John F. Price                         0(2)              --
Robert K. Steer                 25,750                   *
S. J. Urquhart                  27,000                   *
R. E. Whitten                         0(2)              --
All directors and current        213,000(2)             1.5%
executive officers as a group
__________________________
* less than 1%


(1) These 10,343,686 shares consist of 8,651,200 shares owned by The Hondo Company, 410 East College Boulevard, Roswell, NM 88201, 783,396 shares owned by LAGP, Four Grosvenor Place, London SWIX 7DL, England, and 909,090 shares which LAGP has the right to acquire upon the conversion of certain debt.
     The Hondo Company is wholly owned by LAGP. LAGP is wholly owned by Lonrho Plc, Four Grosvenor Place, London SWIX 7DL, England. Because they may be deemed a group, within the meaning of Rule 13d-5 under the Exchange Act, each of The Hondo Company, Lonrho Plc, and LAGP may be deemed to be the beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act, of 10,343,686 shares. Lonrho Plc, by virtue of its ownership interest in each of The Hondo Company and LAGP, may be deemed to share the right to direct the voting and disposition of 10,343,686 shares which (a) as to 8,651,200 shares, by virtue of its ownership interest in The Hondo Company may also be deemed to be the beneficial owner with shared voting and dispositive power and (b) as to 1,692,486 owned by LAGP, LAGP is also a beneficial owner.

(2)  Nicholas J. Morrell is Managing Director and Chief
     Executive of Lonrho Plc. John F. Price is an Associate Director of Lonrho Plc and President and director of The Hondo Company. R. E. Whitten is Finance Director of Lonrho Plc and a director of LAGP and The Hondo Company. None of these directors of the Company hold shares of the Company's common stock individually.

                      AVAILABLE INFORMATION

     The Company is subject to the information filing requirements of the Exchange Act, and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy and information statements and other information filed by the Company with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004 and at the following regional offices of the SEC: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information may be obtained by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549-1004. Such material should also be available on-line through EDGAR, which is located on the SEC's public access site at http://www.sec.gov.

     Statements contained in this Proxy Statement or in any document incorporated in this Proxy Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an annex to this Proxy Statement or such other document, each such statement being qualified in all respects by such reference.

     Any report included in the Schedule 13E-3 filed jointly by the Company, Parent and Purchaser and not included as an Annex to this Proxy Statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested equity security holder of the Company or his, her or its representative who has been so designated in writing. A copy of any such report will be transmitted by the Company to any interested equity security holder of the Company or his, her or its representative who has been so designated in writing upon written request and at the expense of the requesting security holder.

                    FINANCIAL STATEMENTS AND
              INFORMATION INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 are included as part of this Proxy Statement as Annexes E and F, respectively, and are hereby incorporated by reference. Also incorporated by reference in this Proxy Statement are the following documents filed by the Company with the SEC: (i) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1997 (as amended by Form 10-Q/A dated March 23, 1998) and
March 31, 1998; and (ii) the Company's Current Reports on
Form 8-K filed November 7, 1997, March 25, 1998, April 14, 1998, July 6, 1998 and October 13, 1998.

     Stockholders may obtain a copy of any of the reports filed by the Company with the SEC that are incorporated by reference into this Proxy Statement free of charge upon oral or written request to the Secretary of the Company at 10375 Richmond Avenue, Houston, Texas, telephone number (713) 954-4600. The Company will provide to the requesting stockholder by first class mail or other equally prompt means within one business day of receipt of the stockholder's request a copy of any and all requested information (except for exhibits to the report that is incorporated by reference unless such exhibits are specifically incorporated by reference into the report).

                                   By Order of the Board of
                                   Directors

November __, 1998                  John J. Hoey
                                   President and Chief Executive
                                   Officer

                                                          ANNEX A




                  AGREEMENT AND PLAN OF MERGER

                           dated as of

                        October  12, 1998

                              among

                           LONHRO PLC,

                  HOGC ACQUISITION CORPORATION

                               and

                     HONDO OIL & GAS COMPANY


                  AGREEMENT AND PLAN OF MERGER

                          TABLE OF CONTENTS

                                                            Page

                             ARTICLE I

                            THE MERGER

Section 1.01  The Merger.                                     1
Section 1.02  Conversion of Shares                            1
Section 1.03  Surrender and Payment                           2
Section 1.04  Shares of Dissenting Stockholders               3

                            ARTICLE II
                     THE SURVIVING CORPORATION

Section 2.01  Certificate of Incorporation.                   4
Section 2.02  Bylaws.                                         4
Section 2.03  Directors and Officers.                         4

                           ARTICLE III
                     COVENANTS OF THE COMPANY

Section 3.01  Access to Information.                          4
Section 3.02  Merger Meeting; Proxy Statement.                4

                            ARTICLE IV
              COVENANTS OF THE PARENT AND MERGER SUB

Section 4.01  Director and Officer Liability.                 5
Section 4.02  Parent Vote at Merger Meeting                   6

                           ARTICLE V
        COVENANTS OF THE PARENT, MERGER SUB AND THE COMPANY

Section 5.01  Reasonable Efforts.                             7
Section 5.02  Certain Filings and Consents.                   7
Section 5.03  Public Announcements.                           7

                            ARTICLE VI
                     CONDITIONS TO THE MERGER

Section 6.01  Conditions to the Obligations of Each Party.    7

                            ARTICLE VII
                            TERMINATION

Section 7.01  Termination                                     8
Section 7.02  Effect of Termination.                          8

                           ARTICLE VIII
                           MISCELLANEOUS

Section 8.01  Notices.                                        8
Section 8.02  Survival.                                       9
Section 8.03  Amendments; No Waivers                          9
Section 8.04  Fees and Expenses.                             10
Section 8.05  Successors and Assigns.                        10
Section 8.06  Governing Law.                                 10
Section 8.07  Counterparts; Effectiveness.                   10
Section 8.08  Entire Agreement.                              10
Section 8.09  Headings.                                      10
Section 8.10  Severability.                                  11

                   AGREEMENT AND PLAN OF MERGER



     This Agreement and Plan of Merger, dated as of October 12, 1998 (this "Agreement"), is among Lonhro Plc, a public company formed under the laws of England (the "Parent") , HOGC Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), and Hondo Oil & Gas Company, a Delaware corporation (the "Company").

     In consideration of the respective agreements set forth herein, the parties agree as follows:

                            ARTICLE I
                           The Merger

Section 1.01  The Merger.

           (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.01(b)), Merger Sub will be merged with and into the Company in accordance with the Delaware General Corporation Law (the "Delaware Law"). As a result of this merger (the "Merger"), the separate existence of Merger Sub will cease and the Company will be the surviving corporation (the "Surviving Corporation").

            (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI, the parties will cause a certificate of merger in such form as is required by, and executed in accordance with, Delaware Law to be duly filed with the
Secretary of State of the State of Delaware. The Merger will become effective when the certificate of merger is so filed (the "Effective Time").

             (c) From and after the Effective Time, the Merger will have the effects specified in Delaware Law.

             (d) The closing of the Merger (the "Closing") will take place (i) at the offices of Parker Chapin Flattau & Klimpl LLP, 1211 Avenue of the Americas, New York, New York at 10:00 a.m. as soon as practicable (and in no event later than the fifth business day) following the date on which the last to be fulfilled or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) have been satisfied or waived in accordance with this Agreement or (ii) at such other place and time as the parties may agree.

Section 1.02  Conversion of Shares.

     At the Effective Time:

        (a) Each share of Common Stock, par value $1.00 per share, of the Company (the "Common Stock") issued and outstanding immediately prior to the Effective Time will, except as otherwise provided in Sections 1.02(c) and 1.04, be converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive, without interest, an amount in cash equal to $0.05 per share (the "Merger Consideration"). Subject to Section 1.04, from and after the Effective Time, all shares of Common Stock, by virtue of the Merger and without any action on the part of the holders thereof, will be canceled, and each holder of a certificate representing any shares of Common Stock immediately prior to the Effective Time (a "Stock Certificate") will thereafter cease to have any rights with respect thereto except the right to receive (i) the Merger Consideration therefor upon the surrender of the Stock Certificate in accordance with Section 1.03 or (ii) payment from the Surviving Corporation of the "fair value" of such shares of Common Stock as determined under Section 262 of the Delaware Law, subject to the conditions set forth therein and in accordance with Section 1.04 of this Agreement.

         (b) Each share of Common Stock of Merger Sub (a share of "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time will be converted into one share of Common Stock of the Surviving Corporation.

         (c) Each outstanding share of Common Stock held by the Company as a treasury share or owned by the Parent, Merger Sub or any other subsidiary of the Parent immediately prior to the Effective Time will be canceled, and no payment will be made with respect thereto.

          (d) Each option to purchase shares of Common Stock not exercised prior to the Effective Time will be cancelled and no payment will be made with respect thereto.

Section 1.03  Surrender and Payment.

          (a) Prior to the Effective Time, the Parent will appoint the transfer agent for the Common Stock of the Company or a bank or trust company reasonably acceptable to the Company (the "Paying Agent") for the purpose of exchanging Stock Certificates. The Parent will make available to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration in accordance with this
Section 1.03 (such cash is referred to as the "Exchange
Fund").

           (b) Promptly, but in no event more than five business days, after the Effective Time, the Parent will cause the Surviving
Corporation to send, or will cause the Paying Agent to send, to each holder of a Stock Certificate a letter of transmittal and instructions for use in surrendering the Stock
Certificates for payment in accordance with this Section 1.03. The agreement with the Paying Agent will provide that, upon surrender to the Paying Agent of such Stock Certificates, together with the letter of transmittal, duly executed and completed in accordance with the instructions thereto and such other documents as may be reasonably required by the Paying Agent, the Paying Agent will promptly pay to the persons entitled thereto, out of the Exchange Fund, a check in the amount to which such persons are entitled pursuant to Section 1.02(a), after giving effect to any required tax withholdings, and such Stock Certificate will forthwith be canceled.

            (c) If any cash is to be paid to a Person other than the registered holder of the Stock Certificates surrendered in exchange therefor, it will be a condition to such payment that the Stock Certificates so surrendered be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay to the Paying Agent any transfer or other taxes required as a result of such issuance or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. For purposes of this Agreement, "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

            (d) At and after the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers of shares of Common Stock outstanding prior to the Effective Time. If, at or after the Effective Time, Stock Certificates are presented to the Surviving Corporation, they will be canceled and exchanged in accordance with this Article I.

            (e) Any cash in the Exchange Fund that remains unclaimed by the holders of shares of Common Stock six months after the Effective Time will be returned to the Surviving Corporation, upon demand, and any such holder who has not surrendered his shares of Common Stock in accordance with this
Section 1.03 prior to that time will thereafter look only to the Surviving Corporation, as a general creditor thereof, to pay the Merger Consideration to which such holder is entitled. Notwithstanding the foregoing, the Surviving Corporation will not be liable to any holder of shares of Common Stock for any amount paid to a public official pursuant to applicable abandoned property, escheat, or similar laws.

             (f) If any Stock Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Paying Agent will pay the Merger Consideration payable in respect of such Stock Certificate pursuant to this Agreement.

Section 1.04    Shares of Dissenting Stockholders.

     Notwithstanding anything in this Agreement to the contrary, any outstanding shares of Common Stock held by a person (a "Dissenting Stockholder") who objects to the Merger and complies with all the provisions of Delaware Law concerning the right of holders of shares of Common Stock to dissent from the Merger and require appraisal of their shares will not be converted as described in Section 1.02(a), but will be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Delaware Law. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal, or fails to perfect or otherwise loses his right to appraisal, in accordance with Delaware Law, his shares of Common Stock will be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration. The Company will give the Parent (i) prompt notice of any demands for appraisal of shares of Common Stock received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Surviving Corporation will not, without the prior written consent of the Parent, make any payment with respect to, or settle, offer to settle, or otherwise negotiate, any such demands.

                            ARTICLE II
                    The Surviving Corporation

Section 2.01  Certificate of Incorporation.

     The certificate of incorporation of the Company in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation after the consummation of the Merger until amended in accordance with applicable law.

Section 2.02  Bylaws.

     The bylaws of the Company in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation after the consummation of the Merger until amended in accordance with applicable law.

Section 2.03  Directors and Officers.

     From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of Merger Sub immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation after the consummation of the Merger.

                           ARTICLE III
                    Covenants of the Company

Section 3.01  Access to Information.

     From the date hereof until the Effective Time or earlier termination of this Agreement, the Company will, upon reasonable notice, give the Parent, its counsel, financial advisors, auditors, and other authorized representatives reasonable access during regular business hours to the offices, properties, books, and records of the Company, and will furnish to the Parent, its counsel, financial advisors, auditors, and other authorized representatives such financial and operating data and other information as they may reasonably request, for the purpose of evaluating the financial condition, results of operations, business, and properties of the Company, and will instruct the Company's employees, counsel, and financial advisors to cooperate with the Parent in its evaluation.

Section 3.02  Merger Meeting; Proxy Statement.

          (a) As soon as practicable following the date of this Agreement, the Company will take all action necessary in accordance with Delaware Law and with the Company's certificate of incorporation and bylaws to convene a meeting of its stockholders to approve the Merger and adopt this Agreement (the "Merger Meeting"). The Company's Board of Directors will recommend that the Company's stockholders approve the Merger and adopt this Agreement, and will cause the Company to use all reasonable efforts to solicit from the stockholders proxies to vote therefor, unless (i) in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such recommendation would not be consistent with the fiduciary duties of the Board of Directors under applicable law or (ii) this Agreement is terminated in accordance with Article VII.

          (b) The Company will prepare and file with the SEC preliminary proxy materials relating to the approval of the Merger and the adoption of this Agreement by the Company's stockholders, and will file with the SEC revised preliminary proxy materials, if appropriate, and definitive proxy materials in a timely manner as required by the rules and regulations of the SEC. Subject to the last sentence of Section 3.02(a), the proxy materials relating to the Merger Meeting will include the recommendation of the Company's Board of Directors.

                            ARTICLE IV
             Covenants of the Parent and Merger Sub

          The Parent and Merger Sub agree that:

Section 4.01  Director and Officer Liability.

          (a) The certificate of incorporation and the bylaws of the Surviving Corporation will contain the provisions with respect to exculpation from liability and indemnification set forth in the certificate of incorporation and bylaws of the Company as of the date hereof, which provisions (together with all provisions regarding indemnification or exculpation from liability contained in any agreements or commitments of the Company) will not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were present or former directors, officers, employees, or agents of the Company, unless such modification is required by law.

          (b) From and after the Effective Time, the Parent and the Surviving Corporation will, jointly and severally, indemnify, defend, and hold harmless the present and former directors and officers of the Company against all losses, claims, damages, and liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, to which any of them was or is a party or is threatened to be made a party by reason of the fact that he or she was or is a director or officer of the Company in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent that the Company would have been permitted to indemnify such Person under applicable law and the certificate of incorporation and bylaws of the Company or any other agreements or commitments in effect on the date hereof. The Parent will use all reasonable efforts to, without any lapse in coverage, either (i) for at least six years after the Effective Time, provide officers' and directors' liability insurance ("D&O Insurance") in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person currently covered by the Company's D&O Insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof;
provided that, in no event will the Parent be required to pay per annum more than 150% of the last premium (annualized) paid by the Company for such policy prior to the date hereof, (ii) purchase tail insurance in respect of the Company's existing
D&O Insurance for six years for a premium not to exceed the present value (discounted at the rate of 10% per annum) of the maximum annual premiums payable under clause (i) above, or
(iii) if such D&O Insurance or tail insurance is only available at premiums in excess of the maximum premiums set forth in clauses (i) or (ii), as applicable, then purchase the highest level of D&O Insurance or tail insurance available for such maximum premium.

          (c) Any Person who is entitled to indemnification under
Section 4.01(b) (an "Indemnified Party") wishing to claim such indemnification, upon learning of any such claim, action, suit, proceeding, or investigation, will promptly notify the Parent thereof, but failure to notify the Parent will not relieve the Parent of liability except to the extent the Parent is materially and adversely affected thereby. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective
Time), (i) the Parent or the Surviving Corporation will have the right to assume the defense, and the Parent will not be liable to any of the Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by them in connection with the defense, except that, if the Parent or the Surviving Corporation elects not to assume the defense or counsel for the Indemnified Parties advises that, in such counsel's reasonable judgment, there are issues that constitute conflicts of interest between the Parent or the Surviving Corporation and the Indemnified
Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Parent or the Surviving
Corporation will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided that, the Parent will be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) the Parent will not be liable for any settlement effected without its prior written consent; and provided further that, the Parent will not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction ultimately determines, and such determination becomes final and nonappealable, that the indemnification of such Indemnified
Party in the manner contemplated hereby is prohibited by applicable law.

          (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Person in the consolidation or merger or (ii) transfers all or substantially all of its assets to any Person, then and in each such case, proper provisions will be made so that the successors and assigns of the Surviving Corporation will assume all of the obligations of the Surviving Corporation under this Article IV.

          (e) The provisions of this Article IV are intended to be for the benefit of, and will be enforceable by, each of the present and former directors, officers, employees, and agents, their heirs and their representatives.

Section 4.02  Parent Vote at Merger Meeting.

     At the Merger Meeting, on the proposal to approve the Merger and adopt this Agreement, the Parent will vote, or cause to be voted, all shares of Common Stock beneficially owned by it in the manner voted by a majority of the other stockholders of the Company voting at the Merger Meeting.

                         ARTICLE V
       Covenants of the Parent, Merger Sub and the Company

        The Parent, Merger Sub and the Company agree that:

Section 5.01  Reasonable Efforts.

     Subject to the terms and conditions of this Agreement, each party will use its all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations to satisfy the conditions to closing and consummate the transactions contemplated by this Agreement as promptly as practicable.

Section 5.02  Certain Filings and Consents.

     The Company and the Parent will cooperate with one another
(a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts ("Third Party Consents"), in connection with the transactions contemplated by this Agreement and (b) in attempting to take all such actions, to make all such filings, and to obtain all such consents, approvals and waivers.

Section 5.03  Public Announcements.

     The Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated by it and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

                         ARTICLE VI
                    Conditions to the Merger

Section 6.01  Conditions to the Obligations of Each Party.

     The obligations of the Company, the Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) the Merger has been approved, and this Agreement has been adopted, by the requisite vote of the Company's stockholders;

          (b) no provision of any applicable domestic law or regulation, and no judgment, injunction, order, or decree of a court or governmental agency or authority of competent jurisdiction, that has the effect of making the Merger illegal or otherwise restrains or prohibits the consummation of the Merger is in effect or has been threatened by any governmental agency, commission, court, department or other instrumentality of any government, and no action is pending seeking such a judgment, injunction, order or decree; and

          (c) demands for appraisal rights by stockholders of the Company with respect to an aggregate of more than 100,000 shares of Common Stock shall not have been received by the Company pursuant to Section 262 of the Delaware Law.

                            ARTICLE VII
                           Termination

Section 7.01  Termination.

     This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of the Merger and adoption of this Agreement by the Company's stockholders):

          (a) by either the Company or the Parent if the Merger has not been consummated by March 31, 1999;

          (b) by mutual written consent of the Company, the Parent and Merger Sub;

          (c) by either the Company or the Parent if any applicable domestic law, rule, or regulation makes consummation of the Merger illegal or if any judgment, injunction, order, or decree of a court or governmental agency or authority of competent jurisdiction restrains or prohibits the consummation of the Merger, and such judgment, injunction, order or decree has become final and nonappealable; or

          (d) by either the Company or the Parent if the stockholder approval referred to in Section 6.01(a) has not been obtained at the Merger Meeting.

Section 7.02  Effect of Termination.

     If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, no party to this Agreement (or any of its directors, officers, employees, agents, or advisors) will have any liability or further obligation to any other party except (a) that the agreements contained in Section 8.04 will survive the termination hereof and (b) that nothing herein will relieve any party from liability for any breach of the covenants made by it in this Agreement.

                          ARTICLE VIII
                          Miscellaneous

Section 8.01  Notices.

     All notices, requests, and other communications to any party hereunder will be in writing (including telecopy) and will be given,

     if to the Parent or Merger Sub, to:

          Lonhro Plc
          Four Grosvenor Place
          London SW1X 7DL
          England

          Attention:  Corporate Secretary
          Fax:  44-171-201-6100

     with a copy to:

          Parker Chapin Flattau & Klimpl
          1211 Avenue of the Americas
          New York, New York 10036

          Attention:  Richard A. Rubin
          Fax:  (212) 704-6288

     if to the Company, to:

          Hondo Oil & Gas Company
          10375 Richmond Avenue, Suite 900
          Houston, Texas  77042

          Attention:     John J. Hoey
          Fax:      (713) 954-4601

     with a copy to:

          O'Melveny & Myers LLP
          400 South Hope Street
          Los Angeles, California  90071-2899

          Attention:     Richard A. Boehmer
          Fax:      (213) 430-6407

or  to  such other address or telecopy number as such  party  may hereafter specify for the purpose by notice to the other parties.
Each  such  notice,  request  or  other  communication  will   be
effective upon receipt.

Section 8.02  Survival.

     None of the agreements and other provisions contained in this Agreement or in any certificate or other writing delivered pursuant to this Agreement, other than Article I, Section 4.01 and Article 8, will survive the Effective Time.

Section 8.03  Amendments; No Waivers.

          (a) Subject to the applicable provisions of Delaware Law, any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and duly executed and delivered, in the case of an amendment, by the Company, the Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power, or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.04  Fees and Expenses.

     All costs and expenses incurred in connection with this Agreement will be paid by the party incurring the costs and expenses.

Section 8.05  Successors and Assigns.

     The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties.

Section 8.06  Governing Law.

     The interpretation, validity and enforceability of this Agreement will be governed by the law of the State of Delaware without regard to principles of conflict of laws that would apply the laws of any other jurisdiction.

Section 8.07  Counterparts; Effectiveness.

     This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
This Agreement will become effective when each party has received counterparts hereof signed by all of the other parties.

Section 8.08  Entire Agreement.

     This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, both written and oral, among the parties with respect to the subject matter of this Agreement. No representation, warranty or inducement not set forth herein has been made or relied upon by any party. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties any rights or remedies, except that the provisions of Section 4.01 are intended for the benefit of present and former directors, officers, employees and agents of the Company.

Section 8.09  Headings.

     The headings contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 8.10  Severability.

     If any term or other provision of this Agreement is invalid, illegal, or unenforceable, all other provisions of this Agreement will remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                           Lonhro Plc


                           By:  /s/  R.E. WHITTEN
                              Name:   R.E. Whitten
                              Title:     Executive Director


                           HOGC Acquisition Corporation


                           By: /s/  R.E. WHITTEN
                              Name:   R.E. Whitten
                              Title:     Secretary


                           Hondo Oil & Gas Company


                           By:  /s/  JOHN J. HOEY
                              Name:   John J. Hoey
                              Title:  President and Chief
                                      Executive Office

                                                         ANNEX B

                        [HLHZ LETTERHEAD]

October 9, 1998

To the Special Committee of
 the Board of Directors
 Hondo Oil & Gas Company

Dear Sirs:

We understand that Hondo Oil & Gas Company ("Hondo" or the "Company") is a publicly held oil and gas company that, until recently, was focused on international oil and gas development in Colombia, South America. The lack of success of the Company's investment in the Opon Project has resulted in significant losses for the Company in recent periods. The Company's common stock was publicly traded on the American Stock Exchange until recently when it was delisted. The Company's common stock is now traded on the NASDAQ small capitalization "electronic bulletin board." The Company's largest shareholder, Lonrho Plc ("Lonrho") is a publicly traded English company which through wholly owned subsidiaries, owns and controls 68.4 percent of the Company's outstanding common stock. Moreover, Lonrho is the Company's primary lender.

We further understand that the Company has entered into discussions with Lonrho whereby Lonrho and the Company would enter into a Merger Agreement dated October 9, 1998 (the "Merger Agreement") pursuant to which a wholly owned Lonrho subsidiary will be merged with and into the Company (the "Merger"). As part of the Merger, the public stockholders of Hondo (other than Lonrho and its subsidiaries) (the "Public Stockholders") will receive an aggregate consideration of 5 cents per share (the "Merger Consideration") for their equity investment in Hondo.
The Merger and other related transactions disclosed to Houlihan Lokey are collectively referred to herein as the "Transaction."

Houlihan Lokey has been retained on behalf of, and will report solely to, the Special Committee, notwithstanding that Houlihan
Lokey's fees and expenses will be paid by the Company.

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

 . reviewed the Company's audited financial statements for the five fiscal years ended September 30, 1997 and the unaudited financial statements for the nine months ended June 30, 1998, which the Company's management has identified as being the most currently available financial statements available as of the valuation date;

 .  reviewed the audited financial statements for Hondo
   Magdalena Oil & Gas Limited Colombian Branch for the fiscal years ended December 31, 1997 and December 31, 1996;

 .  reviewed the Merger Agreement;

 . met and had discussions with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and historical performance of the Company;

 . reviewed the estimation of proven reserves and future revenue dated June 30, 1998 prepared by Netherland, Sewell and Associates;

 .  reviewed the Second Amendment to the Agreement between the
   City of Long Beach and Hondo Oil & Gas Company, dated July
1998;

 .  reviewed the release of liability granted Hondo Oil & Gas
   Company by Phillips Petroleum Company, dated July 16, 1998;

 .  reviewed the petition of U.S. Bank Trust National
   Association, the order for hearing on the petition and the proposed order for settlement between Newhall Refining Co.,
Inc.
   and Hondo Oil & Gas Company, dated August 12, 1998; and

 . conducted such other studies, analyses, and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the information provided to us has been reasonably prepared and reflects the best currently available estimate of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the Merger Consideration to be received by the Public Stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

This Opinion is delivered to you subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                                       ANNEX C

           SECTION 262 OF THE GENERAL CORPORATION LAW
                    OF THE STATE OF DELAWARE

     262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258,
Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under
     Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections
     (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
(d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder's appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                       ANNEX D

     INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
              OF THE COMPANY, PARENT AND PURCHASER

     Set forth below are the name, age, citizenship, business address, position with the Company, Parent or Purchaser, as the case may be, present principal occupation or employment and five-year employment history of each director and executive officer of the Company, Parent and Purchaser, as indicated. Directors are indicated by asterisk.


Name (Age)             Present Principal Occupation Of
                       Employment/Material Positions Held During
                       The Past Five Years
___________            __________________________________________

The Company

John J. Hoey (59)*     Mr. Hoey became a director on June 2, 1993
                       and became President and Chief Executive
                       Officer of the Company on December 1, 1993.
                       He is a director and President or Managing
                       Director of each of the Company's
                       subsidiaries.  He is also President and
                       sole shareholder of Beneficial Capital
                       Corp. of New York, an investment company
                       with ownership in a number of public and
                       private companies.  From 1985 to 1992, he
                       was associated with Atlantic Petroleum
                       Corp. of Pennsylvania, including serving as
                       President of Atlantic Refining and
                       Marketing Corporation until its sale to Sun
                       Co. in November 1988.  From 1972 to 1984,
                       Mr. Hoey held various executive positions
                       in international banking and investment
                       companies.  From 1967 to 1971, he served in
                       the U.S. Department of State in Saigon,
                       South Vietnam.  He is currently a director
                       of GVC Corp., a publicly-held corporation.
                       Mr. Hoey is a U.S. citizen and his business
                       address is 10375 Richmond Avenue, Suite
                       900, Houston, Texas 77042.

Douglas G. McNair      Mr. McNair has been a director of the
(70)*                  Company since February 25, 1993.  He was an
                       independent consultant for international
                       transactions, marketing and negotiations.
                       From 1985 to 1986 he was Vice President and
                       Assistant to the Chairman and Chief
                       Executive Officer of Atlantic Richfield
                       Company.  From 1977 to 1985, he was Vice
                       President of Atlantic Richfield Company and
                       worked with that company's subsidiary,
                       Anaconda Cooper, in connection with
                       international operations.  From 1972 to
                       1977, he was Vice President of Atlantic
                       Richfield Company in charge of
                       international marketing.  From 1970 to
                       1972, he was President and Chief Executive
                       Officer of Atlantic Richfield Company's
                       Brazilian marketing subsidiary.  Mr. McNair
                       is a Brazilian citizen and his business
                       address is 10375 Richmond Avenue, Suite
                       900, Houston, Texas.

Nicholas J. Morrell    Mr. Morrell became a director of the
(51)*                  Company on November 21, 1996.  He was
                       appointed a director of Lonrho Plc in 1992,
                       its Deputy Managing Director in 1994, and
                       became its Chief Executive in November
                       1996.  In 1978, Mr. Morrell joined The
                       Observer newspaper which subsequently
                       became a member of the Lonrho group in
                       1981, becoming Managing Director in 1988
                       and, in 1989, was appointed Chief Executive
                       in charge of Lonrho's printing and
                       publishing operations.  Mr. Morrell is a
                       U.K. citizen and his business address is
                       Four Grosvenor Place, London SW1X 7DL,
                       England.

John F. Price (57)*    Mr. Price became a director of the Company
                       on November 16, 1992 and is a director of
                       Hondo Magdalena Oil & Gas Limited.  He is
                       also President and a director of The Hondo
                       Company.  He was President of Princess
                       Hotels International, Inc. (now known as
                       Bahamas Hotels, Inc.) and Executive
                       Vice President of Princess Properties
                       International Limited from March 1983 to
                       August 1998 when Lonrho Plc sold its
                       interest in those companies.  He is
                       currently President of Bahamas Hotels, Inc.
                       He was appointed an Associate Director of
                       Lonrho Plc in 1991.  He is a chartered
                       Accountant and joined the Lonrho group in
                       1969.  He was appointed Managing Director
                       of Lonrho (Zambia) Ltd. in 1974 and was
                       Managing Director of Lonrho (Zimbabwe) Ltd.
                       from 1979 to 1983.  Mr. Price is a U.S.
                       citizen and his business address is Bahamas
                       Hotels, Inc., 900 Third Street, New York,
                       New York 10022.

Robert K. Steer (67)*  Mr. Steer became a director of the Company on November 10, 1994.  He has been an
                       independent consulting geologist since
                       1987.  He retired from Exxon Corporation in
                       1986 where he served as Executive Vice
                       President of Esso Exploration, Inc. from
                       1982 to 1986.  From 1978 to 1981, he was
                       Exploration Department Manager for Exxon
                       Corporation, and from 1974 to 1978, he was President and Managing Director of Exxon
                       Malaysia Inc. Mr. Steer is a U.S. citizen and his business address is 10375 Richmond
                       Avenue, Suite 900, Houston, Texas 77042.

R.E. Whitten  (58)*    Mr. Whitten has been a director of the
                       Company since January 19, 1988 and is
                       director of Hondo Magdalena Oil & Gas
                       Limited.  He has been an Executive Director
                       of Lonrho Plc since July 1981 and became
                       Finance Director on January 1, 1995.  He
                       joined the Lonrho group in 1978.  He is
                       also a director of some 50 other companies
                       in the Lonrho group, including Princess
                       Hotels  International, Inc. and The Hondo
                       Company.  Mr. Whitten is a U.K. citizen and
                       his business address is Four Grosvenor
                       Place, London SW1X 7DL, England.

S.J. Urquhart (36)     Mr. Urquhart joined the Company on May 15,
                       1988 as a Financial Analyst and became
                       Controller of the Company on August 1,
                       1992.  He was appointed Vice President and
                       Controller on May 3, 1994.  He is also a
                       director and Vice President of each of the
                       Company's subsidiaries and a director of
                       Hondo Magdalena Oil & Gas Limited.
                       Mr. Urquhart is a Certified Public
                       Accountant and was employed by Ernst &
                       Whinney (now Ernst & Young LLP) from 1984
                       to 1988.  Mr. Urquhart is a U.S. citizen
                       and his business address is 10375 Richmond
                       Avenue, Suite 900, Houston, Texas 77042.



Parent
------

Sir John Craven (57)   Sir Craven has been a non-Executive Director
                       of Lonhro Plc since March 7, 1997 and was
                       appointed Chariman on March 26, 1997.  He
                       was Chairman of Deutsche Morgan Grenfell
                       from at least October 1993 until June 1997.
                       He is currently also a non-Executive Director
                       of Reuters Holdings Plc and Rothmans
                       International BV and a member of the Supervisory
                       Board of Societe Generale de Surveillance
                       Holdings S.A.  He is a U.K. citizen and his
                       business address is Four Grosvenor Place,
                       SW1X 7DL, London.

S.E. Jonah (48)*       Mr. Jonah has been an Executive Director of
                       Lonhro Plc since 1992.  For at least the past
                       five years, he has been the Chief Executive
                       of Ashanti Goldfields Company Limited.  He
                       joined Lonhro Plc in 1969.  He is a citizen
                       of Ghana and his business address is Four
                       Grosvenor Place, SW1X 7DL, London.

Nicholas J. Morrell    See his description above.

R.E. Whitten           See his description above.

Terence Wilkinson      Mr. Wilkinson has been an Executive Director
(52)*                  of Lonhro Plc since October 1993.  He has
                       been Chief Operating Officer (Mining) of Lonhro
                       Plc since July 1997.  For more than four years
                       prior to July 1997, he was responsible to Lonhro
                       Plc with respect to Lonhro's mining operations.
                       Mr. Wilkinson joined the Lonhro Group in South
                       Africa in 1973.  He is a South
                       African citizen and his business address is
                       Four Grosvenor Place, SW1X 7DL, London.

M.J. Pearce (52)       Mr. Pearce is and has been the Company Secretary
                       of Lonhro Plc since October 1979.  He is a U.K.
                       citizen and his business address is Four Grosvenor
                       Place, SW1X 7DL, London.

Peter Harper (63)*     Mr. Harper has been a non-Executive Director of
                       Lonhro Plc since October 1993 and was appointed
                       Deputy Chairman on July 3, 1998.  He was Chairman
                       of Hanson Industrial Services Limited, the U.K.
                       industrial subsidiary of Hanson Plc, prior to
                       October 1993 and until September 1994.  He is
                       currently also a non-Executive Director of John
                       Laing Plc and Deputy Chairman of Victrex Plc.  He
                       is a U.K. citizen and his business address is
                       Four Grosvenor Place, SW1X 7DL, London.

J.R.B. Phillimore      Mr. Phillimore has been a non-Executive Director
(49)*                  of Lonhro Plc since September 11, 1997.  From
                       1992 to date, he has undertaken strategic advisory
                       work for U.K. and international companies.  He is
                       currently also a non-Executive Director of Aber
                       Resources Limited.  He is a U.K. citizen and his
                       business address is Four Grosvenor Place, SW1X 7DL,
                       London.

Sir Alastair Morton    Sir Morton has been a non-Executive Director of
(60)*                  Lonhro Plc since March 12, 1998.  Before October
                       1993 and until October 31, 1996, he was Executive
                       Co-Chairman of Eurotunnel.  He is currently also
                       a non-Executive Director of National Power Plc and
                       of Brockbank Group and an adviser to the Group
                       Executive Board of ABB Daimler-Benz Transportation
                       and to the Vice Chancellor of the University of
                       Cambridge.  He is a U.K. citizen and his business
                       address is Four Grosvenor Place, SW1X 7DL, London.


Purchaser
__________

John F. Price*         Mr. Price is the President of the
                       Purchaser.  See his description above.

Nicholas J. Morrell*   See his description above.

R.E. Whitten*          Mr. Whitten is the Secretary of the
                       Purchaser.  See his description above.




                                                           ANNEX E

                                     FORM 10-K

                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549


                 [X]  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                       OF THE SECURITIES EXCHANGE ACT OF 1934

                    For the fiscal year ended: September 30, 1997

                                         OR

               [ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                       OF THE SECURITIES EXCHANGE ACT OF 1934

                      For the transition period from:       to:


                           Commission file number:  1-8979


                               HONDO OIL & GAS COMPANY
               (Exact name of registrant as specified in its charter)

                            Delaware                    95-1998768
                  (State or other jurisdiction       (I.R.S. Employer
               of incorporation or organization)   Identification No.)

         10375 Richmond Avenue, Suite 900, Houston, TX    77042
            (Address of principal executive offices)    (Zip Code)

         Registrant's telephone number, including area code: (713) 954-4600


             Securities registered pursuant to Section 12(b) of the Act:

                                                       Name of each
                                                       exchange on
                      Title of each class            which registered
                      -------------------            ----------------
                       Common stock, par              American Stock
                       value $1 per share                Exchange


             Securities registered pursuant to Section 12(g) of the Act:

                                        None


                                     (continued)

       Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been
       subject to such filing requirements for the past 90 days.   Yes X    No

       Indicate by check mark if disclosure of delinquent filers pursuant to
       Item 405 of Regulation S-K (section 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

       The aggregate market value of the voting stock of the registrant held by non-affiliates of the registrant on December 12, 1997 based on the closing price on the American Stock Exchange of such stock on such date was $32,381,596.

       Registrant's Common Stock outstanding at December 12, 1997 was 13,788,424 shares.

       DOCUMENTS INCORPORATED BY REFERENCE: Portions of the proxy statement for the annual shareholders meeting are incorporated by reference into
       Part III.

                               HONDO OIL & GAS COMPANY

                         INDEX TO ANNUAL REPORT ON FORM 10-K


           Caption                                                       Page

       PART I

           Item  1.  Business ............................................. 4

           Item  2.  Properties ...........................................14

           Item  3.  Legal Proceedings ....................................15

           Item  4.  Submission of Matters to a Vote of Security
                      Holders .............................................16

       PART II

           Item  5.  Market for Registrant's Common Equity and
                      Related Stockholder Matters .........................17

           Item  6.  Selected Financial Data ..............................18

           Item  7.  Management's Discussion and Analysis of Financial
                      Condition and Results of Operations .................20

           Item  8.  Financial Statements .................................31

           Item  9.  Changes In and Disagreements with Accountants
                      on Accounting and Financial Disclosure ..............61

       PART III

           Item 10.  Directors and Executive Officers of
                      the Registrant ......................................61

           Item 11.  Executive Compensation ...............................61

           Item 12.  Security Ownership of Certain Beneficial
                      Owners and Management ...............................61

           Item 13.  Certain Relationships and Related Transactions .......61

       PART IV

           Item 14.  Exhibits, Financial Statement Schedules, and
                      Reports on Form 8-K .................................61

       SIGNATURES  ........................................................62

                     PART I

       As used in this report, unless the context otherwise requires, the terms "Registrant", "the Company" and "Hondo Oil" refer to Hondo Oil & Gas Company and its consolidated subsidiaries.


       Item 1.   BUSINESS

       (a)  General Development of Business

       The Company is an independent oil and gas company, presently focusing on international oil and gas exploration and development. The Company was incorporated as Pauley Petroleum Inc. ("Pauley") in 1958. In January 1988, The Hondo Company ("Hondo") acquired a controlling interest in Pauley in exchange (the "Exchange") for all of the outstanding stock of Hondo's subsidiary, Hondo Oil & Gas Company. In March 1988, the Company acquired Fletcher Oil and Refining Company ("Fletcher" or the "Fletcher refinery"). In January 1990, Pauley merged ("the Merger") with the wholly-owned subsidiary acquired in the Exchange, Hondo Oil & Gas Company. In conjunction with the Merger, Pauley Petroleum Inc., the surviving corporation, changed its name to Hondo Oil & Gas Company.

       In December 1989, the Company permanently suspended operations at its wholly-owned subsidiary, Newhall Refining Co., Inc. ("Newhall refinery"). During 1991, Hondo Oil adopted plans of disposal for both its refining and marketing operations and its real estate operations (primarily the land underlying the Newhall refinery). The Company suspended operations at its Fletcher refinery in October 1992 and completed a sale of substantially all of the refining and marketing operations in October 1993.

       In June 1992, the Company completed a sale of substantially all of its domestic oil and gas assets and repaid a substantial portion of its long-term debt with the proceeds.

       In January 1996, Lonrho Plc acquired control of the Company. Prior to that date the control of the Company was effectively shared with Robert
       O. Anderson and his family. In a Schedule 13D amendment filed October 15, 1997, by Lonrho Plc and its affiliates, the filing parties said that Lonrho Plc had retained Morgan Stanley & Co. Incorporated to assess and implement strategic alternatives with respect to Lonrho's direct and indirect investment in the Company. Lonrho Plc said such strategic alternatives could include, without limitation, a possible recapitalization of the Company or a sale or business combination involving the Company or Lonrho's direct and indirect equity interest in the Company (including the sale or assumption of the debt obligations of the Company to affiliates of Lonrho).

       The Company's principal asset is its exploration concession in Colombia.



       (b)  Financial Information About Industry Segments

       See Note 11 to the Consolidated Financial Statements in Item 8. The Company presently operates in one segment.

        (c) Narrative Description of Business


       INTERNATIONAL OPERATIONS

       The Company's wholly-owned subsidiary, Hondo Magdalena Oil & Gas Limited ("Hondo Magdalena"), participates in the Opon Association Contract (the "Opon Contract") with Empresa Colombiana de Petroleos ("Ecopetrol"), Opon Development Company ("ODC") and Amoco Colombia Petroleum Company ("Amoco Colombia"). Ecopetrol is a quasi-governmental corporate organization wholly-owned by the government of Colombia. The Opon Contract was entered into between Ecopetrol and ODC in 1987, and approved by the Ministry of Mines and Energy in 1988, to explore and develop an area of approximately 190 square miles located in the Middle Magdalena Basin about 125 miles north of Bogota, Colombia. The Opon Contract is divided into an exploration period and an exploitation period and expires in July 2015.

       The Opon Contract provides for an exploration period of six years, which commenced in July 1988 and was extended through September 30, 1995. The minimum work obligations required by the Opon Contract for the exploration period were completed by the associate parties (Amoco Colombia, Hondo Magdalena and ODC). The Opon Contract provides that at the end of the exploration period, the associate parties may seek to declare a field capable of producing commercial hydrocarbons (repaying investment and expenses and returning a profit) by presenting an application to Ecopetrol. Ecopetrol has 90 days to respond to the associate parties' application. If Ecopetrol agrees, then the field is declared to be commercial and production may commence. Upon the designation of an area or field as commercial, Ecopetrol acquires a 50% interest in such area or field and reimburses the associate parties for 50% of the direct exploration costs for each commercial discovery from its share of production. Thereafter, Ecopetrol pays 50% of costs and will receive 50% of production. Revenue from the Opon Contract area is subject to a 20% royalty, which is paid to the Colombian government.

       The associate parties completed the minimum work obligations for each of the six years of the exploration period with completion of the Opon No. 4 well in September 1995. An application for commerciality was submitted by Amoco Colombia in February 1996. On May 8, 1996, Ecopetrol approved a commercial field of approximately 2,500 acres around the Opon No. 3 and No. 4 wells (described below). The interests in the commercial field are approximately: Ecopetrol, 50%, Amoco Colombia, 30%, Hondo Magdalena, 15.4%, and ODC, 4.6%. Amoco Colombia, Hondo Magdalena and ODC have interests in the remainder of the Opon Contract area of approximately 60%, 30.9% and 9.1%, respectively. The commercial field is substantially smaller than that requested by Amoco Colombia. The commercial field may be enlarged by future drilling and/or additional technical information.* The associate parties submitted an application to declare the area around the Opon No. 6 well commercial in August 1997. Ecopetrol responded in September 1997 that it considered the information presented to be insufficient to evaluate the application for the extension of the commercial area. The associate parties are evaluating Ecopetrol's response in light of the terms of the Opon Contract and plan to approach Ecopetrol for clarification of its
       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations in Item 7.

       response. At this date, the area around the Opon No. 6 well is not a part of the commercial area. Ecopetrol will not pay for its share of expenditures to enlarge the commercial field until the new areas are proven and declared commercial. Ecopetrol will participate in further development costs of the existing commercial field.

       The Opon Contract provides that at the end of the exploration period, if a field capable of producing hydrocarbons in commercial quantities has been discovered, the Opon Contract area will be reduced by 50%. Two years thereafter, the Opon Contract area will be further reduced to 25% of the original area. Two years thereafter, the Opon Contract area will be reduced to the area of the commercial field that is in production or development, plus a reserve zone of five kilometers in width around the productive limit of such field. The commercial field plus the zone surrounding such field will become the area of exploitation. The associate parties designate the acreage to be released. Additional wells will be required to enlarge the commercial area and to increase the size of the area of exploitation.

       The first acreage relinquishment of 50% occurred during 1996, effective September 30, 1995, reducing the area of the Opon Contract area to 25,021.5 hectares (61,828 acres). The Company believes that the first relinquishment did not cause the loss of significant exploration opportunities. The second acreage relinquishment was due on September 30, 1997. By agreement with Ecopetrol, the second relinquishment has been postponed until September 30, 1998. As consideration, the associate parties agreed to perform, for the full Opon Contract area, surface geological studies and petrochemical analysis, and to undertake a study to determine the economic and technical viability of putting the shallow oil producing wells in the Opon Contract area into production.

       Hondo Magdalena acquired its interest in the Opon Contract from ODC. Prior to fiscal 1993, Hondo Magdalena and ODC drilled four wells to the shallow Mugrosa formation. Following extended production and pressure testing, one of these wells was declared a dry hole. In fiscal 1993, Hondo Magdalena drilled the Lilia No. 10 well to the La Paz formation at its sole cost. The well was drilled to a total depth of 10,003 feet. The well encountered mechanical problems after the logs were run, and it was temporarily plugged and suspended. The well may be re-entered at a future date. By completing these operations, Hondo Magdalena acquired an 80% interest in the Opon Contract from ODC.

       Under a Farmout Agreement dated August 9, 1993, Amoco Colombia earned a 60% participating interest in the Opon Contract, 50% from Hondo Magdalena and 10% from ODC. Hondo Magdalena retained a 30% interest. Amoco Colombia paid $3.0 million in cash and paid Hondo Magdalena's costs related to the Opon No. 3 well, a well drilled to the La Paz formation. Under the Farmout Agreement, Amoco Colombia paid Hondo Magdalena an additional $5.0 million in October 1994 and paid all but $2.0 million of Hondo Magdalena's costs related to the Opon No. 4 well, also drilled to the La Paz formation.

       The Opon No. 3 well, completed in September 1994, was drilled to a depth of 12,710 feet at a total cost of approximately $30.0 million. The well tested at a daily rate of 45 million cubic feet of natural gas and 2,000 barrels of condensate. The hydrocarbons were tested from 1,118 feet of perforations in the La Paz formation through a 42/64-inch opening at the surface with 6,000 pounds-per-square-inch flowing tubing pressure. Downhole restrictions prevented the well from testing at higher rates.

       The Opon No. 4 well, completed in September 1995, was drilled to a depth of 11,500 feet at a total cost of approximately $28.5 million. The well tested at a daily rate of 58 million cubic feet of natural gas and 1,900 barrels of condensate. The hydrocarbons were tested from 1,022 feet of perforations in the La Paz formation through a 40/64-inch opening at the surface with 8,121 pounds-per-square-inch flowing tubing pressure.
       These two wells have confirmed the existence of a significant natural gas field.

       The Opon No. 6 well commenced drilling in October 1996. This well is slightly more than 1 kilometer north of the Opon No. 3 well and is outside the current commercial area. The well is presently estimated to cost $30.2 million, of which Hondo Magdalena's share is 30.9%.* After the drilling was completed, several mechanical problems in the completion and testing of the Opon No. 6 well occurred. After there was a failure of a portion of the guns during the initial completion attempt in April 1997, a second set of perforating guns were fired. Cleanup and testing on the second set of perforations commenced in May 1997 and, while all the guns fired, the well has not flowed as anticipated. The associate parties have suspended operations on the well in order to fully evaluate all data from the well and prepare a plan for further actions. Amoco Colombia has recently proposed a workover of the Opon No. 6 well using propellant stimulation technology. A decision on the proposal will be made in January 1998 following an economic analysis.* The associate parties are attempting to negotiate a settlement of claims against suppliers of services and equipment related to the problems encountered during completion operations on the Opon No. 6 well, but no settlement has been reached. If a settlement is not reached, the next step will be arbitration.* No prediction of the outcome of these matters can be made at this time.

       The Opon No. 14 well, approximately 4 kilometers south of the Opon No. 4 well commenced drilling in October 1997. The total cost of the well is estimated to be $21.5 million, of which Hondo Magdalena will bear 30.9%.* The well is planned for a total depth of 11,000 feet and is intended to confirm the existence of the La Paz gas and condensate reservoir in the south of the Opon Contract area.* The drilling of the well has progressed in accordance with its plan to this date.

       Operations in the Opon Contract area are subject to the operating risks normally associated with exploration for, and production of, oil and gas, including blowouts, cratering, and fires, each of which could result in damage to, or destruction of, the oil and gas wells, formations or production facilities or properties. In addition, there are greater than normal mechanical drilling risks at the Opon Contract area associated with high pressures in the La Paz and other formations. These pressures may: cause collapse of the well bore, impede the drill string while drilling, or cause difficulty in completing a well with casing and cement.

       Production is subject to political risks inherent in all foreign operations, including: (i) loss of revenue, property, and equipment as a result of unforeseen events such as expropriation, nationalization, war and insurrection, (ii) risks of increases in taxes and governmental royalties, (iii) renegotiation of contracts with governmental entities,
       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations in Item 7.

       as well as, (iv) changes in laws and policies governing operations of foreign-based companies in Colombia. Guerrilla activity in Colombia has disrupted the operation of oil and gas projects, including those at the Opon Contract area. Security in the area has been improved and the associate parties have taken steps to enhance relations with the local population through a community relations program. The government continues its efforts through negotiation and legislation to reduce the problems and effects of insurgent groups, including regulations containing sanctions such as impairment or loss of contract rights on companies and contractors if found to be giving aid to such groups. The associate parties will continue to cooperate with the government, and do not expect that future guerrilla activity will have a material impact on the exploration and development of the Opon Project. However, there can be no assurance that such activity will not occur or have such an impact and no opinion can be given on what steps the government may take in response to any such activity.

       Colombia is among several nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the United States government. In February 1997, the President of the United States announced that Colombia again would neither be certified nor granted a national interest waiver. The consequences of the failure to receive certification generally include the following: all bilateral aid, except anti-narcotics and humanitarian aid, has been or will be suspended; the Export-Import Bank of the United States and the Overseas Private Investment Corporation will not approve financing for new projects in Colombia; U. S. representatives at multilateral lending institutions will be required to vote against all loan requests from Colombia, although such votes will not constitute vetoes; and the President of the United States and Congress retain the right to apply future trade sanctions. Each of these consequences of the failure to receive such certification could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with the Company's operations in Colombia.

       The government of Colombia has established a natural gas policy and is pursuing a program to maximize the utilization of natural gas throughout the country, including the industrial cities of Medellin, Cali and Bogota, where developed markets and infrastructure are expanding. The Colombian government's policy on natural gas is intended to increase the consumption of natural gas in order to provide a more balanced use of its energy resources. The policy includes the use of natural gas in place of higher cost electricity and in place of wood to reduce deforestation. The government intends to encourage the development of markets for natural gas and is pursuing the development of pipeline transportation systems for new markets. The proximity of the Opon Contract area to these potential gas markets will be an advantage for marketing the natural gas.

       In July 1995, Hondo Magdalena, ODC, Amoco Colombia and Ecopetrol agreed to construct a pipeline and wellhead facilities (which were not contemplated in the Opon Contract). The parties constructed a 16 inch pipeline approximately 88 kilometers in length from the Opon Contract area north to Ecopetrol's gas processing plant at El Centro, and from there to Ecopetrol's refinery at Barrancabermeja. The investment in pipeline costs will be recovered through a pipeline tariff.* Ecopetrol has constructed improvements at its El Centro gas processing plant to handle incremental production from the Opon Contract area. Ecopetrol will recover its investment through a gas processing fee.

       The Comision de Regulacion de Energia y Gas (Commission for the Regulation of Energy and Gas, "CREG"), an agency of the Ministry of Mines and Energy of the Colombian government, regulates natural gas pipelines and the sale of natural gas in Colombia. CREG's regulations provide the ceiling price for natural gas and the methodology for establishing pipeline tariffs. Based upon these regulations, Amoco Colombia, as operator applied for a tariff for the pipeline; CREG has not yet responded to this application.

       Contracts, covering the sale of natural gas, the sale of condensate and natural gas liquids, the processing of the gas stream, and transportation of natural gas and liquids are complete and have been signed by all parties. The contracts provide for: (i) the sale of 100 million cubic feet of natural gas per day for the life of the Opon Contract at the regulated price determined semi-annually by a formula based upon the average price received by Ecopetrol for exported fuel oil during the prior two six-month periods (currently US$1.08 per million British Thermal Units); (ii) the sale of condensate and natural gas liquids at market-related and market-indexed prices; and (iii) the processing of the gas stream at Ecopetrol's El Centro gas processing plant for a fee of $0.159 per thousand cubic feet of gas. In a recent amendment to the gas processing agreement the associate parties agreed to bear the cost of processing royalty gas that is attributable to their interests and Ecopetrol reduced the fee for processing from $0.20 to $0.159 per thousand cubic feet of gas. Ecopetrol, as purchaser, pays the pipeline tariff for the natural gas sold by the associate parties.

       On March 3, 1997, Hondo Magdalena, ODC, Amoco Colombia and Ecopetrol, as sellers, signed a contract with Termo Santander de Colombia E.S.P., as purchaser ("Termo Santander"), to supply, subject to the conditions noted below, natural gas to an electric generation plant at the Opon Contract area. Termo Santander's power plant is located at the Opon Contract area. Under the contract, the sellers will supply natural gas requested by the purchaser up to 60 million cubic feet per day. The sellers will receive $4.2 million per year for making the gas available for purchaser's call. Purchaser will pay 60% of the government-regulated price (described above) for the natural gas it takes. The sellers will also receive additional bonus payments if the power plant achieves a price for its electrical power in excess of certain target rates. Condensate associated with the natural gas that is delivered to the purchaser will be separately sold to Ecopetrol. The contract provides for substantial penalties, decreasing over the life of the contract, to the sellers for the failure to deliver gas. The commencement of the contract is conditioned upon the completion of the electric generation plant and a determination by the sellers that there are sufficient reserves to supply natural gas to the purchaser for the entire term of the agreement. In order to begin deliveries before the condition concerning the sufficiency of reserves is satisfied, an interim agreement for the sale of gas to Termo Santander was signed on November 20, 1997. The interim agreement will be effective until
       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations in Item 7.

       January 1, 1999, or until sufficient reserves are determined through additional work on the Opon No. 6 well or the successful completion of the Opon No. 14 well.* The gas sales price under the interim agreement will be equivalent to the price, including the pipeline tariff, that would have been received if the same gas were sold under the contract with Ecopetrol described in the preceding paragraph.

       The pipeline and wellsite facilities were completed in June 1997. Ecopetrol completed the improvements to the El Centro gas plant in November 1997. Production from the Opon field began on December 1, 1997, with gas supplied to Termo Santander for testing the first of two turbines at the power plant. The first shipment of gas through the pipeline began on December 5, 1997, but was interrupted for one week shortly thereafter by a landslide. The first shipment of gas was 10 million cubic feet and the quantity is expected to increase to the contract quantity of 100 million cubic feet per day by calendar year end 1997.*

       Development of the Opon Project will require significant future capital expenditures for which the Company will need additional funds. See Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources in Item 7.


       DISCONTINUED OPERATIONS

       Refining and Marketing Operations

       On October 1, 1993, the Company completed the sale of the common stock of its Fletcher refinery and the assets of the Hilo, Hawaii asphalt terminal. The Company's 41,000 bbl asphalt barge was sold in May 1993. An asphalt terminal in Honolulu, Hawaii and two gasoline stations acquired through bankruptcy proceedings against a former customer of Fletcher were disposed of in 1994. There are no remaining assets of the refining and marketing operations. See Note 12 to the Consolidated Financial Statements in Item 8.

       Real Estate Operations

       On December 15, 1989, the Company suspended operations at its Newhall refinery. Subsequently, the Company adopted a plan of disposition which included dismantling the refinery, effecting environmental remediation of the land and further developing the land to a condition where it may be sold. Execution of the plan was suspended in September 1993 and the Company is now marketing the site in its current condition and with existing land-use entitlements. The Newhall refinery site consists of approximately 105 acres located adjacent to a major freeway intersection in northern Los Angeles County. See Management's Discussion and Analysis of Financial Condition and Results of Operations in Item 7 and
       Note 12 to the Consolidated Financial Statements in Item 8.





       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations in Item 7.

       The Company owns in fee simple approximately 11 acres of undeveloped land located in eastern Los Angeles County. An option to a developer on the Company's Via Verde tract at a price of $3.1 million expires in December 1997. The option agreement will allow the Company the right to be released from the current agreement should there be a potential sale of the parcel to a ready and willing buyer.

       Each of the above real properties is subject to a mortgage in favor of Lonrho Plc. See Note 5 to the Consolidated Financial Statements in Item 8.


       COMPETITIVE FACTORS

       Other parties have developed or announced discoveries of natural gas in Colombia. These reserves and potential reserves exist on the north coast of Colombia and in the Llanos Basin, east of the Company's interest at the Opon Contract area. In the developing gas market of Colombia, these gas supplies will compete for existing and new markets, and for access to transportation facilities for natural gas. Such competition may adversely affect the Company's ability to market its natural gas and/or the price of natural gas. At this time, no prediction can be made as to the effect such competition will ultimately have upon the Company.


       OTHER FACTORS AFFECTING THE COMPANY'S BUSINESS

       Environmental matters

       The Company's operations are subject to certain federal, state and local laws, including those of Colombia, and regulations governing the management of hazardous materials, the discharge of pollutants into the environment and the handling and disposal of solid and hazardous waste.

       (1)  General

            Minor spillage or discharge of petroleum and related substances are a common occurrence at oil refineries and at oil and gas production and drilling facilities. Such spills and discharges could create liability under various federal, state and local environmental laws and regulations. As is the case with other companies engaged in oil and gas exploration, production and refining, the Company faces exposure from potential claims and lawsuits involving environmental matters. These matters may involve alleged soil and water contamination and air pollution. The Company's policy is to accrue environmental and clean-up costs when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. However, future environmental related expenditures cannot be reasonably quantified in many circumstances due to the conjectural nature of remediation and clean-up cost estimates and methods, the imprecise and conflicting data regarding the characteristics of various types of waste, the number of other potentially responsible parties involved and changing environmental laws and interpretations. Management believes the reduced scope of the Company's operations following the sale of the Company's domestic oil and gas properties and the Fletcher refinery has significantly reduced the Company's potential exposure to environmental liability.

       (2)  Fletcher Refinery

            Generators of hazardous substances found in disposal sites at which environmental problems are alleged to exist, as well as the owners of those sites and certain other classes of persons, are subject to claims brought by state and federal regulatory agencies. Fletcher has been notified by the EPA that it is a potentially responsible party in a proceeding under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"). The notice relates to the Operating Industries, Inc. ("OII") dump site in Monterey Park, California. During fiscal 1993, the Company sold the Fletcher refinery in a stock sale through which the purchaser assumed environmental liabilities of Fletcher, known and unknown. Any liability related to OII (to which Fletcher has asserted the defense of bankruptcy discharge and with respect to which Fletcher entered into a settlement with certain potentially responsible parties at the time of the bankruptcy) remains a liability of Fletcher and is no longer a liability of the Company. However, the statutes impose liability on "owners" and "operators," and these statutes have been used to assert claims against controlling shareholders of corporations involved in claims under CERCLA and related statutes. The Company is sole shareholder of Pauley Pacific Inc. which was sole shareholder of Fletcher. The assertion of such a claim against the Company in the case of OII is considered by management to be remote, since the Company was not an owner of Fletcher until after the events occurred that are the basis of the notice to Fletcher on the OII dump site.

       (3)  Newhall Refinery Site

            The Company has evaluated the Newhall Refinery site to determine the impact of refining activities on the environment. The Company has conducted an environmental assessment of the refinery site and a remediation plan for the site has been submitted to the Regional Water Quality Control Board and has received staff approval. The Company estimates that $2.0 million would be incurred in executing the approved remediation plan; however, the Company expects to sell the property without incurring these costs by reducing the purchase price. The Company's estimate of the net realizable value of this property has been reduced by estimated remediation costs in determining the carrying value of the property and therefore the remediation costs will not affect future results of operations.
            See Note 12 to the Consolidated Financial Statements in Item 8.

            The Newhall Refinery was recently notified by a California state agency that it is considered a potentially responsible party, under a state law that is equivalent to CERCLA, in the matter of the cleanup of a dump site previously operated by Environmental Protection Corporation, the Eastside Disposal Facility, near Bakersfield, California. The Company has no record of having disposed of any waste at the site, and is continuing its investigation of the circumstances that have led to the notification. Based upon the records obtained from other parties, the quantities of waste attributed to Newhall are minute relative to the total amount of waste delivered to the landfill. However, management cannot assess at this time the potential exposure or liability, if any, to the Company.

       Government Regulations and Legislative Proposals

       The Company is subject to governmental regulations which include various controls on the exploration for, production, sale, and transportation of crude oil and natural gas in Colombia. See International Operations above. A number of foreign, federal and other legislative proposals, if enacted, may have adverse effects on companies in the petroleum industry, including the Company. These proposals involve, among other matters, the imposition of additional taxes, price controls, land use controls and other restrictive measures. The Company cannot determine to what extent future operations and earnings may be affected by new regulations or changes in current regulations.


       EMPLOYEES

       The Company employed 7 full-time personnel as of September 30, 1997.


       (d)  Financial Information About Foreign Operations

       See Note 11 to the Consolidated Financial Statements in Item 8. The Company operates in one foreign location: Colombia, South America. See International Operations, above.

       Item 2.   PROPERTIES

       OIL AND GAS PROPERTIES

       The Company's principal asset is its interest in the Opon Association Contract (the "Opon Contract"), an exploration concession for an area in the Middle Magdalena Valley of Colombia, South America. Two wells drilled during 1994 and 1995 have confirmed the existence of a significant natural gas field. The following information should be read in conjunction with the description of the Opon Contract contained in International Operations in Item 1, particularly the descriptions of commerciality, acreage relinquishment, and the term of the Opon Contract.

       (1) For estimated net quantities of proved oil and gas reserves, results of operations from oil and gas producing activities and the standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities for the years ended September 30, 1997, 1996 and 1995, as applicable, see Supplementary Information about Oil and Gas Producing Activities and Reserves (Unaudited) following the Consolidated Financial Statements in Item 8.

       (2) The only estimates of total proved net oil and gas reserves filed with any federal agency during fiscal 1997 are those contained in this Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

       (3) No production income and cost per unit data for the years ended September 30, 1997, 1996 and 1995 exists and none will be reported until production in Colombia commences in fiscal 1998.

       (4) The Company had two (0.3 net) wells capable of production (located in Colombia) at September 30, 1997. An area of 2,500 acres (386 net acres), which encompasses the two completed wells, was declared commercial in May 1996. The Company's interest in the commercial area is 15.444375%. Additional wells are permitted to be drilled on this acreage and additional areas reported as undeveloped in (5) below may be declared commercial in the future.

       (5) Undeveloped acreage at September 30, 1997, all located in Colombia, consists of 59,327 gross acres, or 18,325 net acres, contained within the areas of the Opon Contract which have not been declared commercial. The Company's interest in this area is 30.88875%. Portions of this acreage are subject to relinquishment to Ecopetrol in the future.

       (6) Net wells completed (all located in Colombia) for the years ended September 30:

                                          1997      1996      1995
                                          ----      ----      ----

            Productive exploratory          -         -       0.3
            Dry exploratory                 -         -         -
            Productive development          -         -         -
            Dry development                 -         -         -

            The Company's interest in net productive exploratory wells is computed at the Company's interest at the time they are drilled. The Company's interest in these wells is subject to a 50% reduction upon a declaration of commerciality.

       (7) Present activity: The Opon No. 6 well was commenced on October 24, 1996 in the non-commercial area of the Opon Contract and encountered several mechanical problems during completion and testing in April and May 1997. Work on the well has been suspended until a plan for further actions has been developed. Amoco Colombia has recently proposed a workover of the Opon No. 6 well using propellant stimulation technology. A decision on the proposal will be made in January 1998 following an economic analysis.* Drilling of the Opon 14 commenced on October 23, 1997 in the non-commercial area of the Opon Contract and is expected to be completed in the spring of 1998.*

       (8)  Delivery Commitments:

            The Company has executed two contracts for sales of specific quantities of natural gas from the Company's wells in Colombia.
            See International Operations in Item 1. The Company believes the reserves discovered in the Opon No. 3 and 4 wells are adequate to meet these sales commitments in the near future.* Additional wells are needed and will be drilled to insure the ability to meet delivery commitments over the life of the contract.*


       OTHER PROPERTIES

       Refer to Item 1 for descriptions of properties owned by the Company other than those described in Item 2, above.


       Item 3.   LEGAL PROCEEDINGS

       The Company is involved in a number of legal and administrative proceedings incident to the ordinary course of its business. In the opinion of management, any liability to the Company relative to the various proceedings will not have a material adverse effect on the Company's operations or financial condition.

       The Company has evaluated the Newhall Refinery site to determine the impact of refining activities on the environment. The Company has conducted an environmental assessment of the refinery site and a remediation plan for the site has been submitted to the Regional Water Quality Control Board and has received staff approval. The Company estimates that $2.0 million would be incurred in executing the approved remediation plan; however, the Company expects to sell the property without incurring these costs by reducing the purchase price. The Company's estimate of the net realizable value of this property has been reduced by estimated remediation costs in determining the carrying value of the property and therefore the remediation costs will not affect future results of operations. See Note 12 to the Consolidated Financial Statements in Item 8.
       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations in Item 7.

       In the agreement for the sale of Fletcher Refinery in 1993, the Company indemnified the buyer as to liabilities in excess of $0.3 million for certain federal and state excise taxes arising from periods prior to the sale. Fletcher notified the Company in July 1994 that an audit for California Motor Vehicle Fuels Tax was underway and a preliminary review by then Fletcher employees indicated that a significant liability might exist. The Company retained a consultant to evaluate the contingent liability. In September 1994, the Company accrued $1.4 million as a result of the consultant's evaluation. An additional $0.7 million was accrued in September 1995, primarily because of increases in the estimated amounts of penalties and interest which could be due. The State of California issued a preliminary report in June 1996 which concluded taxes and penalties of $10.8 million were due as a result of the audit. The State of California issued a Notice of Determination in July 1997 reducing the taxes and penalties due to $5.7 million.
       Assessed amounts are subject to a process of appeal and further adjustment, which remedies are still being pursued. The buyer notified the Company that it claims indemnity in this matter and in January 1997 filed suit in Superior Court, Los Angeles, California for a declaratory judgment enforcing the indemnity and for other relief. The Company accrued an additional $1.2 million in September 1997. The Company has accrued its best estimate of the ultimate liability and believes this is sufficient to provide for the amount that will ultimately be paid based on the information available. No assurances can be given that the ultimate liability, if any, will be the amount accrued, and any such liability may be greater or less than the amount accrued.

       The Newhall Refinery was recently notified by a California state agency that it is considered a potentially responsible party, under a state law that is equivalent to the Federal Comprehensive Response, Compensation and Liability Act, in the matter of the cleanup of a dump site previously operated by Environmental Protection Corporation, the Eastside Disposal Facility, near Bakersfield, California. The Company has no record of having disposed of any waste at the site, and is continuing its investigation of the circumstances that have led to the notification. Based upon the records obtained from other parties, the quantities of waste attributed to Newhall are minute relative to the total amount of waste delivered to the landfill. However, management cannot assess at this time the potential exposure or liability, if any, to the Company.


       Item 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

       No matters were submitted to a vote of security holders during the fourth quarter of the fiscal year.

                                       PART II

       Item 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

       Closing stock price ranges for the quarterly periods during the fiscal years ended September 30, 1997 and 1996, as reported by the American Stock Exchange Monthly Market Statistics reports, were as follows:

                    December 31     March 31        June 30      September 30
                    -----------     --------        -------      ------------
       Fiscal 1997:
            Low       $ 10.75        $ 10.50        $  6.44        $  5.88
            High      $ 15.00        $ 14.00        $ 10.75        $  7.25

       Fiscal 1996:
            Low       $ 13.50        $  9.25        $ 11.13        $ 11.00
            High      $ 20.88        $ 13.88        $ 14.50        $ 16.88

       The common stock is listed on the American Stock Exchange under the symbol HOG. The Company does not fully meet all of the guidelines of the American Stock Exchange for continued listing of its shares. The delisting policies and procedures of the Exchange provide guidelines under which the Exchange will normally give consideration to suspending dealings in a security, or removing a security from listing. Among those guidelines that may be applicable to the Company are: (i) having stockholders' equity of less than $2,000,000 if such company has sustained losses from continuing operations and/or net losses in two of its three most recent fiscal years; or (ii) having sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature; or (iii) having sold or otherwise disposed of its principal operating assets or having ceased to be an operating company or having discontinued a substantial portion of its operations or business for any reason whatsoever. Where the company has substantially discontinued the business that it conducted at the time it was listed or admitted to trading, and has become engaged in ventures or promotions which have not developed to a commercial stage or the success of which is problematical, it shall not be considered an operating company for the purposes of continued trading and listing on the Exchange.

       The number of shareholders of record on December 12, 1997 was 689.

       DIVIDEND POLICY

       The Company has not paid a dividend on its common stock in the two most recent fiscal years, nor has it ever done so. The Company's loan agreement with Thamesedge, Ltd. restricts the payment of dividends to 35% of the Company's Consolidated Net Adjusted Income (as defined in the loan agreement) plus $2.0 million. Since the Company has incurred net losses during this fiscal year and prior years, the payment of dividends is restricted.

ITEM 6.  SELECTED FINANCIAL DATA

<HEADING>
                                       For the Fiscal Year Ended September 30,
                             ----------------------------------------------------------
                               1997 a      1996 a      1995 a      1994 a       1993
                             ----------   ---------   ---------   ---------   ---------
                                        (In Thousands Except Per Share Data)
OPERATING DATA

Revenue                            $29        $112         $46        $728        $980
Gain (loss) on sale of assets       --          (6)         --      (1,240)         (8)
Operating costs and expenses     4,367       6,293       1,943       2,880       5,910
Depreciation, depletion
  and amortization                 230         156         266         220         365
Interest expense                 6,222       5,009       4,680       4,605       3,411
Provision for income taxes          (2)          5         113        (199)        (46)
                             ----------   ---------   ---------   ---------   ---------
Income (loss) from
  continuing operations        (10,788)    (11,357)     (6,956)     (8,018)     (8,668)

Loss from discontinued
  operations                    (1,600) b   (1,300) c   (4,950) b   (3,038) b  (15,176) d
                             ----------   ---------   ---------   ---------   ---------

Net Loss                      $(12,388)   $(12,657)   $(11,906)   $(11,056)   $(23,844)
                             ==========   =========   =========   =========   =========

Earnings (loss) per share
  Continuing operations         $(0.78)     $(0.83)     $(0.53)     $(0.62)     $(0.67)
  Discontinued operations        (0.12)      (0.10)      (0.37)      (0.23)      (1.16)
                             ----------   ---------   ---------   ---------   ---------

                                $(0.90)     $(0.93)     $(0.90)     $(0.85)     $(1.83)
                             ==========   =========   =========   =========   =========

Weighted average common
  shares outstanding            13,781      13,673      13,171      13,009      13,007
                             ==========   =========   =========   =========   =========

<HEADING>
                                       For the Fiscal Year Ended September 30,
                             ----------------------------------------------------------
                               1997 a      1996 a      1995 a      1994 a       1993
                             ----------   ---------   ---------   ---------   ---------
                                                   (In Thousands)
OTHER FINANCIAL DATA

Working capital (deficit)      $(5,834)    $(5,109)    $(1,077)     $2,413      $1,729
                             ==========   =========   =========   =========   =========

Properties, net                $40,612     $21,248     $12,777     $10,855     $15,910
                             ==========   =========   =========   =========   =========

Net assets of discontinued
  operations                    $2,137  b   $2,202  c   $2,978  b   $6,851  b   $7,750  d
                             ==========   =========   =========   =========   =========

Total assets                   $44,930     $24,540     $18,398     $24,908     $30,142
                             ==========   =========   =========   =========   =========

Long-term debt                $102,903     $83,334     $82,213     $81,888     $78,828
                             ==========   =========   =========   =========   =========

Shareholders' equity(deficit) $(93,173)   $(80,891)   $(73,364)   $(66,681)   $(55,815)
                             ==========   =========   =========   =========   =========









-----------------------------

a Under the terms of a Farmout Agreement, the Company's partner in the Company's Colombian operations paid for most costs incurred (both capitalized and expensed) in Colombia in 1995 and 1994. The Company became responsible for its share of costs in Colombia in 1996.

b The Company recorded valuation provisions against the carrying value of its discontinued real estate operations and accrued for a contingent liability arising from its discontinued refining and marketing operations in 1997, 1995 and 1994.

c The Company recorded valuation provisions against the carrying value of its discontinued real estate operations in 1996.

d The Company completed the sale of substantially all of its discontinued refining and marketing segment and recorded valuation provisions against the carrying value of its discontinued real estate segment in 1993.

       Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


       GENERAL DISCUSSION

       Introduction
       ------------
       Hondo Oil & Gas Company is an independent oil and gas company focusing on international oil and gas exploration and development. The Company's principal asset is its interest in the Opon Association Contract (the "Opon Contract"), an exploration concession for an area in the Middle Magdalena Valley of Colombia, South America. Significant reserves of natural gas and condensate were shown to exist in the Opon Contract area by two discovery wells drilled during 1994 and 1995. In accordance with the terms of the Opon Contract, Empresa Colombiana de Petroleos ("Ecopetrol") declared a portion of the area as commercial in May 1996. A pipeline and related wellsite facilities to deliver natural gas and condensate to a market are complete, and production began in December 1997. Deliveries of natural gas to a power plant located at the Opon Contract area also began in December 1997. The Opon No. 6 well encountered mechanical problems during completion operations and is temporarily suspended to evaluate information and develop plans for further operations on the well, including workover of the well.* Drilling of the Opon No. 14 well began in October 1997. If no problems are encountered, the Opon No. 14 well should be completed and tested in the Spring of 1998.* As further described below, the Company will require additional financing to continue development of the Opon project.


       Cautionary Statements
       ---------------------
       The Company believes that this report contains certain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements containing the words "believes," "anticipates," "estimates," "expects," "may" and words of similar import, or statements of management's opinion. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following:

       Substantial Reliance On Single Investment. The Company's success currently is dependent on its investment in the Opon project in Colombia, South America. See Note 1 to the Consolidated Financial Statements in Item 8.

       Role Of Ecopetrol. Ecopetrol is a quasi-governmental corporate organization wholly-owned by the Colombian government, a party to the Opon Contract and the purchaser of natural gas and liquid hydrocarbons under contracts for the sale of production from the Opon field. See International Operations, above. At present, the price of natural gas is set by law enacted by the legislature of Colombia in 1983. The
       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements.

       regulated price of natural gas could be changed in the future by governmental action. The participation of Ecopetrol, a government-owned company, in the Opon project as a producer and as a purchaser, and the power of the government of Colombia to set the price of natural gas creates the potential for a conflict of interest in Ecopetrol and/or the government. If such a conflict of interest materializes, the economic value of the Company's interest in the Opon project could be diminished.

       Marketing Of Natural Gas. The Company must secure additional markets and sales contracts for natural gas in Colombia in order to increase production and cash flow from the Opon project. This will depend on the continued development of gas markets and an infrastructure for the delivery of natural gas in Colombia. Also, other producers of natural gas in Colombia will compete for the natural gas market and for access to limited pipeline transportation facilities. See International Operations and Competitive Factors in Item 1.

       Foreign Operations. The Company's operations in Colombia are subject to political risks inherent in all foreign operations. See International Operations in Item 1.

       Risks Of Oil And Gas Exploration. Inherent to the oil and gas industry is the risk that future wells will not find hydrocarbons where information from prior wells and engineering and geological data indicate hydrocarbons should be found. Further, existing wells can deplete faster than anticipated, potentially causing revisions to reserve estimates and increasing costs due to replacement wells. Also, because of the limited number of wells in the Opon Contract area, the impact of the loss of a single well would potentially affect the Company's production capability. Operations in the Opon Contract area are subject to the operating risks normally associated with exploration for, and production of oil and gas. See International Operations in
       Item 1.

       Laws And Regulations. The Company may be adversely affected by new laws or regulations in the United States or Colombia regarding its operations and/or environmental compliance, or by existing laws and regulations. For additional information, see Other Factors Affecting the Company's Business in Item 1.

       Limited Capital. At September 30, 1997 the Company had a deficiency in net assets of $93.2 million. The Company's principal asset, its investment in the Opon project, will require additional capital for exploitation. The Company has been unable to secure financing from sources other than its principal shareholder. See Liquidity and Capital Resources below and Note 1 to the Consolidated Financial Statements in
       Item 8.

       Losses From Operations. The Company experienced losses of $11,906,000, $12,657,000 and $12,388,000 for the years ended September 30, 1995, 1996 and 1997, respectively. The Company anticipates continued losses through fiscal 1998. See Results of Operations below.

       Continuation Of American Stock Exchange Listing. Because of continuing losses and decreases in shareholders' equity, the Company does not fully meet all of the guidelines of the American Stock Exchange for continued listing of its shares. See Market for Registrant's Common Equity and Related Stockholder Matters in Item 5. Management has kept the Exchange fully informed regarding the Company's present status and future plans.

       Although the Company does not or may not meet all of the guidelines, to date, the American Stock Exchange has chosen to allow the Company's shares to remain listed. However, no assurances can be given that the Company's shares will remain listed on the Exchange in the future.

       Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

       Opon Exploration
       ----------------
       Hondo Magdalena Oil & Gas Limited ("Hondo Magdalena"), a wholly-owned subsidiary, became involved in the Opon Contract through a farmout agreement with Opon Development Company ("ODC") in 1991. In August 1993, Hondo Magdalena and ODC entered into a Farmout Agreement under which Amoco Colombia Petroleum Company ("Amoco Colombia") earned a 60% participating interest in the Opon Contract. To earn the interest, Amoco Colombia paid $3.0 million in cash in 1993 and paid all of the costs related to drilling the Opon No. 3 well in 1994. In addition, Amoco Colombia paid Hondo Magdalena $5.0 million in October 1994 and paid all but $2.0 million of Hondo Magdalena's costs for drilling the Opon No. 4 well in 1995.

       The Opon No. 3 well, completed in September 1994, was drilled to a depth of 12,710 feet at a total cost of approximately $30.0 million. The well tested at a daily rate of 45 million cubic feet of natural gas and 2,000 barrels of condensate. Downhole restrictions prevented the well from testing at higher rates. The Opon No. 4 well, completed in September 1995, was drilled to a depth of 11,500 feet at a total cost of approximately $28.5 million. The well tested at a daily rate of 58 million cubic feet of natural gas and 1,900 barrels of condensate.
       These two wells have confirmed the existence of a significant natural gas field and will supply gas for the contracts described below.

       Presently, Amoco Colombia, Hondo Magdalena and ODC have interests in the Opon Contract (outside the commercial area described below) of approximately 60%, 30.9% and 9.1%, respectively. As provided in the Opon Contract, upon the designation of an area or field as commercial, Ecopetrol acquires a 50% interest in such area or field and will reimburse the associate parties for 50% of the direct exploration costs for each commercial discovery from its share of production. In May 1996, Ecopetrol approved a commercial field of approximately 2,500 acres around the Opon No. 3 and No. 4 wells. The interests in the commercial field are approximately 50%, 30%, 15.4%, and 4.6% for Ecopetrol, Amoco Colombia, Hondo Magdalena, and ODC, respectively. The commercial field is substantially smaller than that requested, but may be enlarged by
       future drilling and/or additional technical information.*   The
       associate parties submitted an application to declare the area around the Opon No. 6 well commercial in August 1997. Ecopetrol responded in September 1997 that it considered the information presented to be insufficient to evaluate the application for the extension of the commercial area. The associate parties are evaluating Ecopetrol's response in light of the terms of the Opon Contract and plan to approach Ecopetrol for clarification of its response. At this date, the area
       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion, above.

       around the Opon No. 6 well is not a part of the commercial area. Ecopetrol will not pay for its share of expenditures to enlarge the commercial field until the new areas are proven and declared commercial. Ecopetrol will participate in further development costs of the existing commercial field.

       The Opon Contract provides that the Opon Contract area will be reduced after the end of the exploration period, or September 30, 1995. The first acreage relinquishment of 50% was completed during 1996. The Opon Contract area now covers 25,021.5 hectares (61,827 acres). The second acreage relinquishment was due on September 30, 1997. By agreement with Ecopetrol, the second relinquishment has been postponed until September 30, 1998. As consideration, the associate parties agreed to perform, for the full Opon Contract area, surface geological studies and petrochemical analysis, and to undertake a study to determine the economic and technical viability of putting the shallow oil producing wells in the Opon Contract area into production. On September 30, 1999, the Opon Contract area will be reduced to the area of the commercial field that is in production or development, plus a reserve zone of five kilometers in width around the productive limit of such field. The commercial field plus the zone surrounding such field will become the area of exploitation. The associate parties designate the acreage to be released. Additional wells will be required to enlarge the commercial area and to increase the size of the area of exploitation.*

       The Opon No. 6 well commenced drilling in October 1996. This well is slightly more than 1 kilometer north of the Opon No. 3 well and is outside the current commercial area. The well is presently estimated to cost $30.2 million, of which Hondo Magdalena's share is 30.9%.* After the drilling was completed, several mechanical problems in the completion and testing of the Opon No. 6 well occurred. After there was a failure of a portion of the guns during the initial completion attempt in April 1997, a second set of perforating guns were fired. Cleanup and testing on the second set of perforations commenced in May 1997 and, while all the guns fired, the well has not flowed as anticipated. The associate parties have suspended operations on the well in order to fully evaluate all data from the well and prepare a plan for further actions. Amoco Colombia has recently proposed a workover of the Opon No. 6 well using propellant stimulation technology. A decision on the proposal will be made in January 1998 following an economic analysis.* The associate parties are attempting to negotiate a settlement of claims against suppliers of services and equipment related to the problems encountered during completion operations on the Opon No. 6 well, but no settlement has been reached. If a settlement is not reached, the next step will be arbitration.* No prediction of the outcome of these matters can be made at this time.

       The Opon No. 14 well, approximately 4 kilometers south of the Opon No. 4 well, commenced drilling in October 1997. The total cost of the well is estimated to be $21.5 million, of which Hondo Magdalena will bear 30.9%.* The well is planned for a total depth of 11,000 feet and is intended to confirm the existence of the La Paz gas and condensate reservoir in the south of the Opon Contract area.* The drilling of the well has progressed in accordance with its plan to this date.


       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion, above.

       In July 1995, Hondo Magdalena, ODC, Amoco Colombia and Ecopetrol agreed to construct a pipeline and wellhead facilities (which were not contemplated in the Opon Contract). The parties constructed a 16 inch pipeline approximately 88 kilometers in length from the Opon Contract area north to Ecopetrol's gas processing plant at El Centro, and from there to Ecopetrol's refinery at Barrancabermeja. The investment in pipeline costs will be recovered through a pipeline tariff.* Ecopetrol has constructed improvements at its El Centro gas processing plant to handle incremental production from the Opon Contract area. Ecopetrol will recover its investment through a gas processing fee.

       The Comision de Regulacion de Energia y Gas (Commission for the Regulation of Energy and Gas, "CREG"), an agency of the Ministry of Mines and Energy of the Colombian government, regulates natural gas pipelines and the sale of natural gas in Colombia. CREG's regulations provide the ceiling price for natural gas and the methodology for establishing pipeline tariffs. Based upon these regulations, Amoco Colombia, as operator applied for a tariff for the pipeline; CREG has not yet responded to this application.

       Contracts, covering the sale of natural gas, the sale of condensate and natural gas liquids, the processing of the gas stream, and transportation of natural gas and liquids are complete and have been signed by all parties. The contracts provide for: (i) the sale of 100 million cubic feet of natural gas per day for the life of the Opon Contract at the regulated price determined semi-annually by a formula based upon the average price received by Ecopetrol for exported fuel oil during the prior two six-month periods (currently US$1.08 per million British Thermal Units); (ii) the sale of condensate and natural gas liquids at market-related and market-indexed prices; and (iii) the processing of the gas stream at Ecopetrol's El Centro gas processing plant for a fee of $0.159 per thousand cubic feet of gas. In a recent amendment to the gas processing agreement the associate parties agreed to bear the cost of processing royalty gas that is attributable to their interests and Ecopetrol reduced the fee for processing from $0.20 to $0.159 per thousand cubic feet of gas. Ecopetrol, as purchaser, pays the pipeline tariff for the natural gas sold by the associate parties.

       In March 1997, Hondo Magdalena, ODC, Amoco Colombia and Ecopetrol, as sellers, signed a contract with Termo Santander de Colombia E.S.P., as purchaser ("Termo Santander"), to supply, subject to the conditions noted below, natural gas to an electric generation plant at the Opon Contract area. Termo Santander's power plant is located at the Opon Contract area. Under the contract, the sellers will supply natural gas requested by the purchaser up to 60 million cubic feet per day. The sellers will receive $4.2 million per year for making the gas available for purchaser's call. Purchaser will pay 60% of the government-regulated price (described above) for the natural gas it takes. The sellers will also receive additional bonus payments if the power plant achieves a price for its electrical power in excess of certain target rates. Condensate associated with the natural gas that is delivered to the purchaser will be separately sold to Ecopetrol. The contract provides for substantial penalties, decreasing over the life of the contract, to the sellers for the failure to deliver gas. The commencement of the contract is conditioned upon the completion of the electric generation plant and a determination by the sellers that there
       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion, above.

       are sufficient reserves to supply natural gas to the purchaser for the entire term of the agreement. In order to begin deliveries before the condition concerning the sufficiency of reserves is satisfied, an interim agreement for the sale of gas to Termo Santander was signed on November 20, 1997. The interim agreement will be effective until January 1, 1999, or until sufficient reserves are determined through additional work on the Opon No. 6 well or the successful completion of the Opon No. 14 well.* The gas sales price under the interim agreement will be equivalent to the price, including pipeline tariff, that would have been received if the same gas were sold under the contract with Ecopetrol described in the preceding paragraph.

       The pipeline and wellsite facilities were completed in June 1997. Ecopetrol completed the improvements to the El Centro gas plant in November 1997. Production from the Opon field began on December 1, 1997, with gas supplied to Termo Santander for testing the first of two turbines at the power plant. The first shipment of gas through the pipeline began on December 5, 1997, but was interrupted for one week shortly thereafter by a landslide. The first shipment of gas was 10 million cubic feet and the quantity is expected to increase to the contract quantity of 100 million cubic feet per day by the end of calendar 1997.*

       The associate parties have submitted invoices to Ecopetrol under the gas sales agreement for payments under the take-or-pay clause. Ecopetrol has indicated that it will not pay these invoices. The associate parties are reviewing their legal options to pursue the collection of these invoices.*

       Amoco Colombia has submitted budgets to Hondo Magdalena and ODC for calendar years 1996, 1997 and 1998. Hondo Magdalena approved capital expenditures for wells and the pipeline projects, and certain other expenditures, but did not approve the proposed overhead. As of this date, no final budget has been approved for calendar years 1996, 1997 or 1998. The parties are currently at an impasse in resolving the dispute about overhead. Hondo Magdalena has paid invoices from Amoco Colombia, including disputed overhead and has charged the full overhead amount to expense. It is management's opinion that the Company is not obligated to pay for overhead unless charged pursuant to an approved budget; however the Company has paid Amoco Colombia's invoices, under protest and subject to audit, in the hope of resolving the dispute. If the dispute cannot be resolved, the joint operating agreement among Amoco Colombia, Hondo Magdalena and ODC provides for arbitration of disputes.













       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion, above.

       Discontinued Operations
       -----------------------

       Two of the Company's former business segments, refining and marketing operations and real estate operations were discontinued in 1991.

       On December 15, 1989, the Company suspended operations at its Newhall refinery. Subsequently, the Company adopted a plan of disposition which included dismantling the refinery, effecting environmental remediation of the land and further developing the land to a condition where it may be sold. Execution of the plan was suspended in September 1993 and the Company is now marketing the site in its current condition and with existing land-use entitlements. The Newhall refinery site consists of approximately 105 acres located adjacent to a major freeway intersection in northern Los Angeles County. See Management's Discussion and Analysis of Financial Condition and Results of Operations in Item 7 and
       Note 12 to the Consolidated Financial Statements in Item 8.

       The Company owns in fee simple approximately 11 acres of undeveloped land located in eastern Los Angeles County. An option to a developer on the Company's Via Verde tract at a price of $3.1 million expires in December 1997. The option agreement allows the Company the right to be released from the current agreement should there be a potential sale of the parcel to a ready and willing buyer.

       On October 1, 1993 the Company completed a transaction for the sale of its Fletcher refinery and related assets. In the agreement for the sale of the Fletcher refinery, the Company indemnified the buyer as to liabilities in excess of $0.3 million for certain federal and state excise taxes arising from periods prior to the sale. As more fully described in Note 12 to the Consolidated Financial Statements in Item 8, the State of California issued a preliminary report in June 1996 finding that the Fletcher refinery owed $10.8 million for certain state excise taxes (and related penalties and interest) arising from periods when the Company owned the Fletcher refinery. The State of California issued a Notice of Determination in July 1997 reducing this amount to $5.7 million. Assessed amounts are subject to a process of appeals and may be further adjusted.* The Company and the Fletcher refinery intend to further contest the assessment through the appeals and hearing process. The Company believes the liability it has accrued is sufficient to provide for the amount ultimately found to be due.*


       RESULTS OF OPERATIONS

       Results of operations for the year ended September 30, 1997 amounted to a loss of $12.4 million, or 90 cents per share, of which $10.8 million arose from continuing operations and $1.6 million resulted from discontinued operations. The Company reported a net loss of $12.7 million, or 93 cents per share, for the year ended September 30, 1996. The 1996 loss included discontinued loss provisions of $1.3 million and a loss of $11.4 million from continuing operations. In 1995, the Company reported a net loss of $11.9 million, or 90 cents per share, which included losses from discontinued operations of $5.0 million and a loss of $6.9 million from continuing operations.

       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion, above.

       As described previously, the Company had moved from a domestic oil and gas operation to a foreign oil and gas operation. The historical results of continuing operations contain many non-recurring transactions. As a result, they are not comparable and are a poor indicator of the Company's future operating results. Management expects losses from continuing operations to continue through fiscal 1998.*

       1997 vs 1996
       ------------
       Operating costs for fiscal 1997 include an accrual of $0.4 million for revisions to estimated plugging and abandonment costs of an offshore unit in California. No comparable costs were incurred in fiscal 1996.

       Overhead, Colombian operations decreased $0.4 million between the years ended September 30, 1997 and 1996 primarily because:(i) year end adjustments recorded by Amoco Colombia increasing the figure in December 1995 did not recur in December 1996 and (ii) Ecopetrol participated in overhead expenses pertaining to the commercial operations for all of fiscal 1997, but only the last five months of fiscal 1996.

       The Company's Colombian operations undertook a seismic exploration program during fiscal 1996. The decrease of $1.7 million in exploration costs between the years arises because there were no comparable expenses incurred in fiscal 1997.

       The level of the Company's indebtedness to Lonrho Plc and to Amoco Colombia under the Funding Agreement has increased by $31.1 million between September 30, 1996 and September 30, 1997. Interest expense increased by only $1.2 million between the years ended September 30, 1997 and 1996 because the majority of the charges from the Funding Agreement are capitalized.

       Management has the following expectations for 1998 results of operations: revenue and related operating costs and depreciation, depletion and amortization will increase significantly in conjunction with the commencement of production in December 1997; overhead, Colombian operations, general and administrative expense, and exploration expenses should not vary significantly from 1997.* These factors are expected to combine to produce approximately break-even results before interest expense.* The level of interest expense to be reported in 1998 is difficult to predict at the current time, but it will increase substantially from 1997 if no outside financing to repay the Funding Agreement is acquired.*

       1996 vs 1995
       ------------
       The Company's share of expenses from the Opon operation was borne solely by Amoco Colombia during 1995 and 1994 while the Opon Nos. 3 and 4 wells were being drilled. The increases in operating expenses, overhead, Colombian operations and exploration costs of $0.1 million, $2.5 million and $1.6 million, respectively, for the year ended September 30, 1996 as compared to the year ended September 30, 1995, all arise from the Company assuming its share of these costs in 1996. The increase in interest expense of $0.3 million between the years arises primarily from Colombian costs financed with the Funding Agreement.

       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion, above.

       Discontinued Operations
       -----------------------
       The Company implemented disposal accounting for its refining and marketing and real estate segments during 1991. In 1997, the Company recorded loss provisions of $1.2 million and $0.4 million for its refining and marketing and real estate segments, respectively, as described previously. Loss provisions of $0.4 million for the refining and marketing segment and $0.9 million for the real estate segment were recorded in 1996. Loss provisions for 1995 amounted to $0.7 million and $4.3 million for refining and marketing and real estate, respectively.

       Operating losses from discontinued operations of $0.3 million, $0.1 million, and $0.4 million for 1997, 1996, and 1995, respectively, were charged against loss provisions established in earlier periods.


       LIQUIDITY AND CAPITAL RESOURCES

       During fiscal, 1997, cash inflows of $14.6 million arose from borrowings from Lonrho Plc. The Company utilized cash of $3.9 million and $0.4 million to finance continuing and discontinued operations, respectively, $8.9 million for capital expenditures, and made scheduled debt repayments of $0.8 million. At September 30, 1997, the Company had cash balances of $1.0 million.

       In December 1993, the Company restructured the terms of its debts to Lonrho Plc. The revised terms included reduction of interest rates to a fixed rate of 6% and provisions allowing the Company to offer payment of future interest in shares of its common stock, and allowing Lonrho Plc to either accept such payment in kind or add the amount of the interest due to principal. The ability to pay interest in kind or capitalize interest allows the Company to service its debt while cash resources are scarce.

       The Company obtained a facility loan of $13.5 million in a Revolving Credit Agreement dated as of June 28, 1996, between the Company and Thamesedge, Ltd., a subsidiary of Lonrho Plc. This loan was amended and restated, as described below. Under a December 1996 letter agreement, as consideration for extension of maturities and certain other financial undertakings, the Company granted to Lonrho a security interest in all of the shares of Hondo Magdalena. The Company signed a Security Interest Agreement dated as of May 13, 1997 to document the pledge of the Hondo Magdalena shares. The Company also agreed to give Lonrho an option to convert $13.5 million of existing loans with an interest rate of 6% into the Company's common stock. The debt will be convertible at Lonrho's option at any time prior to January 1, 1998 at a rate of $12.375 per share. The portion of the debt that may be converted into common stock is not secured by the pledge of the Hondo Magdalena shares. The option to convert the debt into common stock was approved by the Company's shareholders at the 1997 Annual Meeting.

       In July 1997, the Company and Thamesedge, Ltd. agreed to amend and restate the June 1996 Revolving Credit Agreement. Under the Amended and Restated Revolving Credit Agreement dated as of July 2, 1997, Thamesedge agreed to make additional advances of $7.0 million to the Company, making the total amount of the loan $20.5 million. The interest rate remains 13%, due semi-annually; as provided in other debts to Thamesedge and described above, the Company may make interest payments in shares of its common stock. The loan now matures January 1, 1999. As additional consideration for the loan, the Company agreed to give Lonrho an option to convert $7.0 million of existing debt with an interest rate of 6% into the Company's shares at $7.70 per share (110% of the closing price on July 1, 1997). The option to convert must be approved by the Company's shareholders at the next annual meeting. If the option to convert is not approved by the shareholders, the interest rate on $7 million of existing debt will increase to 13.5%. Lonrho has further agreed to vote its shares on the matter of the option to convert in proportion to the votes cast by disinterested shareholders. As of September 30, 1997, $14.6 million of this facility has been drawn.

       In August 1997, Thamesedge Ltd. assigned all of its interest in the Company's indebtedness to London Australian & General Property Company Limited ("LAGP"), a subsidiary of Lonrho Plc. In December 1997 the Company restructured the terms of certain debt to LAGP, and obtained an additional funding commitment of $7.0 million for fiscal 1998. The Company extended all of the above described indebtedness due on January 1, 1998 to January 15, 1999 and amended the notes by adding a cross-default provision and a new event of default. The new event of default requires the Company to furnish to LAGP by October 1, 1998 a reserve report that shows a minimum of 13 billion cubic feet of gas increase over the 1997 proved reserve figure. In the event of a default under this new provision, LAGP has the right to declare all the loans in default and demand payment. The new $7.0 million commitment from Lonrho Plc for fiscal 1998 will be added to the July 1997 Amended and Restated Revolving Credit Agreement under the same terms and condition as the existing agreement explained above. The Company presently owes Lonrho Plc $99.9 million, of which $93.8 million is due January 15, 1999.

       On May 5, 1995, Hondo Magdalena, ODC and Amoco Colombia entered into a Funding Agreement for Tier I Development Project costs (the "Funding Agreement") for the interim financing of costs associated with the construction of a pipeline from the Opon Contract area (see Note 6 to the Consolidated Financial Statements in Item 8) and certain other costs related to the Opon Contract. The Funding Agreement became effective on July 26, 1995. Hondo Magdalena has financed its share of the costs (including overhead) for the pipeline and an approved geological and geophysical work program. The Funding Agreement provides that Hondo Magdalena may repay the amounts financed up to 365 days after the date of first production, along with an equity premium computed on a 22% annualized interest rate. The equity premium is computed monthly on Hondo Magdalena's share of expenditures (including any amounts to be later recouped from Ecopetrol after commerciality). Alternatively, from the date of first production until 90 days thereafter, Hondo Magdalena may elect to repay 125% of its share (excluding any amounts to be later recouped from Ecopetrol after commerciality) of the total costs accumulated up to the date of repayment. If the financed amounts are not repaid within 365 days after the date of first production, an additional penalty of 100% of the amount then due would be recovered out of Hondo Magdalena's revenues. Hondo Magdalena's revenues from production of the first 80 million cubic feet of natural gas and corresponding condensate and natural gas liquids are pledged to secure its obligations under the Funding Agreement. Production may be deemed to have commenced in December 1997 and the Company does not have the commitments or funds to repay the Funding Agreement within either the 90 or 365 day option periods.* If the Company does not secure financing to
       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion, above.

       repay the Funding Agreement prior to 365 days after the date of first production, it will incur the 100% penalty and will pay the increased amount out of production, as described above.*

       Based upon the Company's budget and current information, management believes existing cash, available facilities, Lonrho commitments, net proceeds from the sale of Opon gas and the Funding Agreement will be sufficient to finance the Company's known obligations (the pipeline and related facilities, estimated completion expenses of the Opon No. 6 well, estimated drilling and completion expenses of the Opon No. 14 well, overhead obligations unrelated to capital projects and other business activities) during fiscal 1998.* However, management believes the Company will need additional cash to participate in the drilling of additional wells in Colombia and/or to participate in other capital projects.* If the Company becomes obligated for the drilling of an additional well, or other capital projects, the Company has the option to not participate in some or all of the capital projects.* In management's view, use of this election would be a last resort to preserve the Company's existing interest in the Opon Contract area because substantial penalties would be incurred by not participating.

       Cash flow from operations which commenced in December 1997 is not expected to be a source of free funds since pursuant to the Funding Agreement, Amoco receives the proceeds from the first 80 million cubic feet of gas and associated liquids.* Any additional free cash flow is committed to existing loan obligations. Management is reviewing several options for raising funds including sale of the Company's 15.4% interest in the pipeline.* Management continues to pursue discussions with a number of financial institutions regarding debt or equity financing of the Company's future obligations for the Opon project but has received no commitments.* Additional deliverability from current drilling projects and adequate production capability through the pipeline infrastructure will be important factors in obtaining third party financing.* In the interim, the Company must continue to rely on the financial support of Lonrho.* While the Company will continue to seek permanent financing in the near-term, there can be no assurance that the Opon Project will be successfully developed or that additional debt or equity funds will become available.* Furthermore, the success of the Opon No. 14 well is critical to obtaining third party financing (either debt or equity) and for the decision by the associate parties to the Opon Contract to continue the development of the Opon project.*















       ____________________
       * This statement may be considered forward-looking. See Cautionary Statements under General Discussion, above.


                                          30
Item 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                          HONDO OIL & GAS COMPANY

                     CONSOLIDATED FINANCIAL STATEMENTS

                             SEPTEMBER 30, 1997



                       INDEX TO FINANCIAL STATEMENTS

                                                                       PAGE
                                                                       ----

  Report of Independent Auditors                                         32


  Financial Statements:
    Consolidated Balance Sheets as of
      September 30, 1997 and 1996                                        33

    Consolidated Statements of Operations for the years ended
      September 30, 1997, 1996 and 1995                                  34

    Consolidated Statements of Shareholders' Equity (Deficit)
      for the years ended September 30, 1997, 1996 and 1995              35

    Consolidated Statements of Cash Flows for the years ended
      September 30, 1997, 1996 and 1995                                  36

    Notes to Consolidated Financial Statements                           37


  Supplementary Information about Oil and Gas Producing Activities
    and Reserves (Unaudited)                                             56



























                                    31

<AUDIT-REPORT>
                       REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
Hondo Oil & Gas Company


We have audited the accompanying consolidated balance sheets of Hondo Oil & Gas Company as of September 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended September 30, 1997. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hondo Oil & Gas Company at September 30, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.




                                      /s/ ERNST & YOUNG LLP



Denver, Colorado
November 21, 1997,
except for Note 5 as to which the date is December 18, 1997










</AUDIT-REPORT>






                                    32

                          HONDO OIL & GAS COMPANY
                        CONSOLIDATED BALANCE SHEETS
                  (In Thousands Except Share Information)


                                                        September 30,
                                                      1997         1996
                                                   -----------  -----------
ASSETS
Current assets:
  Cash and cash equivalents                            $1,019         $374
  Accounts receivable, net of allowances
    of $44 and $332, respectively                         296          317
  Prepaid expenses and other                                1           79
                                                   -----------  -----------
    Total current assets                                1,316          770

Properties, net (Note 3)                               40,612       21,248
Net assets of discontinued operations (Note 12)         2,137        2,202
Other assets                                              865          320
                                                   -----------  -----------
                                                      $44,930      $24,540
                                                   ===========  ===========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable                                     $3,464       $2,849
  Current portion of long-term debt (Note 5)              265          738
  Accrued expenses and other (Note 4)                   3,421        2,292
                                                   -----------  -----------
    Total current liabilities                           7,150        5,879

Long-term debt, including $99,943 and
  $80,109, respectively, payable to a
  related party (Note 5)                              102,903       83,334
Funding agreement (Note 6)                             22,788       11,513
Other liabilities, including $3,407 and
  $2,411, respectively, payable to a
  related party (Note 7)                                5,262        4,705
                                                   -----------  -----------
                                                      138,103      105,431

Contingent liabilities (Notes 10 and 12)

Shareholders' equity (deficit) (Notes 5 and 8):
  Preferred stock                                          --           --
  Common stock, $1 par value, 30,000,000 shares
    authorized; shares issued and outstanding:
    13,788,424 and 13,776,194, respectively            13,788       13,776
  Additional paid-in capital                           53,675       53,581
  Accumulated deficit                                (160,636)    (148,248)
                                                   -----------  -----------
                                                      (93,173)     (80,891)
                                                   -----------  -----------
                                                      $44,930      $24,540
                                                   ===========  ===========






The accompanying notes are an integral part of these financial statements.

                                    33


                                 HONDO OIL & GAS COMPANY
                          CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In Thousands Except Share and Per Share Data)


                                                            For the years ended
                                                   -------------------------------------
                                                               September 30,
                                                      1997         1996         1995
                                                   -----------  -----------  -----------
REVENUES
Sales and operating revenue                                $4           $2          $23
Other income                                               25          110           23
                                                   -----------  -----------  -----------
                                                           29          112           46
                                                   -----------  -----------  -----------

COSTS AND EXPENSES
Operating costs                                           575          169           47
Depreciation, depletion, and amortization                 230          156          266
Overhead, Colombian operations                          2,183        2,576          119
General and administrative                              1,582        1,779        1,608
Exploration costs                                          27        1,769          169
Interest on indebtedness including $6,222,
  $4,786 and $4,659, respectively, to a
  related party (Note 5)                                6,222        5,009        4,680
Loss on sale of assets                                     --            6           --
                                                   -----------  -----------  -----------
                                                       10,819       11,464        6,889
                                                   -----------  -----------  -----------
Loss from continuing operations
  before income taxes                                 (10,790)     (11,352)      (6,843)
Income tax expense (benefit) (Note 9)                      (2)           5          113
                                                   -----------  -----------  -----------
Loss from continuing operations                       (10,788)     (11,357)      (6,956)

Loss from discontinued operations (Note 12)            (1,600)      (1,300)      (4,950)
                                                   -----------  -----------  -----------
Net Loss                                             $(12,388)    $(12,657)    $(11,906)
                                                   ===========  ===========  ===========

Loss per share:
  Continuing operations                                $(0.78)      $(0.83)      $(0.53)
  Discontinued operations                               (0.12)       (0.10)       (0.37)
                                                   -----------  -----------  -----------
  Net loss per share                                   $(0.90)      $(0.93)      $(0.90)
                                                   ===========  ===========  ===========

Weighted average common shares outstanding         13,780,963   13,672,722   13,171,049



The accompanying notes are an integral part of these financial statements.

                                         34

                                       HONDO OIL & GAS COMPANY
                      CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (In Thousands Except Common Shares)


                                                         Common Stock                      Retained
                                                   ------------------------  Additional    Earnings
                                                                               Paid-In   (Accumulated
                                                     Shares       Amount       Capital     Deficit)
                                                   -----------  -----------  -----------  -----------
Balance at October 1, 1994                         13,032,276      $13,032      $43,972    $(123,685)
  Purchase of interest in Opon Association
    Contract with common stock (Note 3)                44,438           44          845           --
  Payment of interest with common stock (Note 5)      189,080          189        2,104           --
  Exercise of stock options (Note 8)                  157,584          158        1,883           --
  Net loss                                                 --           --           --      (11,906)
                                                   -----------  -----------  -----------  -----------
Balance at September 30, 1995                      13,423,378       13,423       48,804     (135,591)

  Payment of interest with common stock (Note 5)      319,316          319        4,423           --
  Exercise of stock options (Note 8)                   33,500           34          354           --
  Net loss                                                 --           --           --      (12,657)
                                                   -----------  -----------  -----------  -----------
Balance at September 30, 1996                      13,776,194       13,776       53,581     (148,248)

  Payment of liabilities with common stock             12,230           12           94           --
  Net loss                                                 --           --           --      (12,388)
                                                   -----------  -----------  -----------  -----------
Balance at September 30, 1997                      13,788,424      $13,788      $53,675    $(160,636)
                                                   ===========  ===========  ===========  ===========




The accompanying notes are an integral part of these financial statements.

                                                 35

                                       HONDO OIL & GAS COMPANY
                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                            (In Thousands)


                                                                         For the years ended
                                                                -------------------------------------
                                                                            September 30,
                                                                   1997         1996         1995
                                                                -----------  -----------  -----------
Cash flows from operating activities:
  Pretax loss from continuing operations                          $(10,790)    $(11,352)     $(6,843)
  Adjustments to reconcile pretax loss from continuing
    operations to net cash used by continuing operations:
    Depreciation, depletion and amortization                           230          156          266
    Loss on sale of assets                                              --            6           --
    Accrued interest added to long-term debt                         5,261           34        2,385
    Accrued interest paid with common stock                             --        4,742        2,292
    Changes in operating assets and liabilities:
      Decrease (increase) in:
        Accounts receivable                                             21           10          199
        Prepaid expenses and other                                      78          (72)          26
        Other assets                                                  (731)         (12)        (201)
      Increase (decrease) in:
        Accounts payable                                               230        1,189          159
        Accrued expenses and other                                     (40)          --          123
        Funding agreement                                            1,961        3,361          275
        Other liabilities                                             (118)        (178)        (357)
                                                                -----------  -----------  -----------
      Net cash used by continuing operations                        (3,898)      (2,116)      (1,676)
      Net cash used by discontinued operations                        (366)        (210)        (473)
                                                                -----------  -----------  -----------
      Net cash used by operating activities                         (4,264)      (2,326)      (2,149)
                                                                -----------  -----------  -----------
Cash flows from investing activities:
  Sale of assets                                                        --            1        4,804
  Capital expenditures                                              (8,926)        (913)      (2,021)
                                                                -----------  -----------  -----------
      Net cash provided (used) by investing activities              (8,926)        (912)       2,783
                                                                -----------  -----------  -----------
Cash flows from financing activities:
  Proceeds from long-term borrowings                                14,600        1,825        3,175
  Principal payments on long-term debt                                (765)        (235)      (5,220)
  Issuance of stock                                                     --          251        2,041
                                                                -----------  -----------  -----------
      Net cash provided (used) by financing activities              13,835        1,841           (4)
                                                                -----------  -----------  -----------

Net increase (decrease) in cash and cash equivalents                   645       (1,397)         630

Cash and cash equivalents at the beginning of the year                 374        1,771        1,141
                                                                -----------  -----------  -----------
Cash and cash equivalents at the end of the year                    $1,019         $374       $1,771
                                                                ===========  ===========  ===========

        Refer to Notes 3 and 6 for descriptions of non-cash transactions.



The accompanying notes are an integral part of these financial statements.

                                                 36


                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


1)  Nature of Business
    ------------------

    Hondo Oil & Gas Company ("Hondo Oil" or "the Company") is an independent oil and gas exploration and development company. The Hondo Company owns
    62.7%     of Hondo Oil & Gas Company.  Lonrho Plc ("Lonrho"), a publicly-
    traded English company and the Company's primary lender, owns 100% of The Hondo Company and owns an additional 5.7% of the Company through another wholly-owned subsidiary. In total, Lonrho controls 68.4% of the Company's outstanding shares.

    During 1991 the Company adopted plans of disposal for its refining and marketing and real estate operations. Substantially all of the refining an marketing assets were sold in 1993. Following the sale of substantially all of its domestic oil and gas properties in 1992, the Company's sole continuing business activity is exploitation of an oil and gas concession in Colombia, South America.

    The Company's wholly-owned subsidiary, Hondo Magdalena Oil & Gas Limited ("Hondo Magdalena"), became involved in the Opon Association Contract (the "Opon Contract") in Colombia in 1991. Amoco Colombia Petroleum Company ("Amoco Colombia") earned an interest in the Opon Contract through a Farmout Agreement executed in 1993. Amoco Colombia, Hondo Magdalena, and Opon Development Company presently have working interests of approximately 60%, 31%, and 9%, respectively. The Colombian national oil company, Ecopetrol, has the right to acquire 50% of the Opon Contract when commerciality is declared and will reimburse the associate parties (out of future production) for 50% of the direct exploration costs. In 1995, Ecopetrol agreed to include certain costs related primarily to construction of a pipeline and wellsite facilities in the commercial area, and to pay cash for its share of those costs. Commerciality was declared for a portion of the Contract area in May 1996 and Ecopetrol reimbursed the associate parties for its share of the above described costs in September 1996 (See Note 6). Subsequent to the declaration of commerciality, the Company's share of costs for activities within the commercial area is approximately 15%.

    Amoco Colombia was obligated by the 1993 Farmout Agreement to fund all but $2,000 of Hondo Magdalena's share of drilling and related costs during the drilling of two exploration wells and to make certain payments to Hondo Magdalena. Amoco Colombia spent approximately $56,500 to drill the first two exploratory natural gas wells in 1994 and 1995. The combined results of production tests of these wells indicate they will produce at a daily rate of 103 million cubic feet of natural gas and 3,900 barrels of condensate. The Company was able to attribute proved reserves to this discovery as of September 30, 1996 following completion of negotiations for sales of the discovered hydrocarbons. As more fully described in Note 6, Amoco Colombia agreed to finance the Company's share of costs to build a natural gas pipeline, construct wellhead facilities, and acquire seismic data, including related overhead. Acquisition of the seismic data was completed during fiscal 1996, and construction of the pipeline and related wellhead facilities was completed during fiscal 1997. The Company began earning revenue in December 1997.





                                    37

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


1)  Nature of Business (continued)
    ------------------------------

    A third well was drilled during fiscal 1997. In April and May 1997, several mechanical problems were encountered during the completion and testing of the third well. Further work on the well has been suspended until a plan has been finalized (estimated to occur in January 1998). Drilling of a fourth well commenced in October 1997. Both of the third and fourth wells are located in the non-commercial portion of the concession, therefore, Ecopetrol does not pay a share of the drilling costs.

    As more fully described in Note 6, a substantial portion of the Company's revenue is pledged to repayment of the Funding Agreement. Cash from operations after Funding Agreement repayments will not be sufficient to fund Colombian operating costs and capital expenditures, and U.S. overheads, during fiscal 1998. Based upon the Company's budget, management believes existing facilities and further commitments from Lonrho and the Funding Agreement will be sufficient to finance the Company's known cash requirements during fiscal 1998. The Company will require significant additional funding for the continued development of the Opon Contract area and repayment of the Funding Agreement subsequent to fiscal 1998. The Company has the option to not participate in some or all of the Opon capital projects which may be proposed in the future and the option to allow the Funding Agreement to be repaid entirely from production. However, substantial penalties would be incurred by choosing either of these alternatives.

    The Company continues to be dependent on its majority shareholder, Lonrho Plc, to fund its future cash needs. Management believes that outside financing will not be forthcoming until Opon 14 is successfully completed in the spring of 1998. Obtaining permanent financing for development of the Company's Opon project is vital to the Company's ability to successfully exploit this concession in the future. There can be no assurance that the Opon Project will be successfully developed or that additional debt or equity funds will become available.


2)  Summary of Significant Accounting Policies
    ------------------------------------------

    (a) Basis of Consolidation and Presentation
        ---------------------------------------

    The consolidated financial statements of Hondo Oil include the accounts of all subsidiaries, all of which are wholly owned. All significant intercompany transactions have been eliminated.

    In 1991, the Company adopted plans of disposal for its refining and marketing and its real estate segments, respectively. Accordingly, the results of operations and the net assets of the discontinued segments have been reclassified to discontinued operations for all periods presented. Assets of discontinued operations are recorded at the lower of cost or net realizable value. Refer to Note 12.




                                    38

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


2)  Summary of Significant Accounting Policies (continued)
    ------------------------------------------------------

    (b) Cash Equivalents
        ----------------

    Cash equivalents represent highly liquid investments with original maturities of three months or less.

    (c) Oil and Gas Properties
        ----------------------

    Oil and gas properties are accounted for using the successful efforts method. Under this method, property acquisition costs are capitalized when incurred. Exploratory geological and geophysical costs and general and administrative costs, including salaries, are expensed as incurred. The Company capitalizes interest expense for individual capital projects requiring more than three months for completion and costing more than $1,000. The costs of drilling exploratory wells are capitalized pending determination of whether the wells have found proved reserves. If proved reserves are not discovered, such dry hole costs are expensed. All developmental drilling costs, including those for unsuccessful wells, are capitalized.

    Acquisition costs of unproved properties which are considered to be individually significant are periodically assessed for impairment on a property-by-property basis. Individually insignificant properties are assessed for impairment as a group. Any decline in value is included in the statement of operations in exploration costs.

    Intangible drilling and development costs and tangible equipment are depleted by the units-of-production method using proved developed reserves on a field basis. Leasehold costs are also depleted on a field basis using total proved reserves. Estimates of proved reserves are based upon reports of independent petroleum engineers.

    (d) Other Fixed Assets
        ------------------

    Other fixed assets are recorded at historical cost and are depreciated by the straight-line method using useful lives of 7 to 10 years.

    (e) Earnings Per Share
        ------------------

    In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings per Share. Under the new requirements, the dilutive effect of stock options is to be excluded from the primary earnings per share computation. The Company has incurred losses in each of the periods covered in these financial statements, thereby making the inclusion of stock options in the primary earnings per share computation antidilutive. Accordingly, stock options have already been excluded from the primary earnings per share computation and previously reported primary earnings per share amounts do not need to be restated. Fully diluted per share amounts are the same as primary per share amounts and, accordingly, are not presented.


                                    39

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


2)  Summary of Significant Accounting Policies (continued)
    ------------------------------------------------------

    (f) Income Taxes
        ------------

    The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting For Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes. Deferred tax assets and liabilities are determined based on reversals of differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted effective tax rates and laws that will be in effect when the differences are expected to reverse.

    Investment tax credits are accounted for by the flow-through method which recognizes related benefits in the year realized.

    (g) Loan Fees
        ---------

    Capitalized loan fees pertaining to long-term loans are included in other assets. The loan fees are stated at cost and are amortized by the straight-line method, which approximates the level yield method, over the life of the related loan.

    (h) Foreign Currency Translation
        ----------------------------

    The Company's Colombian business is conducted in a highly inflationary economic environment. Accordingly, the financial statements of the Company's foreign subsidiary are remeasured as if the functional currency were the U.S. dollar using historical exchange rates. Exchange gains and losses, which have been immaterial to date, are included in operating costs.

    (i) Use of Estimates
        ----------------

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    (j) Fair Value of Financial Instruments
        -----------------------------------

    SFAS Statement No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosures of fair value information about financial instruments for which it is practicable to estimate that value. The Company's financial instruments include: cash and cash equivalents, receivables, accounts payable, long-term debt, the Funding Agreement, and certain other long-term liabilities. Disclosures of fair values determined in accordance with SFAS No. 107 are included in Notes 5, 6, and 7. The Company believes that the recorded values approximate fair values for financial instruments for which no separate disclosure of fair value is made.


                                    40

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


2)  Summary of Significant Accounting Policies (continued)
    ------------------------------------------------------

    (k) Stock Option Valuation
        ----------------------

    The Company implemented the disclosure requirements of SFAS No. 123, Accounting and Disclosure of Stock-Based Compensation as of September 30, 1997. The Statement gives companies the option to either follow fair value accounting or to continue to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations. The Company has elected to continue to follow APB No. 25 for recognition of expense from stock options and stock-based awards. Therefore, implementation of the Statement had no impact on results of operations for any of the years reported.

    (l) Reclassifications
        -----------------

    Certain reclassifications have been made to the prior years' amounts to make them comparable to the fiscal 1997 presentation. These additional changes had no impact on previously reported results of operations or shareholders' equity (deficit).


3)  Properties
    ----------

    Properties, at cost, consist of the following:

                                                        September 30,
                                                      1997         1996
                                                   -----------  -----------

    Oil and gas properties (Colombia):
      Proved                                          $11,923      $11,803
      Accumulated depletion, depreciation
        and amortization                                   --           --
                                                   -----------  -----------
                                                       11,923       11,803
                                                   -----------  -----------
    Other properties - Colombia:
      Wellsite facilities                               4,689        2,039
      Pipelines                                        12,061        5,398
      Wells in progress                                11,821        1,858
    Other properties - domestic
      Other fixed assets                                  323          311
      Accumulated depreciation                           (205)        (161)
                                                   -----------  -----------

                                                      $40,612      $21,248
                                                   ===========  ===========





                                    41

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


3)  Properties (continued)
    ----------------------

    The balance of wells in progress includes non-cash increases of $674 and $1,225 which were accrued in accounts payable as of September 30, 1997 and 1996, respectively. The Company capitalized interest of $782 and $180 in the balance of wells in progress for the years ended September 30, 1997 and 1996, respectively. The balances of wellsite facilities and pipelines include non-cash increases of $6,538 and $7,968 for 1997 and 1996, respectively, which were charged to the Funding Agreement (Note 6). The balances of wells in progress, wellsite facilities and pipelines include a non-cash decrease of $2,916 for 1996 pertaining to amounts due from Ecopetrol under the commerciality declaration (See Note 1), of which $2,629 had been collected and applied to the Funding Agreement as of September 30, 1997. The balance of $287 was retained by Ecopetrol subject to completion of an audit and is included in accounts receivable as of September 30, 1997.

    Total costs incurred (both capitalized and expensed) in Colombia for oil and gas producing activities were:

<HEADING>
                                                            For the years ended
                                                   -------------------------------------
                                                               September 30,
                                                      1997         1996         1995
                                                   -----------  -----------  -----------
    Property acquisition costs (a)                        $--          $38         $889
                                                   ===========  ===========  ===========
    Exploration costs                                 $10,051       $3,731         $169
                                                   ===========  ===========  ===========
    Development costs                                  $2,709       $2,558         $190
                                                   ===========  ===========  ===========

    (a) In September 1995, the Company acquired an additional 0.88875% interest in the Opon Contract by the issuance of 44,438 shares of its common stock.


4)  Accrued expenses
    ----------------

    Accrued expenses consist of the following:
                                                        September 30,
                                                      1997         1996
                                                   -----------  -----------

    Refining and marketing costs (Note 12)             $3,198       $2,028
    Other                                                 223          264
                                                   -----------  -----------
                                                       $3,421       $2,292
                                                   ===========  ===========





                                    42


                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


5)  Long-Term Debt
    --------------

    Long-term debt consists of the following:           September 30,
                                                      1997         1996
                                                   -----------  -----------
    Notes payable to Lonrho Plc (a),(b):
      Note A (c)                                       $3,479       $3,277
      Note B (c)                                        4,535        4,271
      Note C (a),(d)                                   38,577       36,361
      Note D (d)                                       33,126       31,200
      Note E (e)                                        5,294        5,000
      Note F (f)                                       14,932           --
    Pollution Control Revenue Bonds (g)                 2,225        2,475
    Industrial Development Revenue Bonds (g)            1,000        1,000
    Other                                                  --          488
                                                   -----------  -----------
                                                      103,168       84,072
    Less current maturities                              (265)        (738)
                                                   -----------  -----------

                                                     $102,903      $83,334
                                                   ===========  ===========

    Maturities are as follows for the years ending September 30:
    1998                                                 $265
    1999                                               93,812
    2000                                                1,898
    2001                                                1,918
    2002                                                1,938
    Thereafter                                          3,337
                                                   -----------
                                                     $103,168
                                                   ===========


    (a) In December 1997, the Company and Lonrho agreed to defer commencement of principal amortization for Notes A through E. The descriptions in
        (b) through (e) below reflect the revisions. As consideration for extensions and certain other financial undertakings received from Lonrho in 1996, the Company granted to Lonrho a security interest in all of the shares of Hondo Magdalena and agreed to give Lonrho an option to convert $13,500 of Note C into the Company's common stock at a rate of $12.375 per share. The portion of the debt that may be converted into common stock will not be secured by the pledge of the Hondo Magdalena shares. In 1997, as consideration for extension of the term of Note F and the granting of $7,000 additional credit thereunder, the Company gave Lonrho an option to convert another $7,000 of Note C into the Company's common stock at a rate of $7.70 per share. The debt will be convertible at Lonrho's option at any time prior to maturity. The option to convert the debt into common stock given in 1997 will be subject to shareholder approval at the Company's 1998 annual meeting. If the conversion option is not approved by the shareholders, the interest rate on the $7,000 will revert to 13.5%, the rate of interest on such debt prior to the 1993 restructuring.

                                    43

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)

5)  Long-Term Debt (continued)
    --------------------------

    (b) The following terms apply to Notes A through E:
        (1) Interest is payable semiannually at a rate of 6%.
        (2) If management determines sufficient cash is not available to pay interest, management may offer to issue the Company's unregistered stock valued at the American Stock Exchange closing price on the interest due date as payment in kind. Lonrho may choose to either add the accrued interest to the balance of the debt outstanding or accept the payment in kind. The Company has an obligation to register any shares issued in connection with the above if so requested by Lonrho.
        (3) Accrued interest of $3,407, $2,823, $2,411 and $2,354 has been added to the outstanding debt as of October 1, 1997, April 1, 1997, October 1, 1996, and October 1, 1994, respectively. Accrued interest of $2,375, $2,367 and $2,293 has been paid by the issuance of 197,944, 121,372 and 189,080 shares, respectively, of the Company's common stock for amounts due on April 1, 1996, October 1, 1995 and April 1, 1995, respectively.
        (4) As consideration for past deferrals of interest and principal payments due under the terms of the first four notes, the Company has granted Lonrho Plc a 5% share of the Company's net profits, as defined, under the Opon Contract. Following repayment of these notes, Lonrho's entitlement will be reduced by half.
        (5) If the Company does not furnish to Lonrho by October 1, 1998 a report that shows an increase in proved gas reserves of 13,000,000 mcf, then Lonrho has the right to declare Notes A through E in default and demand payment.

    (c) Notes A and B are secured by mortgages on the Company's real estate included in discontinued operations. Absent repayment in full as a result of the sale of the securing real estate, principal amortization in ten equal semiannual installments will commence January 15, 1999. Note A is secured by the Company's Via Verde Bluffs real estate. Note B is secured by the Company's Valley Gateway real estate.

    (d) Notes C and D are secured by the Company's Valley Gateway real estate. Notes C and D are due January 15, 1999 and are subordinated to the Company's other indebtedness existing at September 30, 1997.

    (e) In October 1994, the Company received $4,800, net of withholding taxes, from Amoco Colombia under the terms of the Farmout Agreement (See Note 1). Also in October 1994, the Company paid $5,000 to Lonrho Plc to reduce the balance of Note D and the related interest expense. At the same time, Lonrho Plc made available $5,000 in the form of a new facility loan to be drawn as needed by the Company. The Company drew $3,175 of this facility loan during 1995 and the remaining $1,825 during 1996. Note E is due January 15, 1999.

    (f) In June 1996, Lonrho Plc agreed to provide the Company an additional facility loan of $13,500 at a rate of 13%, payable semiannually. In July 1997, the loan was amended to extend the maturity date to January 1, 1999 and revise the amount available to $20,500. The provisions for payment of interest with the Company's common shares described in
        (b)(2) above apply to this loan. The loan is secured by free cash flow, as defined, from Hondo Magdalena's operations. The Company drew $14,600 during fiscal 1997 and additional amounts of $1,700 and $1,400 in October and December 1997, respectively.
                                    44

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


5)  Long-Term Debt (continued)
    --------------------------

    (g) Both issues of these tax-exempt bonds were issued under the authority of the California Pollution Control Financing Authority. The Pollution Control Revenue bonds bear interest at an average rate of 6.15%, payable semiannually, and mature serially through November 1, 2003. The Industrial Development Revenue Bonds bear interest at a rate of 7.5%, payable semiannually, and mature September 1, 2011.
        Both bond issues are collateralized by certain refinery facilities and equipment located at Valley Gateway and the Fletcher refinery. The collateral at the Fletcher refinery is leased to the buyer for a nominal annual fee. The trustee of the bonds was notified of changes to the collateral in 1993 and the trustee has not taken any action to declare a breach of covenant or a default. The Company routinely communicates with the Trustee and has received no indication that the Trustee is contemplating any such action.

    According to the terms of the various credit agreements, the Company is restricted in its ability to: (a) incur additional debt; and (b) pay dividends on and/or redeem capital stock.

    Hondo Oil paid interest of $219, $234 and $248 for the years ended September 30, 1997, 1996 and 1995, respectively. In accordance with the provisions of SFAS No. 107, the Company has estimated the fair value of its long-term debt to be $97,414 as of September 30, 1997 using a discount rate of 13%.


6)  Funding Agreement
    -----------------

    Effective July 26, 1995, Hondo Magdalena, Amoco Colombia, and Opon Development Company entered into a Funding Agreement for Tier I Development Project costs (the "Funding Agreement") for the interim financing of costs associated with the construction of a pipeline from the Opon Contract area, certain wellsite facilities, a geological and geophysical work program, and for related overheads. The Funding Agreement provides that Hondo Magdalena may repay the amounts financed by Amoco Colombia from prior to the date of first production until 365 days thereafter, along with an equity premium computed using a 22% annualized interest rate. The equity premium will be computed monthly on Hondo Magdalena's share of expenditures (including any amounts to be recouped from Ecopetrol after commerciality). Alternatively, from the date of first production until 90 days thereafter, Hondo Magdalena may elect to repay 125% of its share (excluding any amounts to be recouped from Ecopetrol after commerciality) of the total costs accumulated up to the date of repayment. If the financed amounts are not repaid within 365 days after the date of first production, an additional penalty of 100% of the amount then due would be recovered out of Hondo Magdalena's revenues. Hondo Magdalena's revenues from production of the first 80 million cubic feet of natural gas and related condensate and natural gas liquids are pledged to secure its obligations under the Funding Agreement.






                                    45

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


6)  Funding Agreement (continued)
    -----------------------------

    The Company has accrued equity premiums computed in accordance with the 22% annualized interest rate option. Equity premiums of $2,774, $1,262 and $57 related to the financed pipeline costs and wellsite facilities have been capitalized for the years ended September 30, 1997, 1996 and 1995, respectively. The remainder of the equity premiums accrued to date, relating to the financed geological and geophysical work and overheads, have been expensed.

    The balance of the Funding Agreement consists of the following:

                                                        September 30,
                                                      1997         1996
                                                   -----------  -----------

    Outstanding principal                             $17,566       $9,771
    Equity premiums                                     5,222        1,742
                                                   -----------  -----------
                                                      $22,788      $11,513
                                                   ===========  ===========

    The balance of the Funding Agreement was reduced by $2,629 in September 1996 by application of the Company's share of payments from Ecopetrol arising from the declaration of commerciality (Note 1).

    In accordance with the provisions of SFAS No. 107, the Company has estimated the fair value of the Funding Agreement to be $24,690 as of September 30, 1997 using a discount rate of 13%.


7)  Other Liabilities
    -----------------

    Other liabilities consist of the following:

                                                        September 30,
                                                      1997         1996
                                                   -----------  -----------

    Interest payable to Lonrho Plc (Note 5)            $3,407       $2,411
    City of Long Beach (a)                              1,594        1,533
    Other                                                 261          761
                                                   -----------  -----------
                                                       $5,262       $4,705
                                                   ===========  ===========

    (a) Due January 1, 1999 together with interest accrued at 6%. In accordance with the provisions of SFAS No. 107, the Company has estimated the fair value of this liability to be $1,462 as of September 30, 1997 using a discount rate of 13%.





                                    46

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


8)  Shareholders' Equity
    --------------------

    In addition to its common shares, the Company has authorized 10,000,000 shares of one dollar par value preferred stock. No preferred shares have been issued as of September 30, 1997.

    The Company has a stock option plan under which options to purchase common shares of the Company are granted to certain officers, directors and key employees. The options are priced equal to or greater than the market price in effect at the date of grant. Accordingly, no compensation expense is recognized in connection with this plan. Generally, options granted under the plan have a term of five years, are half vested after six months of service and are fully vested after eighteen months of service. As of September 30, 1997 and 1996 additional options of 94,000 and 15,000, respectively, were available for future grants under the stock option plan.

    The information for 1995 in the table below includes the exercise of 74,700 options priced at $19.00 per share originating from the Company's terminated 1982 Stock Option Plan. The Company granted an option for 25,000 shares at $7.50 per share to a former officer in March 1995. The option was not granted under a stock option plan and was priced less than the market price at date of grant. Compensation of $138 was included in general and administrative expense at the date of grant. The option was exercised during 1996. All other reported options originate from the Company's 1993 Stock Incentive Plan.

    As required by SFAS 123 "Accounting for Stock-Based Compensation," the Company has determined the fair value of options granted in 1997 and 1996 and the pro forma effect on net loss and net loss per share as if compensation expense equal to that fair value had been recorded. The fair value at date of grant was determined using the Black-Scholes option pricing model and the assumptions listed in the table below. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, management believes the model used does not necessarily provide a reliable single measure of the fair value of its stock options. The estimated fair value of an option is included in pro forma expense as it vests. Therefore, as required by the transition provisions of SFAS 123, options granted in 1995 and vesting in 1996 were not valued and were not included in the pro forma computations.











                                    47

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


8)  Shareholders' Equity (continued)
    --------------------------------

    The following table summarizes information relative to stock options outstanding:

    <HEADING>
                                                            For the years ended
                                                   -------------------------------------
                                                               September 30,
                                                      1997         1996         1995
                                                   -----------  -----------  -----------

    Options outstanding - beginning of year           218,232      187,732      220,316
      Granted                                          58,000       64,000      125,000
      Exercised                                            --      (33,500)    (157,584)
                                                   -----------  -----------  -----------
    Options outstanding - end of year                 276,232      218,232      187,732
                                                   ===========  ===========  ===========

    Options exercisable - end of year                 186,232      154,232      137,732

    Weighted-average exercise prices:
      Options outstanding - beginning of year          $12.57       $11.14       $11.40
      Granted
        Contractual price                               $9.00       $14.13       $12.96
        Fair value price                                $3.99        $6.24           NA
      Exercised                                            NA        $7.50       $12.95
      Options outstanding - end of year                $11.82       $12.57       $11.14
      Options exercisable - end of year                $12.30       $11.93        $9.98

    End of year - outstanding options:
      Low exercise price                                $7.50        $7.50        $7.50
      High exercise price                              $14.63       $14.63       $14.63
      Average remaining contractual life (years)         2.81         3.32         3.29

    Fair value of options granted:
      Net loss - as reported                         $(12,388)    $(12,657)          NA
      Net loss - pro forma                           $(12,630)    $(12,773)          NA
      Loss per share - as reported                     $(0.90)      $(0.93)          NA
      Loss per share - pro forma                       $(0.92)      $(0.93)          NA

    Assumptions for fair value determination:
      Expected life (years)                              3.56         3.56           NA
      Volatility                                         0.52         0.52           NA
      Interest rate                                      6.41%        6.30%          NA
      Dividend yield                                     0.00%        0.00%          NA



                                48

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


9)  Income Taxes
    ------------

    Income tax expense (benefit) reported in the statements of operations is comprised entirely of current income taxes paid (received) in Colombia. Significant components of the Company's deferred tax assets and liabilities are as follows:
                                                        September 30,
                                                      1997         1996
                                                   -----------  -----------
    Deferred tax assets, long-term:
      Domestic net operating loss carryforwards       $44,953      $43,734
      Foreign income tax basis of
        capitalized assets in excess of
        financial reporting basis                       1,178        1,432
      Income tax basis of real estate in
        excess of financial reporting basis             1,991        1,965
      Financial reporting basis of accrued
        liabilities in excess of tax basis              1,311        1,045
      Valuation allowances                            (48,850)     (47,467)
                                                   -----------  -----------
                                                          583          709
                                                   -----------  -----------
    Deferred tax liabilities, long-term:
      Foreign income tax depreciation in
        excess of financial reporting
        depreciation                                      583          709
                                                   -----------  -----------
                                                          583          709
                                                   -----------  -----------
    Net deferred tax liability                            $--          $--
                                                   ===========  ===========

    The differences between income tax expense (benefit) from continuing opera-tions and the amount computed by applying the statutory Federal income tax rate to loss from continuing operations before income taxes are as follows:

<HEADING>
                                                            For the years ended
                                                   -------------------------------------
                                                               September 30,
                                                      1997         1996         1995
                                                   -----------  -----------  -----------
    Benefit computed at the effective
      statutory rate                                  $(4,273)     $(4,499)     $(2,365)
    Nondeductible interest                              2,468        1,425           --
    Losses from foreign operations                        999        1,919          215
    Foreign income tax expense                             (2)           5          113
    Net operating loss for which no benefit
      is recognized                                       806        1,155        2,150
                                                   -----------  -----------  -----------
                                                          $(2)          $5         $113
                                                   ===========  ===========  ===========



                                    49

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


9)  Income Taxes (continued)
    ------------------------

    At September 30, 1997, the Company had the following domestic net operating loss and investment tax credit carryforwards:

<HEADING>
                                                                Alternative
                                                     Tax Net    Minimum Net  Investment
                                                    Operating   Tax Operating    Tax
    Year of Expiration                                Loss         Loss        Credit
    ------------------                             -----------  -----------  -----------
    Consolidated Carryforwards:
      2003                                             $3,166           --
      2004                                             12,469      $10,917
      2005                                              2,803           --
      2006                                             26,755       22,155
      2007                                             15,807       30,041
      2008                                             25,551       23,919
      2009                                             13,115       14,517
      2010                                              7,616        7,620
      2011                                              3,388        3,393
      2012                                              2,818        2,818
                                                   -----------  -----------
                                                     $113,488     $115,380
                                                   ===========  ===========

    Separate Carryforwards (a)
      1998                                                 --           --         $144
      1999                                                 --           --          210
      2000                                            $12,397      $12,397           74
      2002                                              6,101        6,101           --
      2003                                              6,714       10,715           --
                                                   -----------  -----------  -----------
                                                      $25,212      $29,213         $428
                                                   ===========  ===========  ===========

    (a) These separate carryforwards can only be used against future income and tax liabilities of the company within the consolidated group which generated the carryforwards.

    In conjunction with the sale of the Fletcher refinery in 1993 as described in Note 12, unrestricted net operating loss carryforwards of $59,658 and separate net operating loss carryforwards of $23,983 pertaining to the Fletcher refinery were reattributed to Hondo Oil.


                                  50

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


10) Contingent liabilities
    ----------------------

    The Company is involved in a number of legal and administrative proceedings incident to the ordinary course of its business. In the opinion of management, any liability to the Company relative to the various proceedings will not have a material adverse effect on the Company's operations or financial condition.

    The Company is subject to various environmental laws and regulations of the United States and Colombia. As is the case with other companies engaged in similar industries, the Company faces exposure from actual or potential claims and lawsuits involving environmental matters. These matters may involve alleged soil and water contamination and air pollution. The Company's policy is to accrue environmental and clean-up costs when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. However, future environmental related expenditures cannot be reasonably quantified in many circumstances due to the conjectural nature of remediation and clean-up cost estimates and methods, the imprecise and conflicting data regarding the characteristics of various types of waste, the number of other potentially responsible parties involved, and changing environmental laws and interpretations. Management believes the reduced scope of the Company's operations following the sale of the Company's domestic oil and gas properties and the Fletcher refinery have significantly reduced the Company's potential exposure to environmental liability, including potential Superfund claims against Fletcher, which liability, in the opinion of management, is not material.







                                    51

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


11) Segment information
    -------------------

    The Company's operations are concentrated in one industry segment, the exploration for and production of reserves of oil and natural gas. Since 1992, the Company's continuing activities have been limited to exploration for oil and gas reserves located in Colombia. The Company has no foreign sales and no export sales in the reported periods, but has begun producing its reserves in fiscal 1998. The Company currently has two contracts for the sale of its production in place. These two customers, Ecopetrol and Termosantander (an affiliate of Amoco Corporation separate from the Company's partner in Opon), will comprise 100% of the Company's revenue. Information segregating the Company's continuing domestic and foreign operations is as follows:

<HEADING>
                                                            For the years ended
                                                   -------------------------------------
                                                               September 30,
                                                      1997         1996         1995
                                                   -----------  -----------  -----------
    Sales and operating revenue:
      United States                                        $1           $2          $23
      Foreign                                               3           --           --
                                                   -----------  -----------  -----------
                                                           $4           $2          $23
                                                   ===========  ===========  ===========

    Operating profit (loss):
      United States                                     $(406)        $(45)       $(140)
      Foreign                                          (2,419)      (4,511)        (326)
                                                   -----------  -----------  -----------
      Operating loss                                   (2,825)      (4,556)        (466)
      Loss on sale of assets                               --           (6)          --
      Interest expense                                 (6,222)      (5,009)      (4,680)
      Corporate expense and other                      (1,743)      (1,781)      (1,697)
                                                   -----------  -----------  -----------
      Loss from continuing operations
        before income taxes                          $(10,790)    $(11,352)     $(6,843)
                                                   ===========  ===========  ===========

    Identifiable assets:
      United States                                    $3,247       $2,973       $5,645
      Foreign                                          41,683       21,567       12,753
                                                   -----------  -----------  -----------
                                                      $44,930      $24,540      $18,398
                                                   ===========  ===========  ===========






                                    52

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


12) Discontinued Operations
    -----------------------

    In 1991, the Company adopted plans of disposal for its refining and marketing and real estate segments. A summary, by segment, of the results of discontinued operations is as follows:

<HEADING>
                                                            For the years ended
                                                   -------------------------------------
                                                               September 30,
                                                      1997         1996         1995
                                                   -----------  -----------  -----------
    Refining and marketing                            $(1,200)       $(400)       $(650)
    Real estate                                          (400)        (900)      (4,300)
    Income tax expense (benefit)                           --           --           --
                                                   -----------  -----------  -----------
                                                      $(1,600)     $(1,300)     $(4,950)
                                                   ===========  ===========  ===========

    Per share                                          $(0.12)      $(0.10)      $(0.37)
                                                   ===========  ===========  ===========

    In September 1993, the Company executed an agreement for the sale of its Fletcher refinery and its asphalt terminal in Hilo, Hawaii. These assets represented the material portion of the Company's refining and marketing segment. Loss provisions pertaining to the refining and marketing segment of $1,200, $400 and $650 have been required in 1997, 1996 and 1995 for reasons described below.

    The agreement for the sale of Fletcher included a provision allowing the Company to share in the proceeds from the sale of certain components of the refinery equipment which the buyer planned to sell. Based on estimates of a broker of used refinery equipment, the Company recorded $1,000 as the estimated realizable value at the time of the transaction. The buyer and the Company have not succeeded in selling this equipment. In September 1994, the Company reduced the carrying value of the receivable by $600 on the basis of an offer from the buyer for the Company's share of equipment sale proceeds. In September 1996, the Company wrote off the remaining receivable of $400 as uncollectible.





                                    53

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


12) Discontinued Operations (continued)
    -----------------------------------

    In the agreement for the sale of the Fletcher refinery, the Company indemnified the buyer as to liabilities in excess of $300 for certain federal and state excise taxes arising from periods prior to the sale. Fletcher notified the Company in July 1994 that an audit for California Motor Vehicle Fuels Tax was underway and a preliminary review by then Fletcher employees indicated that a significant liability might exist. The Company retained a consultant to evaluate the contingent liability. In September 1994, the Company accrued $1,400 as a result of the consultant's evaluation. An additional $650 was accrued in September 1995, primarily because of increases in the estimated amounts of penalties and interest which could be due. The State of California issued a preliminary report in June 1996 which concluded taxes and penalties of $10,820 were due as a result of the audit. The State of California issued a Notice of Determination in July 1997 reducing the taxes and penalties due to $5,740. Assessed amounts are subject to a process of appeal and further adjustment, which remedies are still being pursued. The buyer notified the Company that it claims indemnity in this matter and in January 1997 filed suit in Superior Court, Los Angeles, California for a declaratory judgment enforcing the indemnity and for other relief. The Company accrued an additional $1,200 in September 1997. The Company has accrued its best estimate of the ultimate liability and believes this is sufficient to provide for the amount that will ultimately be paid based on the information available.

    In 1989, the Company permanently suspended operations at its Newhall refinery because of expectations of continued operating losses. The Company reclassified the cost of Newhall's dismantled properties to the real estate segment. All costs incurred subsequent to 1989 have been charged against previously established loss provisions. In 1993, the Company suspended execution of a development plan for the property, now referred to as Valley Gateway, which included dismantling the refinery, effecting environmental remediation of the land and further developing the land to a condition where it could be sold as land ready for construction. This decision was made as a result of continued declines in the local real estate market and the Company's limited cash resources. Management believed that a sale of the property in its present condition with existing entitlements was the best course of action. The Company has conducted an environmental assessment of the refinery site and a remediation plan for the site has been submitted to the Regional Water Quality Control Board and has received staff approval. The Company estimates that $2.0 million would be incurred in executing the approved remediation plan; however, the Company expects to sell the property without incurring these costs by reducing the purchase price. The Company's estimate of the net realizable value of this property has been reduced by estimated remediation costs in determining the carrying value of the property and therefore the remediation costs will not affect future results of operations.

    In addition to the Valley Gateway property, the Company owns the 11 acre Via Verde Bluffs property, carried at $2,580 and $2,548 at September 30, 1997 and 1996, respectively. Both properties have been listed with brokers since 1994.




                                    54

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


12) Discontinued Operations (continued)
    -----------------------------------

    In 1995 the carrying value of the real estate was reduced by $4,300 as a result of depressed demand in the local market, sale negotiations, and the timing of possible sales. In September 1996, the Company revised its estimate of the realizable value of the Valley Gateway property to zero, resulting in an additional loss provision of $900. This decision was made following three years of unsuccessful efforts to sell the property in its present state and little interest from potential buyers. In September 1997, the Company provided for an additional carrying costs of $400. Management believes it can dispose of the property and any associated liabilities for little or no additional cost.

    Changes in the balance of real estate are as follows:

                                                        September 30,
                                                      1997         1996
                                                   -----------  -----------

    Beginning balance                                  $2,202       $2,978
      Development and dismantlement costs                  --           --
      Valuation provisions established                   (400)        (900)
      Valuation provisions used                           335          124
                                                   -----------  -----------
    Ending balance                                     $2,137       $2,202
                                                   ===========  ===========

    Remaining acres                                       116          116
                                                   ===========  ===========

    Interest expense included in the losses from discontinued operations pertains only to debt directly attributable to the discontinued segments. Allocations of interest to the real estate operations were $240, $262 and $274 for 1997, 1996 and 1995, respectively.


55

                          HONDO OIL & GAS COMPANY
           SUPPLEMENTARY INFORMATION ABOUT OIL AND GAS PRODUCING
                    ACTIVITIES AND RESERVES (UNAUDITED)
                             September 30, 1997

                     (All Dollar Amounts in Thousands)

The following supplemental information regarding the oil and gas activities of Hondo Oil is presented pursuant to the disclosure requirements promulgated by the Securities and Exchange Commission ("SEC") and Statement of Financial Accounting Standards ("SFAS") No. 69, "Disclosures About Oil and Gas Producing Activities." Estimated Reserve Quantities and the Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves are presented on the basis of reserve reports prepared by Netherland, Sewell & Associates. Information regarding capitalized costs relating to oil and gas producing activities and costs incurred for property acquisition, exploration, and development activities are included in Note 3 to the consolidated financial statements. SEC rules restrict the disclosure of reserves to proved reserves. Proved reserves are estimated quantities of crude oil, condensate, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved reserves do not include hydrocarbons the recovery of which is subject to reasonable doubt because of uncertainty as to economic factors.

During fiscal 1996, three contracts covering the sale of natural gas, the sale of condensate and natural gas liquids, and the processing of the gas stream were executed with the Colombian national oil company, Ecopetrol. These provide for (i) the sale of 100 million cubic feet of natural gas per day for the life of the concession (July 2015) at the regulated price determined semi-annually by a formula based upon the average price received by Ecopetrol for exported fuel oil during the prior two six-month periods; (ii) the sale of condensate and natural gas liquids at market-related and market-indexed prices; and (iii) the processing of the gas stream at Ecopetrol's El Centro gas processing plant for a fee of $0.20 per thousand cubic feet of gas. In March 1997, a contract was executed for the sale of up to 60 million cubic feet of natural gas per day to an electric generation facility being constructed adjacent to the concession. The contract has not and will not become effective until the sellers determine that there are sufficient reserves to supply natural gas to the purchaser for the life of the contract. An interim one-year agreement has recently been executed to allow deliveries of available gas.

The Company successfully completed drilling of a second well in Colombia in September 1995 and commenced construction of a pipeline and related wellhead facilities for production and transportation of the discovered natural gas and related liquids. Following execution of the first contract described above, the Company reported proved reserves for the first time in it's 1996 Annual Report.

A third well was drilled during fiscal 1997. In April and May 1997, several mechanical problems were encountered during the completion and testing of the third well. Further work on the well has been suspended until a plan has been finalized. Construction of the pipeline and wellhead facilities is complete and production commenced in December 1997. A fourth well is presently being drilled and is expected to be completed in the spring of 1998.









                                    56

                          HONDO OIL & GAS COMPANY
           SUPPLEMENTARY INFORMATION ABOUT OIL AND GAS PRODUCING
                    ACTIVITIES AND RESERVES (UNAUDITED)
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


Assumptions used in determining proved reserves and future net cash flows are:

- Condensate and natural gas liquid reserves produced in association with the natural gas are a function of the natural gas reserves.
- The Company's share of reserves and future net cash flows is 15.444375%, subject to a royalty of 20% payable to the Colombian government.
- Prices of $18.64 and $21.31 per barrel of condensate and natural gas liquids and $1.09 and $1.20 per million British Thermal Units of natural gas are used in the cash flow projections for September 30, 1997 and 1996, respectively. These prices were determined in accordance with the terms of the executed sales contract described above. Both prices are held constant through the life of the properties. Production costs and capital costs were projected at current price levels.
- Pipeline capital and operating costs are not included in the cash flow projections because these costs will be recovered through pipeline tariffs.


Estimated Reserve Quantities
----------------------------

Proved reserves are estimated quantities of crude oil, condensate, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Estimates of oil and gas proved reserves and production, all located in Colombia, are as follows:
                                                     Oil (a)        Gas
                                                     (MBBLS)      (MMCF)
                                                   -----------  -----------
Proved reserves, October 1, 1995                           --           --
  Revisions in previous estimates                          --           --
  Extensions, discoveries and purchases                 2,337       61,561
                                                   -----------  -----------
Proved reserves, September 30, 1996                     2,337       61,561

  Revisions in previous estimates                        (394)      (9,085)
                                                   -----------  -----------
Proved reserves, September 30, 1997                     1,943       52,476
                                                   ===========  ===========

  (a) All condensate and natural gas liquids.

As of September 30, 1997, 671 mbbls and 18,176 mmcf of the above reserves were classified as proved developed. None of the 1996 reserves were classified as proved developed.

A new interpretation (by the reserve engineers) of the reservoir limits after the drilling of the third well was the primary reason for a downward revision of the proved reserves for fiscal 1997.




                                    57

                          HONDO OIL & GAS COMPANY
           SUPPLEMENTARY INFORMATION ABOUT OIL AND GAS PRODUCING
                    ACTIVITIES AND RESERVES (UNAUDITED)
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


Standardized Measure of Discounted Future Net Cash Flows Relating to Proved
---------------------------------------------------------------------------
Reserves
--------

The following table sets forth the computation of the standardized measure of discounted future cash flows relating to proved reserves. The standardized measure is the estimated future cash inflows from proved reserves less estimated future production and development costs, estimated future income taxes and a discount factor. Future cash inflows represent expected revenues from the production of proved reserves based on prices in existence at the fiscal year end. Escalation based on inflation, regulatory changes and supply and demand are not considered. Estimated future production and development costs related to future production of reserves are based on historical information, as available, and estimates drawn from similar gas fields in other locations. Such costs include, but are not limited to, production, drilling development wells and installation of production facilities. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. Estimated future income tax expenses are computed using tax rates legislated in Colombia. Consideration is given to the effects of permanent differences, utilization of net operating loss carryforwards, tax credits and allowances. A discount rate of 10% is applied to the annual future net cash flows after income taxes.

The methodology and assumptions used in calculating the standardized measure are those required by SFAS NO. 69. It is not intended to be representative of the fair market value of proved reserves. The valuations of revenues and costs do not necessarily reflect the amounts to be received or expended by the Company. In addition to the valuations used, numerous other factors are considered in evaluating known and prospective oil and gas reserves.

                                                      For the years ended
                                                   ------------------------
                                                        September 30,
                                                      1997         1996
                                                   -----------  -----------

Future cash inflows                                   $96,223     $126,564
Future production costs                               (40,239)     (33,934)
Future development costs                              (27,028)     (36,063)
Future income tax expenses                                 --      (14,843)
                                                   -----------  -----------
  Net future cash flows                                28,956       41,724
10% annual discount for estimated timing
  of cash flows                                       (12,942)     (22,071)
                                                   -----------  -----------
Standardized measure of discounted
  future net cash flows                               $16,014      $19,653
                                                   ===========  ===========







                                    58

                          HONDO OIL & GAS COMPANY
           SUPPLEMENTARY INFORMATION ABOUT OIL AND GAS PRODUCING
                    ACTIVITIES AND RESERVES (UNAUDITED)
                             September 30, 1997

                     (All Dollar Amounts in Thousands)


Standardized Measure of Discounted Future Net Cash Flows Relating to Proved
---------------------------------------------------------------------------
Reserves (continued)
--------------------

The principal sources of changes in the standardized measure of discounted future cash flows between September 30, 1997 and 1996 are as follows:

Net change due to changes in prices and production
  costs                                              $(12,532)
Net change due to revisions in quantity estimates (5,530) Previously estimated development costs incurred
  during the period                                    11,056
Changes in estimated future development costs          (1,324)
Net change in income taxes                              6,991
Accretion of discount                                   1,965
Other                                                  (4,265)
                                                   -----------

                                                      $(3,639)
                                                   ===========


Results of Operations for Oil and Gas Producing Activities
----------------------------------------------------------

The following table sets forth the results of operations from oil and gas producing and exploration activities. Income tax expense was computed using the statutory tax rate for the period adjusted for utilization of net operating loss carryforwards, permanent differences, tax credits and allowances.


<HEADING>                                                   For the years ended
                                                   -------------------------------------
                                                               September 30,
                                                      1997         1996         1995
                                                   -----------  -----------  -----------
Revenues                                                   $4           $2          $23
Production costs                                       (2,758)      (2,745)        (166)
Exploration expenses                                      (27)      (1,769)        (169)
Depreciation, depletion and amortization                   --           --           --
                                                   -----------  -----------  -----------
                                                       (2,781)      (4,512)        (312)
Income tax benefit                                     (1,102)      (1,787)        (124)
                                                   -----------  -----------  -----------
Results of operations from exploration
  and production activities (excluding
  corporate overhead and interest)                    $(1,679)     $(2,725)       $(188)
                                                   ===========  ===========  ===========





                                    59

                                       HONDO OIL & GAS COMPANY
                           Schedule II - VALUATION AND QUALIFYING ACCOUNTS
                                          September 30, 1997

                                  (All Dollar Amounts in Thousands)


<HEADING>
                                                                 Additions
                                                   Balance at   charged to                  Balance
                                                    beginning    costs and                  at end
                                                    of period    expenses    Write-offs    of period
                                                   -----------  -----------  -----------  -----------
Allowance for doubtful receivables:
Continuing operations:
  1997                                                   $332          $--        $(288)         $44
                                                   ===========  ===========  ===========  ===========
  1996                                                   $399           $4         $(71)        $332
                                                   ===========  ===========  ===========  ===========
  1995                                                   $399          $--          $--         $399
                                                   ===========  ===========  ===========  ===========









                                                 60

Item 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None


                                  PART III

Item 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The information required by this item will be contained in the Company's Proxy Statement to be filed within 120 days after fiscal year end and is incorporated herein by reference.

Item 11. EXECUTIVE COMPENSATION

The information required by this item will be contained in the Company's Proxy Statement to be filed within 120 days after fiscal year end and is incorporated herein by reference.

Item 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information required by this item will be contained in the Company's Proxy Statement to be filed within 120 days after fiscal year end and is incorporated herein by reference.

Item 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by this item will be contained in the Company's Proxy Statement to be filed within 120 days after fiscal year end and is incorporated herein by reference.

                                  PART IV

Item 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) (1) Financial Statements: See the Index to Financial Statements in Item 8 hereof.

    (2) Financial Statement Schedules:                   Page

        II.  Valuation and Qualifying Accounts              60

        Schedules other than those listed above are omitted because they are not required or not applicable, or because the information required in a schedule is otherwise included in the Notes to Consolidated Financial Statements.

    (3) Exhibits filed with this report:  See Item (c) below.

(b) Reports on Form 8-K:

    The Company filed no reports on Form 8-K during the quarter ended September 30, 1997.

(c) Exhibits: See Exhibit Index on page 63 for exhibits required by
    Item 601 of Regulation S-K.

(d) Financial statement schedules required by Regulation S-X which are excluded from the annual report to shareholders by Rule
    14a-3 (b)(1): See Item (a)(2) above.



                                    61

                                 SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report on Form 10-K for the year ended September 30, 1997 to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      HONDO OIL & GAS COMPANY

Date: December 23, 1997             By/s/ Stanton J. Urquhart
                                      ------------------------
                                      Stanton J. Urquhart
                                      Vice President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report on Form 10-K for the year ended September 30, 1997 has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

<HEADING>
       Signature                                Title                             Date
-----------------------               --------------------------           -----------------
/s/ John J. Hoey                      President, Chief Executive           December 23, 1997
-----------------------               Officer, and Director
JOHN J. HOEY


/s/ Douglas G. McNair                 Director                             December 23, 1997
-----------------------
DOUGLAS G. MCNAIR


/s/ Nicholas J. Morrell               Director                             December 23, 1997
-----------------------
Nicholas J. Morrell


/s/ John F. Price                     Director                             December 23, 1997
-----------------------
JOHN F. PRICE


/s/ Robert K. Steer                   Director                             December 23, 1997
-----------------------
ROBERT K. STEER


/s/ R.E. Whitten                      Director                             December 23, 1997
-----------------------
R.E. WHITTEN


/s/ Stanton J. Urquhart               Vice President, Principal            December 23, 1997
-----------------------               Financial and Principal
STANTON J. URQUHART                   Accounting Officer


                                                             ANNEX F

                             FORM 10-Q

                     SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549


      (Mark One)

          [ X ]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

                 For the quarterly period ended: June 30, 1998

                                     OR

          [   ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

               For the transition period from              to


                                   1-8979
                          (Commission File Number)


                          HONDO OIL & GAS COMPANY
           (Exact name of registrant as specified in its charter)


                        Delaware                                95-1998768
              (State or other jurisdiction                   (I.R.S. Employer
           of incorporation or organization)               Identification No.)

      10375 Richmond Ave, Ste. 900, Houston, Texas                  77042
        (Address of principal executive offices)                  (Zip Code)

    Registrant's telephone number, including area code:  (713) 954-4600

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
  such filing requirements for the past 90 days.  Yes X   No
                                                     ---    ---


  The registrant has one class of common stock outstanding. As of August 10, 1998, 13,798,424 shares of registrant's $1 par value common stock were outstanding.

                          HONDO OIL & GAS COMPANY

                   INDEX TO QUARTERLY REPORT ON FORM 10-Q

                  FOR THE NINE MONTHS ENDED JUNE 30, 1998





                                                                      PAGE
                                                                      ----

PART I - FINANCIAL INFORMATION


  Item 1  Financial Statements:

          Consolidated Balance Sheets as of
           June 30, 1998 and September 30, 1997                           3

          Consolidated Statements of Operations for the three
            months ended June 30, 1998 and 1997                           4

          Consolidated Statements of Operations for the nine
            months ended June 30, 1998 and 1997                           5

          Consolidated Statements of Cash Flows for the nine
            months ended June 30, 1998 and 1997                           6


          Notes to Consolidated Financial Statements                      7

          Supplementary Information About Oil and Gas Producing
            Activities and Reserves                                      16


  Item 2  Management's Discussion and Analysis of Financial
            Condition and Results of Operations                          20


PART II - OTHER INFORMATION

  Item 6  Exhibits and Reports on Form 8-K                               25


SIGNATURES                                                               25

                                   PART I

Item 1  FINANCIAL STATEMENTS

                          HONDO OIL & GAS COMPANY
                        CONSOLIDATED BALANCE SHEETS
                  (In Thousands Except Share Information)


                                                 June 30,     September 30,
                                                   1998           1997
                                               -------------  -------------
ASSETS                                          (Unaudited)
Current assets:
  Cash and cash equivalents                          $1,140         $1,019
  Accounts receivable                                 2,502            296
  Prepaid expenses and other                             63              1
                                               -------------  -------------
    Total current assets                              3,705          1,316

Properties, net (Notes 1 and 3)                          20         40,612
Net assets of discontinued operations (Note 8)        2,344          2,137
Other assets                                             42            865
                                               -------------  -------------
                                                     $6,111        $44,930
                                               =============  =============

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable (Note 1)                          $7,285         $3,464
  Accrued expenses and other, including $2,094
    in 1998 due to a related party (Notes 1 and       6,087          3,421
  Current portion of long-term debt, including
    $112,518 in 1998 due to a related
    party (Notes 1 and 5)                           114,578            265
  Funding agreement (Notes 1 and 6)                  27,058             --
                                               -------------  -------------
    Total current liabilities                       155,008          7,150

Long-term debt, including $99,943 in 1997
  due to a related party (Notes 1 and 5)                 --        102,903
Funding agreement (Notes 1 and 6)                        --         22,788
Other liabilities, including $3,407 in 1997
  due to a related party (Note 7)                        --          5,262
                                               -------------  -------------
                                                    155,008        138,103

Contingencies (Notes 1 and 8)

Shareholders' equity (deficit):
  Common stock, $1 par value, 30,000,000 shares
    authorized; shares issued and outstanding:
    13,798,424 and 13,788,424, respectively          13,798         13,788
  Additional paid-in capital                         53,737         53,675
  Accumulated deficit                              (216,432)      (160,636)
                                               -------------  -------------
                                                   (148,897)       (93,173)
                                               -------------  -------------
                                                     $6,111        $44,930
                                               =============  =============


The accompanying notes are an integral part of these financial statements.

                          HONDO OIL & GAS COMPANY
             CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
               (In Thousands Except Share and Per Share Data)


                                                For the three months ended
                                                         June 30,
                                               ----------------------------

                                                   1998           1997
                                               -------------  -------------

REVENUES
Sales and operating revenue                          $1,182             $3
Other income                                             15             --
                                               -------------  -------------
                                                      1,197              3
                                               -------------  -------------

COSTS AND EXPENSES
Operating costs                                         593             48
Depreciation, depletion, and amortization               417             57
Overhead, Colombian operations                          397            492
General and administrative                              545            523
Costs of exploration and dry holes                       94             --
Interest on indebtedness including $2,094
  and $1,602, respectively, to a
  related party                                       3,406          1,602
                                               -------------  -------------
                                                      5,452          2,722
                                               -------------  -------------
Loss from continuing operations
  before income tax expense                          (4,255)        (2,719)
Income tax expense                                       --             --
                                               -------------  -------------
Loss from continuing operations
  before extraordinary items                         (4,255)        (2,719)

EXTRAORDINARY ITEMS
  Forgiveness of debt (Notes 1, 4, and 5)             3,554             --
  Write-off of Colombian assets (Note 1)            (39,982)            --
                                               -------------  -------------
Net Loss                                           $(40,683)       $(2,719)
                                               =============  =============

Loss per share:
  Continuing operations                              $(0.31)        $(0.19)
  Forgiveness of debt                                 $0.26             --
  Write-off of Colombian assets                      $(2.90)            --
                                               -------------  -------------
  Net loss per share                                 $(2.95)        $(0.19)
                                               =============  =============

Weighted average common shares outstanding       13,798,424     13,781,194








The accompanying notes are an integral part of these financial statements.

                          HONDO OIL & GAS COMPANY
             CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
               (In Thousands Except Share and Per Share Data)


                                                 For the nine months ended
                                                         June 30,
                                               ----------------------------

                                                   1998           1997
                                               -------------  -------------

REVENUES
Sales and operating revenue                          $3,046             $4
Other income                                             23             19
                                               -------------  -------------
                                                      3,069             23
                                               -------------  -------------

COSTS AND EXPENSES
Operating costs                                       1,243            383
Depreciation, depletion, and amortization             1,072            172
Overhead, Colombian operations                        1,373          1,619
General and administrative                            1,778          1,519
Costs of exploration and dry holes                    8,576             13
Interest on indebtedness including $5,962
  and $4,480, respectively, to a
  related party                                       8,395          4,480
                                               -------------  -------------
                                                     22,437          8,186
                                               -------------  -------------
Loss from continuing operations
  before income tax expense                         (19,368)        (8,163)
Income tax expense (benefit)                             --             (2)
                                               -------------  -------------
Loss from continuing operations
  before extraordinary items                        (19,368)        (8,161)

EXTRAORDINARY ITEMS
  Forgiveness of debt (Notes 1, 4, and 5)             3,554             --
  Write-off of Colombian assets (Note 1)            (39,982)            --
                                               -------------  -------------
Net Loss                                           $(55,796)       $(8,161)
                                               =============  =============

Loss per share:
  Continuing operations                              $(1.41)        $(0.59)
  Forgiveness of debt                                 $0.26             --
  Write-off of Colombian assets                      $(2.90)            --
                                               -------------  -------------
  Net loss per share                                 $(4.05)        $(0.59)
                                               =============  =============

Weighted average common shares outstanding       13,795,091     13,780,083








The accompanying notes are an integral part of these financial statements.

                                  HONDO OIL & GAS COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                                      (In Thousands)


                                                                For the nine months ended
                                                                        June 30,
                                                              ----------------------------
                                                                  1998           1997
                                                              -------------  -------------
Cash flows from operating activities:
  Pretax loss from continuing operations                          $(19,368)       $(8,163)
  Adjustments to reconcile pretax loss from continuing
    operations to net cash used by continuing operations:
    Cost of dry holes                                                8,546             --
    Depreciation, depletion and amortization                         1,072            172
    Capitalized interest                                              (677)          (563)
    Accrued interest added to long-term debt                         7,275          5,261
    Changes in operating assets and liabilities:
      Decrease (increase) in:
        Accounts receivable                                           (931)            26
        Prepaid expenses and other                                     (62)          (490)
        Other assets                                                  (787)          (570)
      Increase (decrease) in:
        Accounts payable                                             1,166            695
        Accrued expenses and other                                   4,343            881
        Funding agreement                                            3,551          1,425
        Other liabilities                                           (5,192)        (1,613)
                                                              -------------  -------------
      Net cash used by continuing operations                        (1,064)        (2,939)
      Net cash used by discontinued operations                        (212)          (296)
      Income taxes (paid) received                                      --              2
                                                              -------------  -------------
      Net cash used by operating activities                         (1,276)        (3,233)
                                                              -------------  -------------
Cash flows from investing activities:
  Sale of assets                                                         2             --
  Capital expenditures                                              (3,640)        (8,441)
                                                              -------------  -------------
      Net cash used by investing activities                         (3,638)        (8,441)
                                                              -------------  -------------
Cash flows from financing activities:
  Proceeds from long-term borrowings                                 5,300         12,600
  Principal payments on long-term debt                                (265)          (765)
                                                              -------------  -------------
      Net cash provided by financing activities                      5,035         11,835
                                                              -------------  -------------

Net increase in cash and cash equivalents                              121            161

Cash and cash equivalents at the beginning of the period             1,019            374
                                                              -------------  -------------
Cash and cash equivalents at the end of the period                  $1,140           $535
                                                              =============  =============

        Refer to Notes 3, 5 and 6 for descriptions of non-cash transactions.



The accompanying notes are an integral part of these financial statements.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               JUNE 30, 1998

                     (All Dollar Amounts in Thousands)


1)  Going Concern
    -------------

    The Company reported in its March 31, 1998 Quarterly Report on Form 10-Q that the rate of decline in production from its Opon No. 3 and Opon No. 4 wells in Colombia had been higher than expected during the first five months of production. Further testing of the wells was completed during the current quarter. An analysis of the test results by the Company's independent reserve engineers has concluded that it will become uneconomic (operating costs will exceed operating revenues) to produce the wells before the end of fiscal 1998 and that the drilling of additional wells would be uneconomic (net profit over the life of a new well would be less than the cost to drill it). See the Unaudited Supplementary Information about Oil and Gas Producing Activities and Reserves following these financial statements.

    As a result of the revised reserve report, the Company has concluded that the capitalized costs of its Colombian exploration and production activities are worthless. As of June 30, 1998, the Company owes Amoco Colombia Petroleum Company ("Amoco Colombia," the operator of the Opon concession) $5,470 for current charges (included in accounts payable) and $27,058 under the Funding Agreement (see Note 6). The Company is negotiating with Amoco Colombia to voluntarily surrender its working interest in the Opon concession in exchange for a release of the Company's liabilities to Amoco Colombia. Accordingly, the capitalized costs of Colombian exploration have been written off during the current period and the resulting charge has been reported as an extraordinary item.

    The Company's liabilities are far greater than its assets following this extraordinary write-off. As more fully described in Note 5, the Company's debts to Lonrho Plc include an event of default which is triggered if the Company does not increase its reserves by October 1, 1998. Management believes it is impossible for the Company to avoid the event of default. Management has concluded that the Company is no longer a going-concern.

    During July 1998, the Company has been able to negotiate the settlement of three of its liabilities for ten cents on the dollar. The other ninety cents of each dollar was written off to an extraordinary gain for the quarter ended June 30, 1998, including $1,131 previously included in accounts payable for an obligation to Phillips Petroleum. See Notes 4 and 5 for the other components of the extraordinary gain.

2)  Summary of Significant Accounting Policies
    ------------------------------------------

    (a) Basis of Consolidation and Presentation
        ---------------------------------------
    Hondo Oil & Gas Company ("Hondo Oil" or "the Company") is an independent oil and gas exploration and development company. The consolidated financial statements of Hondo Oil include the accounts of all subsidiaries, all of which are wholly owned. All significant intercompany transactions have been eliminated. The Hondo Company owns 62.7% of Hondo Oil & Gas Company. Lonrho Plc ("Lonrho"), a publicly-traded English company and the Company's primary lender, owns 100% of The Hondo Company and owns an additional 5.7% of the Company through another wholly-owned subsidiary. In total, Lonrho controls 68.4% of the Company's outstanding shares.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               JUNE 30, 1998

                     (All Dollar Amounts in Thousands)


2)  Summary of Significant Accounting Policies (continued)
    ------------------------------------------------------

    (a) Basis of Consolidation and Presentation (continued)
        ---------------------------------------------------
    The accompanying consolidated financial statements have been prepared on a historical cost basis and in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. There has not been any change in the Company's significant accounting policies for the periods presented. There have not been any significant developments or changes in contingent liabilities and commitments since September 30, 1997, except as described in Note 8. Certain reclassifications have been made to the prior year's amounts to make them comparable to the current presentation. These changes had no impact on previously reported results of operations or shareholders' equity (deficit).

    In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results for this interim period are not necessarily indicative of results for the entire year. These statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997.

    (b) Earnings Per Share
        ------------------
    The Company implemented SFAS No. 128, Earnings per Share, beginning with the quarter ended December 31, 1997. The Company has incurred losses in each of the periods presented in these financial statements, thereby making the inclusion of stock options in the basic earnings per share computation antidilutive. Accordingly, stock options have not been included in the present, or previously reported, basic earnings per share computations and restatement of previously reported amounts is not necessary. Diluted per share amounts are the same as basic per share amounts and, accordingly, are not presented.

    (c) Use of Estimates
        ----------------
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    (d) Income Taxes
        ------------
    The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting For Income Taxes". Under Statement 109, the liability method is used in accounting for income taxes. Deferred tax assets and liabilities are determined based on reversals of differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted effective tax rates and laws that will be in effect when the differences are expected to reverse.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               JUNE 30, 1998

                     (All Dollar Amounts in Thousands)


2)  Summary of Significant Accounting Policies (continued)
    ------------------------------------------------------

    (d) Income Taxes (continued)
        -----------------------
    The Company provides for income taxes in interim periods based on estimated annual effective rates. The Company records current income tax expense to the extent that federal, state or alternative minimum tax is projected to be owed. The Company has investment tax credit carryforwards of $428 which are accounted for by the flow-through method.

3)  Properties
    ----------
    Properties, at cost, consist of the following:
                                                 June 30,     September 30,
                                                   1998           1997
                                               -------------  -------------
                                                (Unaudited)
    Oil and gas properties - Colombia:
      Proved                                            $--        $11,923
      Accumulated depletion, depreciation
        and amortization                                 --             --
                                               -------------  -------------
                                                         --         11,923
                                               -------------  -------------
    Other properties - Colombia:
      Wellsite facilities                                --          4,689
      Pipelines                                          --         12,061
      Accumulated depreciation                           --             --
      Drilling in progress                               --         11,821
                                               -------------  -------------
                                                         --         28,571
                                               -------------  -------------
    Other properties - domestic
      Other fixed assets                                307            323
      Accumulated depreciation                         (287)          (205)
                                               -------------  -------------

                                                        $20        $40,612
                                               =============  =============

      As more fully described in Note 1, the Company's capitalized costs pertaining to its Colombian exploration activities were written off in the current period.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               JUNE 30, 1998

                     (All Dollar Amounts in Thousands)


3)  Properties (continued)
    ----------------------

    Total costs incurred (recovered), both capitalized and expensed, in Colombia for oil and gas producing activities were:
                                               For the nine      For the
                                               months ended    year ended
                                               June 30, 1998  Sep. 30, 1997
                                               -------------  -------------
                                                (Unaudited)

    Property acquisition costs                          $--            $--
                                               =============  =============

    Exploration costs                                $7,937        $10,051
                                               =============  =============

    Development costs                                 $(104)        $2,709
                                               =============  =============

    The written-off balances of wellsite facilities and pipelines included non-cash increases of $96 and $5,372 for the nine months ended June 30, 1998 and 1997, respectively, which were charged to the Funding Agreement (Note
    6). Additions to written-off drilling in progress of $5,386 and ($1,055) for the nine months ended June 30, 1998 and 1997, respectively, were unpaid (prepaid) and are reflected in the balance of accounts payable. The balances of written-off wells in progress, wellsite facilities and pipelines include a non-cash decrease of $1,403 for the nine months ended June 30, 1998 pertaining to amounts due from Ecopetrol for commerciality, of which $957 was collected in July 1998.


4)  Accrued expenses
    ----------------

    Accrued expenses consist of the following:
                                                 June 30,     September 30,
                                                   1998           1997
                                               -------------  -------------
                                                (Unaudited)
    Refining and marketing costs (Note 8)            $3,192         $3,198
    Interest payable to Lonrho Plc (Note 5)           2,094             --
    City of Long Beach (a)                              167             --
    Unearned tariff revenue                             514             --
    Other                                               120            223
                                               -------------  -------------
                                                     $6,087         $3,421
                                               =============  =============

    (a) After extraordinary gain of $1,500 arising from negotiated forgiveness.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               JUNE 30, 1998

                     (All Dollar Amounts in Thousands)


5)  Long-Term Debt
    --------------

    Long-term debt consists of the following:
                                                 June 30,     September 30,
                                                   1998           1997
                                               -------------  -------------
    Notes payable to Lonrho Plc (a),(b):        (Unaudited)
      Note A (c)                                     $3,759         $3,479
      Note B (c)                                      4,752          4,535
      Note C (b),(d)                                 40,925         38,577
      Note D (d)                                     35,172         33,126
      Note E (e)                                      5,620          5,294
      Note F (f)                                     22,290         14,932
    Pollution Control Revenue Bonds (g)               1,960          2,225
    Industrial Development Revenue Bonds (g)            100          1,000
                                               -------------  -------------
                                                    114,578        103,168
    Less current maturities                        (114,578)          (265)
                                               -------------  -------------

                                                        $--       $102,903
                                               =============  =============


    (a) The following terms apply to Notes A through F:
        (1) Interest is payable semiannually on October 1 and April 1 at a rate of 6% (except Note F which is 13%).
        (2) If management determines sufficient cash is not available to pay interest, management may offer to issue the Company's unregistered stock valued at the closing price on the interest due date as payment in kind. Lonrho may choose to either add the accrued interest to the balance of the debt outstanding or accept the payment in kind. The Company has an obligation to register any shares issued in connection with the above if so requested by Lonrho.
        (3) Accrued interest of $3,868, $3,407, $2,823 and $2,411 has been added to the outstanding debt as of April 1, 1998, October 1, 1997, April 1, 1997, and October 1, 1996, respectively. Accrued interest has not been paid by the issuance of common stock since fiscal 1996.
        (4) As consideration for past deferrals of interest and principal payments due under the terms of the first four notes, the Company granted Lonrho Plc a 5% share of the Company's net profits, as defined, under the Opon Contract. Following repayment of these notes, Lonrho's entitlement will be reduced by half.
        (5) If the Company does not furnish to Lonrho by October 1, 1998 a report that shows an increase in proved gas reserves of 13,000,000 mcf, then Lonrho has the right to declare Notes A through F in default and demand payment. Management believes the Company cannot achieve the reserve increase. Accordingly, all amounts due to Lonrho have been classified as current liabilities.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               JUNE 30, 1998

                     (All Dollar Amounts in Thousands)


5)  Long-Term Debt (continued)
    --------------------------

    (b) As consideration for extensions and certain other financial undertakings received from Lonrho in 1996, the Company granted to Lonrho a security interest in all of the shares of Hondo Magdalena on May 13, 1997. In 1997, as consideration for extension of the term of Note F and the granting of $7,000 additional credit thereunder, the Company gave Lonrho an option to convert $7,000 of Note C into the Company's common stock at a rate of $7.70 per share. The debt is convertible at Lonrho's option at any time prior to maturity. The option to convert the debt into common stock given in 1997 was approved at the Company's 1998 annual meeting.

    (c) Notes A and B are secured by mortgages on the Company's real estate included in discontinued operations. Principal amortization in ten equal semiannual installments will commence January 15, 1999 if maturity is not accelerated by default. Note A is secured by the Company's Via Verde Bluffs real estate. Note B is secured by the Company's Valley Gateway real estate.

    (d) Notes C and D are secured by the Company's Valley Gateway real estate. Notes C and D are due January 15, 1999 if maturity is not accelerated by default.

    (e) In October 1994, the Company received $4,800, net of withholding taxes, from Amoco Colombia under the terms of a Farmout Agreement. Also in October 1994, the Company paid $5,000 to Lonrho Plc to reduce the balance of Note D and the related interest expense. At the same time, Lonrho Plc made available $5,000 in the form of a new facility loan to be drawn as needed by the Company. The Company drew $3,175 of this facility loan during 1995 and the remaining $1,825 during 1996. Note E is due January 15, 1999 if maturity is not accelerated by default.

    (f) In June 1996, Lonrho Plc agreed to provide the Company a facility loan of $13,500 at a rate of 13%, payable semiannually. In July 1997, the loan was amended to extend the maturity date to January 1, 1999 (if not accelerated by default) and revise the amount available to $20,500. In December 1997, the loan was again amended to revise the amount available to $27,500. The loan is secured by free cash flow, as defined, from Hondo Magdalena's operations. The Company drew $14,600 during fiscal 1997 and $5,300 during the six months ended March 31, 1998. Lonrho Plc has notified the Company that it will make no further advances to the Company.

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               JUNE 30, 1998

                     (All Dollar Amounts in Thousands)


5)  Long-Term Debt (continued)
    --------------------------

    (g) Both issues of these tax-exempt bonds were issued under the authority of the California Pollution Control Financing Authority. The Pollution Control Revenue bonds bear interest at an average rate of 6.15%, payable semiannually, and mature serially through November 1, 2003. The Industrial Development Revenue Bonds bear interest at a rate of 7.5%, payable semiannually, and mature September 1, 2011.
        Both bond issues are collateralized by certain refinery facilities and equipment located at Valley Gateway and the Fletcher refinery. The collateral at the Fletcher refinery is leased to the buyer for a nominal annual fee. The trustee of the bonds was notified of changes to the collateral in 1993 and the trustee has not taken any action to declare a breach of covenant or a default.

        In July 1998, the Company paid the Trustee $103 in full satisfaction of the Industrial Development Revenue Bonds. Debt of $923 including accrued interest was forgiven. The Trustee is investigating acquiring title to the collateral, which has no value on the Company's books.

        In May 1998, the Company did not make a scheduled interest payment on the Pollution Control Revenue bonds. The interest payment was made from an existing cash reserve fund. This issue is guaranteed by the Small Business Administration ("SBA"). The Trustee has not notified the Company it is in default. However, the Company is negotiating with the Trustee and the SBA with a view to settling the liability for ten cents on the dollar.

    According to the terms of the various credit agreements, the Company is restricted in its ability to: (a) incur additional debt; and (b) pay dividends on and/or redeem capital stock.

    Cash interest expense, all of which arises from discontinued operations, was $165 and $181 for the nine months ended June 30, 1998 and 1997, respectively.


6)  Funding Agreement
    -----------------

    In May 1995, the Company's wholly-owned subsidiary, Hondo Magdalena Oil & Gas Limited ("Hondo Magdalena"), Amoco Colombia Petroleum Company ("Amoco Colombia"), and Opon Development Company entered into a Funding Agreement for Tier I Development Project costs (the "Funding Agreement") to finance costs associated with the construction of a pipeline from the Opon Contract area, certain wellsite facilities, a geological and geophysical work program, and for related overheads. The Funding Agreement provides that Hondo Magdalena may repay the amounts financed up to 365 days after the date of first production and sales, along with an equity premium computed using a 22% annualized interest rate. If the financed amounts are not repaid within 365 days after the date of first production and sales, a penalty of 100% of the amount then due would be recovered out of Hondo Magdalena's revenues. The Company does not have, and believes it cannot acquire, funds to repay this obligation in order to avoid the 100% penalty. If incurred, management estimates the penalty would be a minimum of $18,173 (the current principal balance) and would be charged to income.
                                    13

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               JUNE 30, 1998

                     (All Dollar Amounts in Thousands)


6)  Funding Agreement (continued)
    -----------------------------

    The associate parties have agreed that the date of first production for purposes of this agreement is January 30, 1998. Subsequent to the end of the 365-day option period, Hondo Magdalena's revenues (if any) from production of the first 80 million cubic feet of natural gas and related condensate and natural gas liquids are pledged to secure its obligations under the Funding Agreement.

    The balance of the Funding Agreement consists of the following:

                                                 June 30,     September 30,
                                                   1998           1997
                                               -------------  -------------
                                                (Unaudited)

    Outstanding principal                           $18,173        $17,566
    Equity premiums                                   8,885          5,222
                                               -------------  -------------
                                                    $27,058        $22,788
                                               =============  =============

    Equity premiums related to the financed pipeline and wellsite facilities costs were capitalized until the commencement of production (December 1997), including $624 and $1,926 for the nine months ended June 30, 1998 and 1997, respectively. The remainder of the equity premiums accrued, relating to the financed geological and geophysical work, overheads, and pipeline and wellsite costs subsequent to the commencement of production, have been expensed.


7)  Other Liabilities
    -----------------

    Other liabilities consist of the following:
                                                 June 30,     September 30,
                                                   1998           1997
                                               -------------  -------------
                                                (Unaudited)

    Interest payable to Lonrho Plc (Note 5)             $--         $3,407
    City of Long Beach (Note 4)                          --          1,594
    Other                                                --            261
                                               -------------  -------------
                                                        $--         $5,262
                                               =============  =============










                                    14

                          HONDO OIL & GAS COMPANY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               JUNE 30, 1998

                     (All Dollar Amounts in Thousands)


8)  Discontinued Operations
    -----------------------

    In 1991, the Company adopted plans of disposal for its refining and marketing and real estate segments. In September 1993, the Company executed an agreement for the sale of its Fletcher refinery and its asphalt terminal in Hilo, Hawaii. These assets represented the material portion of the Company's refining and marketing segment.

    Operating losses of discontinued operations for the quarters ended June 30, 1998 and 1997 were $64 and $74, respectively. Corresponding amounts for the nine months ended June 30, 1998 and 1997 were $207 and $265, respectively, and were charged against loss provisions established in earlier periods. The Company recorded no loss provisions for discontinued operations for the nine months ended June 30, 1998 and 1997.

    The balance of net assets of discontinued operations is comprised solely of two parcels of land in the real estate segment. Changes in this balance for the nine months ended June 30, 1998 are as follows:

    Balance as of September 30, 1997                 $2,137
      Valuation provisions established                   --
      Valuation provisions used                         207
                                               -------------
    Balance at March 31, 1998 (Unaudited)            $2,344
                                               =============

    Interest expense included in the losses from discontinued operations pertains only to debt directly attributable to the discontinued segments. Allocations of interest to the real estate operations were $49 and $62 for the quarters ended June 30, 1998 and 1997, respectively. Comparable amounts for the nine-month periods were $148 and $187, respectively.

    In the agreement for the sale of the Fletcher refinery, the Company indemnified the buyer as to liabilities in excess of $300 for certain federal and state excise taxes arising from periods prior to the sale. The Company has accrued a contingent liability, presently amounting to $3,192, with regards to an indemnity claim from the buyer's parent relating to a challenged assessment by the State of California against Fletcher for alleged excise tax deficiencies. The Company believes the assessment is unjustified and the amounts alleged to be owing can be substantially reduced, if not eliminated, through the review process provided by law. The buyer's parent, Signal Treating Service, Inc., was not a party to the sale agreement, but has brought a lawsuit against the Company in the amount of the State's current assessment of approximately $5,740. The Company believes it has valid defenses against the lawsuit which is not expected to go to trial before August 1999.










                                    15

                          HONDO OIL & GAS COMPANY
           SUPPLEMENTARY INFORMATION ABOUT OIL AND GAS PRODUCING
                    ACTIVITIES AND RESERVES (UNAUDITED)
                               JUNE 30, 1998

                     (All Dollar Amounts in Thousands)

The following supplemental information regarding the oil and gas activities of Hondo Oil is presented pursuant to the disclosure requirements promulgated by the Securities and Exchange Commission ("SEC") and Statement of Financial Accounting Standards ("SFAS") No. 69, "Disclosures About Oil and Gas Producing Activities." Estimated Reserve Quantities and the Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves are presented on the basis of reserve reports prepared by Netherland, Sewell & Associates. Information regarding capitalized costs relating to oil and gas producing activities and costs incurred for property acquisition, exploration, and development activities are included in Note 3 to the consolidated financial statements. SEC rules restrict the disclosure of reserves to proved reserves. Proved reserves are estimated quantities of crude oil, condensate, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved reserves do not include hydrocarbons the recovery of which is subject to reasonable doubt because of uncertainty as to economic factors.

The Company reported in its March 31, 1998 Quarterly Report on Form 10-Q that the rate of decline in production from its Opon No. 3 and Opon No. 4 wells in Colombia had been higher than expected during the first five months of produc-tion which commenced in December 1997. Further testing of the wells was completed during the current quarter. An analysis of the test results by the Company's independent reserve engineers has been completed and the results of the revised reserve report as of June 30, 1998 are presented below.

Assumptions used in determining proved reserves and future net cash flows are:

- Condensate and natural gas liquid reserves produced in association with the natural gas are a function of the natural gas reserves.
- The Company's share of reserves and future net cash flows is 15.444375%, subject to a royalty of 20% payable to the Colombian government.
- Prices of $12.45 and $18.64 per barrel of condensate and natural gas liquids and $0.82 and $1.09 per million British Thermal Units of natural gas are used in the cash flow projections for June 30, 1998 and September 30, 1997, respectively. These prices were determined in accordance with the terms of executed sales contracts. Both prices are held constant through the life of the properties. Production costs and capital costs were projected at current price levels.
- Pipeline capital and operating costs are not included in the cash flow projections because these costs will be recovered through pipeline tariffs.
















                                    16

                          HONDO OIL & GAS COMPANY
           SUPPLEMENTARY INFORMATION ABOUT OIL AND GAS PRODUCING
                    ACTIVITIES AND RESERVES (UNAUDITED)
                               JUNE 30, 1998

                     (All Dollar Amounts in Thousands)


Estimated Reserve Quantities
----------------------------

Proved reserves are estimated quantities of crude oil, condensate, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Estimates of oil and gas proved reserves and production, all located in Colombia, are as follows:
                                                  Oil (a)          Gas
                                                  (MBBLS)        (MMCF)
                                               -------------  -------------
Proved reserves, September 30, 1996                   2,337         61,561

  Revisions in previous estimates                      (394)        (9,085)
                                               -------------  -------------
Proved reserves, September 30, 1997                   1,943         52,476

  Production                                            (63)        (1,435)
  Revisions in previous estimates                    (1,862)       (50,672)
                                               -------------  -------------
Proved reserves, June 30, 1998                           18            369
                                               =============  =============
  (a) All condensate and natural gas liquids.

As of June 30, 1998, all of the above reserves are classified as proved developed. As of September 30, 1997, 671 mbbls and 18,176 mmcf of the above
reserves were classified as proved developed.   For 1996, none of the reserves
were classified as proved developed.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved
---------------------------------------------------------------------------
Reserves
--------

The following table sets forth the computation of the standardized measure of discounted future cash flows relating to proved reserves. The standardized measure is the estimated future cash inflows from proved reserves less estimated future production and development costs, estimated future income taxes and a discount factor. Future cash inflows represent expected revenues from the production of proved reserves based on prices in existence at the period end. Escalation based on inflation, regulatory changes and supply and demand are not considered. Estimated future production and development costs related to future production of reserves are based on historical information, as available, and estimates drawn from similar gas fields in other locations. Such costs include, but are not limited to, production, drilling development wells and installation of production facilities. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. Estimated future income tax expenses are computed using tax rates legislated in Colombia. Consideration is given to the effects of permanent differences, utilization of net operating loss carryforwards, tax credits and allowances. A discount rate of 10% is applied to the annual future net cash flows after income taxes.
                                    17

                          HONDO OIL & GAS COMPANY
           SUPPLEMENTARY INFORMATION ABOUT OIL AND GAS PRODUCING
                    ACTIVITIES AND RESERVES (UNAUDITED)
                               JUNE 30, 1998

                     (All Dollar Amounts in Thousands)


Standardized Measure of Discounted Future Net Cash Flows Relating to Proved
---------------------------------------------------------------------------
Reserves (continued)
--------------------

The methodology and assumptions used in calculating the standardized measure are those required by SFAS NO. 69. It is not intended to be representative of the fair market value of proved reserves. The valuations of revenues and costs do not necessarily reflect the amounts to be received or expended by the Company. In addition to the valuations used, numerous other factors are considered in evaluating known and prospective oil and gas reserves.

                                               For the nine      For the
                                               months ended    year ended
                                               June 30, 1998  Sep. 30, 1997
                                               -------------  -------------

Future cash inflows                                    $624        $96,223
Future production costs                                (586)       (40,239)
Future development costs                                 --        (27,028)
Future income tax expenses                               --             --
                                               -------------  -------------
  Net future cash flows                                  38         28,956
10% annual discount for estimated timing
  of cash flows                                          (1)       (12,942)
                                               -------------  -------------
Standardized measure of discounted
  future net cash flows                                 $37        $16,014
                                               =============  =============

The principal sources of changes in the standardized measure of discounted future cash flows between June 30, 1998 and September 30, 1997 are as follows:

                                               For the nine      For the
                                               months ended    year ended
                                               June 30, 1998  Sep. 30, 1997
                                               -------------  -------------

Net change due to revisions in quantity estimat    $(29,867)       $(5,530)
Changes in estimated future development costs        14,946         (1,324)
Net change due to changes in prices and production
  costs                                                (370)       (12,532)
Previously estimated development costs incurred
  during the period                                      --         11,056
Net change in income taxes                               --          6,991
Accretion of discount                                 1,201          1,965
Production, net of costs                                (27)            --
Other                                                (1,860)        (4,265)
                                               -------------  -------------

                                                   $(15,977)       $(3,639)
                                               =============  =============

                          HONDO OIL & GAS COMPANY
           SUPPLEMENTARY INFORMATION ABOUT OIL AND GAS PRODUCING
                    ACTIVITIES AND RESERVES (UNAUDITED)
                               JUNE 30, 1998

                     (All Dollar Amounts in Thousands)


Results of Operations for Oil and Gas Producing Activities
----------------------------------------------------------

The following table sets forth the results of operations from oil and gas producing and exploration activities. Income tax expense was computed using the statutory tax rate for the period adjusted for utilization of net operating loss carryforwards, permanent differences, tax credits and allowances.



                                               For the nine      For the
                                               months ended    year ended
                                               June 30, 1998  Sep. 30, 1997
                                               -------------  -------------

Revenues                                             $2,617             $4
Production costs                                     (2,590)        (2,758)
Exploration expenses                                 (8,576)           (27)
Depreciation, depletion and amortization               (931)            --
                                               -------------  -------------
                                                     (9,480)        (2,781)
Income tax benefit                                       --         (1,102)
                                               -------------  -------------
Results of operations from exploration
  and production activities (excluding
  corporate overhead and interest)                  $(9,480)       $(1,679)
                                               =============  =============

       Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


       GENERAL DISCUSSION


       Introduction
       ------------
       Please refer to our previously filed Annual Report on Form 10-K for the year ended September 30, 1997 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 for an introduction and background on the Company and its prior activities. This general discussion will address certain of the previously identified open and unresolved Opon issues.


       Opon Exploration
       ----------------
       As previously reported, the Company and Amoco Colombia had a dispute regarding audit exceptions for the Opon Project for years 1994, 1995 and 1996 which had been submitted to arbitration. The parties met in July 1998 and have significantly reduced the number and scope of audit exceptions on which they disagree. Final resolution of the entire dispute should reached in the near future. The Company has also approved the 1996 and 1997 joint operating committee budgets in their entirety and no longer has any disputes regarding overhead operating expenses. This has not resulted in any adjustments to the Company's financial statements since the Company had previously expensed all disputed overhead operating expenses as incurred. The Company has agreed with Amoco Colombia on a settlement of all claims related to equipment failure with suppliers to the Opon 6 well, except for the claim with the supplier of the TCP guns that initially failed to fire. If this remaining dispute is not resolved within 30 days the Company will consider filing an arbitration claim in London, UK pursuant to the contract. The settlements have already resulted, and will result, in partial payments of outstanding invoices to several suppliers and will further increase the amount the Company owes Amoco Colombia but will reduce the Company's accrued liabilities. There is still no resolution of the dispute with Comision de Regulacion de Energia y Gas ("CREG") over the pipeline tariffs and the Company continues to accrue the pipeline tariff overpayment as a liability. There is still no resolution with Ecopetrol regarding the take or pay contract and the Company has not accrued the related $5.2 million invoice in its financial statements.

       In April 1998 the Company announced that the rate of decline in production from its Opon No. 3 and Opon No. 4 gas wells in Colombia had been higher than expected during the first five months of production. Recent testing of the wells is complete. An analysis of the test results by the Company's independent reserve engineers has concluded that it will become uneconomic (operating costs will exceed operating revenues) to produce the wells before the end of fiscal 1998 and that the drilling of additional wells would be uneconomic (net profit over the life of a new well would be less than the cost to drill it). In its annual report for the year ended September 30, 1997, the Company reported proved reserves of 52.5 billion cubic feet of natural gas and
       1.9 million barrels of associated liquids, for which the present value of net cash flows was $16.0 million. As a result of the significant declines in production observed since December 1997 and the recently completed testing, proved reserves as of June 30, 1998 are now estimated to be 0.4 billion cubic feet of natural gas and 0.02 million barrels of associated liquids, for which the present value of net cash flows is less than $0.1 million.

       The current production revenue from the Opon Nos. 3 and 4 wells continues to decline and net cash flow to the Company's interest is expected to turn negative before the end of the fiscal year. No additional wells are planned to be drilled by Amoco Colombia in the Opon concession contract area. The Company has commenced negotiations with Amoco Colombia for a voluntary surrender of its working interest in the Opon concession pursuant to the joint operating agreement in exchange for a release of our liabilities which include $5.5 million in current charges and $27.1 million under the Funding Agreement as of June 30, 1998. There are no assurances that these negotiations will be successful. Amoco Colombia has the option to place Hondo Magdalena into default on or after October 15, 1998 and Hondo Magdalena has a 30 day period to cure the default or lose the interest in the Opon concession contract. The Company does not have the financial resources to cure the potential default, if declared by Amoco Colombia, and does not have any known possibility of outside financing. In July 1998, Amoco Colombia announced that it would write off a significant amount of its Opon investment.

       At June 30, 1998, the Company was indebted to its majority shareholder, Lonrho Plc, and its affiliates in the aggregate amount of $112.5 million. Management believes it will be impossible for the Company to comply with an existing loan covenant to increase reserves in the Opon area by 13 billion cubic feet of gas by October 1, 1998. The Company has not received a notice of default from Lonrho Plc. The Company does not know if Lonrho plans to foreclose on its security interest in the shares of Hondo Magdalena.


       Stock Exchange Listing
       ----------------------
       The Company has withdrawn its appeal of the delisting decision by the American Stock Exchange and the shares of the Company's common stock are no longer traded on that exchange. The shares are now traded over the counter on the electronic bulletin board under the symbol HOGL.


       Discontinued Operations
       -----------------------
       Two of the Company's former business segments, refining and marketing operations and real estate operations were discontinued in 1991. No change in the status of these discontinued operations from that reported in the Company's 1997 Annual Report on Form 10-K occurred during the current period except that Via Verde Development Company, a wholly-owned subsidiary of the Company, entered into a contract for the sale of one
       of the Company's two real estate tracts in May 1998.   The contract for
       the Via Verde property, consisting of 11.5 acres of undeveloped land, is for $3.13 million and is expected to close in October 1998. Proceeds from that sale are pledged and would be paid to Lonrho under its existing loan agreements and a mortgage to Lonrho executed in 1993 in connection with a new advance of funds by Lonrho at that time.

       RESULTS OF OPERATIONS


       Quarters Ended June 30, 1998 and 1997
       -------------------------------------
       Results of continuing operations for the quarter ended June 30, 1998 amounted to a net loss of $4.3 million, or 31 cents per share. The Company reported a net loss from continuing operations of $2.7 million, or 19 cents per share, for the quarter ended June 30, 1997. No losses from discontinued operations were reported for either period. In addition, for the quarter ended June 30, 1998, the Company had an extraordinary gain from the forgiveness of debt of $3.6 million (as more fully described in Liquidity and Capital Resources), or 26 cents per share, and an extraordinary loss from the write-off of its Colombian assets of $40.0 million, or $2.90 per share, arising from the extreme downward adjustment of its oil and gas reserves as more fully described above. The net loss for the quarter ended June 30, 1998 amounted to $40.7 million, or $2.95 per share.

       Production from the Opon field commenced in December 1997. The Company's share of Opon production during the current quarter amounted to 597,670 mmbtu sold for an average price of $1.15 per mmbtu and 27,355 barrels of condensate and natural gas liquids sold for an average price of $12.20 per barrel. In addition, the Company recorded tariff revenues on 667,193 mcf at an average price of 25 cents per mcf. Due to an unexpected drop in pressure and related production from the Opon No. 3 and No. 4 wells during the third quarter, the revenue was considerably lower than planned and anticipated. The total mmbtu sold declined from 913,131 for the quarter ended March 31, 1998 to 597,670 for the current quarter. By contract, the Company's gas price is equal to the Colombian Resolution 61 price which adjusts semi-annually based on world fuel oil prices. The Resolution 61 price changed from $1.15 per mmbtu to 85 cents per mmbtu on July 1, 1998.

       Net operating profit (defined as operating revenue less operating expenses, depreciation, depletion, and amortization, and overhead, Colombian operations) improved by $0.4 million between the periods as a result of the commencement of production in December 1997.

       The level of the Company's debts to Lonrho Plc and to Amoco Colombia under the Funding Agreement have increased by approximately $21.4 million between June 30, 1997 and June 30, 1998. Interest expense increased by $1.8 million between the quarters because of the increased debt levels and because interest is no longer being capitalized for the pipeline construction.


       Six months ended June 30, 1998 and 1997
       ---------------------------------------
       Results of continuing operations for the nine months ended June 30, 1998 amounted to a net loss of $19.4 million, or $1.41 per share. The Company reported a net loss from continuing operations of $8.2 million, or 59 cents per share, for the nine months ended June 30, 1997. No losses from discontinued operations were reported for either period. In addition, for the nine months ended June 30, 1998, the Company had an extraordinary gain from the forgiveness of debt of $3.6 million (as more fully described in Liquidity and Capital Resources), or 26 cents per share, and an extraordinary loss from the write-off of its Colombian assets of $40.0 million, or $2.90 per share, arising from the extreme downward adjustment of its oil and gas reserves as more fully described above. The net loss for the nine months ended June 30, 1998 amounted to $55.8 million, or $4.05 per share.

       Net operating profit (defined as operating revenue less operating expenses, depreciation, depletion, and amortization, and overhead, Colombian operations) improved by $1.5 million between the periods as a result of the commencement of production in December 1997.

       The Company has charged its entire cost of $8.6 million for the unsuccessful Opon No. 14 well to costs of exploration and dry holes during the current period. No comparable expense was incurred in the prior period.

       Interest expense increased by $3.9 million between the nine-month periods because of the increased debt levels and because interest is no longer being capitalized for the pipeline construction.


       LIQUIDITY AND CAPITAL  RESOURCES

       The Company reached a settlement with Phillips Petroleum on July 14, 1998 for $0.1 million pursuant to its obligation/liability of $1.2 million. The Company reached a settlement with the City of Long Beach, California on July 10, 1998 for $0.2 million pursuant to its obligation/liability of $1.7 million. The Company reached a settlement with the trustee of the Newhall Industrial Development Revenue bonds on July 27, 1998 that becomes fully effective after 90 days for $0.1 million pursuant to its obligation/liability of $1.0 million. The Company did not make a scheduled interest payment of $0.1 million on the Newhall Pollution Control Revenue bonds (amounting to principal and accrued interest of $2.0 million as of June 30, 1998). The bond Trustee has not issued a notice of default. The Company is in settlement discussions with the U.S. Small Business Administration as guarantor and payer of the bonds for the same payoff rate of ten cents on the dollar. The Company has not reached any settlement with Lonrho Plc on its June 30, 1998 obligation of $114.6 in principal and accrued interest or with Amoco Colombia on its June 30, 1998 obligation of $27.1 in principal and accrued interest and the Company does not have the available cash resources to make any settlement, even at the ten cents on the dollar deployed in prior settlements.

       The Company has previously accrued a contingent liability in the amount of $3.2 million with regard to demands upon it relating to a challenged assessment by the State of California against Fletcher Oil & Refining Company ("Fletcher", a former subsidiary of the Company) for alleged fuel tax deficiencies. The Company believes the assessment of the State of California was unjustified and the amounts alleged by the State to be owing can be substantially reduced, if not eliminated completely through the review process provided by law. A lawsuit was brought against the Company by Signal Treating Service, Inc. ("Signal") which was not a party to the contract in which the stock of Fletcher was sold. In the lawsuit Signal is seeking payment by the Company of the State's current assessment of $5.7 million. The Company's counsel in the litigation has advised that it has valid defenses against the lawsuit which is not expected to go to trial before August 1999. If the Company is not successful in the lawsuit it will not have the funds, and will have no known means of obtaining the funds, to pay any judgment in the order of the amount demanded by the plaintiff or in the amount currently booked as a contingent liability or in any significant amount. Whatever rights the Company has with regard to a letter from Lonrho Plc which created the possibility that Lonrho might provide funds relating to the contingent liability if an actual liability was established by the end of fiscal 1998, will expire at the end of fiscal 1998 well before the issue of alleged liability will be decided. The Company has not been successful to date in negotiating a settlement in this litigation.

       The Company does not have any source of new cash from available or new facilities. Based upon the Company's current cash position, management believes it has enough resources to settle the remaining Newhall bond issue and to settle with its other remaining small creditors for the same settlement rate of ten cents on the dollar paid to other creditors. The Company does not have the financial resources to make any payments to Amoco Colombia or Lonrho Plc except for the previously mentioned payment to Lonrho Plc upon the sale of the Via Verde property. The Company currently has four employees and continues to downsize its operation and ongoing expenses to conserve its minimum cash resources. Management is considering available alternatives in light of its current financial situation which may include, among others, continued negotiations with its existing creditors, dissolution of the Company, or a filing under the appropriate bankruptcy law.


       CAUTIONARY STATEMENTS

       The Company believes that this report contains certain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements containing the words "believes," "anticipates," "estimates," "expects," "may" and words of similar import, or statements of management's opinion. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                                        Part II

       Item 6. EXHIBITS AND REPORTS ON FORM 8-K

       (a) Exhibits required by Item 601 of Regulations S-K are incorporated by reference. Refer to Exhibit Index below.

       (b) One report on Form 8-K was filed during the quarter ended June 30, 1998:

            1) Form 8-K filed April 13, 1998 to report the Opon No. 14 well to be a dry hole and to report initial concerns over declines in production pressures and volumes from the Opon No. 3 and No. 4 wells.


                                      SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             HONDO OIL & GAS COMPANY
                                             (Registrant)

       Date: August 11, 1998                 /s/ Stanton J. Urquhart
             -----------------               -----------------------
                                             Stanton J. Urquhart
                                             Vice President and Controller

       The above officer of the registrant has signed this report as its duly authorized representative and as its chief accounting officer.

                       FORM OF PROXY CARD
                               OF
                     HONDO OIL & GAS COMPANY

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF HONDO OIL & GAS COMPANY.

     The undersigned hereby appoints John H. Hoey and S.J. Urquhart, or either one of them, proxies with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Hondo Oil & Gas Company (the "Company") held of record by the undersigned on November 18, 1998, at the Special Meeting of Stockholders of the Company to be held on December 23 1998, and any adjournments or postponements thereof as follows:

(1) Proposal to adopt the Agreement and Plan of Merger, dated as of October 12, 1998 among the Company, HOGC Acquisition
Corporation, ("Purchaser"), and Lonhro Plc., and to approve the related merger of Purchaser with and into the Company.

          [ ]    FOR       [ ]    AGAINST       [ ]    ABSTAIN

(2) In the discretion of the proxyholder, upon all matters presented at the Special Meeting but which were not known to the Board of Directors at a reasonable time before the solicitation of this proxy and upon such other business as may be properly come before the Special Meeting, including any adjournments or postponements thereof.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE
MANNER DIRECTED ABOVE.  IF NO DIRECTION IS MADE, IT WILL BE VOTED
FOR PROPOSAL (1) ABOVE.

The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement (with all Annexes thereto) dated November __, 1998. The undersigned ratifies all that the proxies or any of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

                                   DATED:  _____________, 1998



                                   ___________________________
                                        Signature

                                   ___________________________
                                   Signature if held jointly

                                   Please sign this proxy
                                   exactly as your name(s)
                                   appears above.  If the stock
                                   is registered in the names of
                                   two or more persons, each
                                   should sign.  Executors,
                                   administrators, trustees,
                                   guardians, attorneys and
                                   corporate officers should add
                                   their titles.

                                   IMPORTANT:  PLEASE MARK,
                                   DATE, SIGN AND RETURN THIS
                                   PROXY IN THE ENVELOPMENT
                                   PROVIDED.  NO POSTAGE IS
                                   REQUIRED IF MAILED IN THE
                                   UNITED STATES.